PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-141830

8,300,000 Shares of Common Stock
Conmed Healthcare Management, Inc.

This prospectus relates to the public offering of up to 8,300,000 shares of our common stock, par value $0.0001 per share, for sale by certain of our stockholders identified in this prospectus for their own accounts. Such stockholders are referred to throughout this prospectus as “selling stockholders” or individually as a “selling stockholder.” These shares include up to: (i) an aggregate of 6,000,000 shares of common stock; and (ii) an aggregate of 2,300,000 shares of common stock issuable upon the exercise of certain warrants. We will pay the expenses of registering these shares.

Our common stock is quoted on the NYSE Amex LLC (“NYSE Amex”) under the symbol “CONM”. On September 4, 2009 the closing sales price for the common stock on the NYSE Amex was $3.35 per share.

The selling stockholders who wish to sell their shares of our common stock may offer and sell such shares on a continuous or delayed basis in the future. These sales may be conducted in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling stockholders but we will receive up to $2,525,000 from the exercise of all their warrants, if such warrants are exercised for cash. Any such proceeds will be used for working capital and general corporate purposes. One should read this prospectus and any amendment or supplement hereto together with additional information described under the heading “Available Information”.

Our principal executive offices are located at 7250 Parkway Drive, Suite 400, Hanover, Maryland 21076. Our telephone number is (410) 567-5520.

An investment in our common stock being offered by this prospectus involves a high degree of risk. You should read the “Risk Factors” section beginning on page 3 before you decide to purchase any shares of our common stock.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 8, 2009

Prospective investors should not rely on any information not contained in this document. We have not authorized anyone to provide any other information. This document may only be used where it is legal to sell these securities.

You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus is based on information provided by us and other sources that we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our business and the terms of the offering, including the merits and risks involved.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports in this prospectus.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the risk factors section, the financial statements and the notes to the financial statements.

In this prospectus and any amendment or supplement hereto, unless otherwise indicated, the terms the “Company”, “we”, “us”, and “our” refer and relate to Conmed Healthcare Management, Inc., sometimes in conjunction with Conmed, Inc. The term “Conmed, Inc.” refers and relates to our wholly owned subsidiary, Conmed, Inc., a Maryland corporation. The term “Pace” refers and relates to our predecessor-in-interest, Pace Health Management Systems, Inc., an Iowa corporation. Except as otherwise noted, all share and per share data set forth in this prospectus gives effect to the 1 for 20 reverse split of our common stock effected on March 14, 2007.

The Company

The Company provides healthcare services to county detention centers across the United States. As a result of a Supreme Court decision in 1976, all individuals held against their will are required to be provided with community standard healthcare. Under this requirement, all counties are required to provide healthcare services for their inmates. We are a specialist in the provision of these services.

Corporate History

Prior to January 26, 2007, the Company, formerly known as Pace, was classified as a shell company, had no ongoing operations, minimal operating expenses and no employees.

On January 26, 2007, we acquired Conmed, Inc., a privately-owned provider of correctional healthcare services (the “Acquisition”). Conmed, Inc. was formed as a corporation on June 10, 1987 in the State of Maryland for the purpose of providing healthcare services exclusively to county detention centers located in Maryland. As Conmed, Inc. developed, it accepted more contracts for additional services including mental health, pharmacy and out-of-facility healthcare. In 2000, Conmed, Inc. served more than 50% of the county detention healthcare services market in Maryland. In 2003, Conmed, Inc. elected to seek contracts outside of Maryland. For the fiscal year ended December 31, 2008, Conmed, Inc. had net revenues primarily from medical services provided to correctional institutions of $40,550,414.

As a result of the Acquisition, Conmed, Inc. is a wholly-owned subsidiary of the Company and the business of Conmed, Inc. is now our primary business. On March 13, 2007, the Company changed its name to Conmed Healthcare Management, Inc. As of August 14, 2009, we were in contract with, and providing medical services in thirty-six counties in six states including: Arizona, Kansas, Maryland, Oregon, Oklahoma, Virginia and Washington.

Corporate Information

Our principal executive offices are located at 7250 Parkway Drive, Suite 400, Hanover, Maryland 21076. Our telephone number at such address is (410) 567-5520.

The Offering

Outstanding Common Stock	12,601,429

Common Stock Offered	Up to an aggregate of 6,000,000 shares of currently outstanding common stock and an aggregate of 2,300,000 shares of common stock issuable upon the exercise of certain warrants.

Proceeds
We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling stockholders but we will receive up to $2,525,000 from the exercise of all their warrants, if such warrants are exercised for cash. Certain of the warrants covered by this prospectus are subject to cashless exercise, in which case we will receive no proceeds from their exercise. None of the warrant holders have any obligation to exercise their warrants. Proceeds, if any, received from the exercise of warrants will be used for general corporate purposes.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors”.

NYSE Amex Symbol	CONM

Note on Forward-Looking Statements

The statements set forth under the captions “Prospectus Summary” and elsewhere in this prospectus, including under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and those incorporated by reference herein which are not historical constitute “Forward Looking Statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), including statements regarding the expectations, beliefs, intentions or strategies for the future of both the Company and Conmed, Inc. Such statements may involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from our future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "plan," "potential" or "project" or the negative of these words or other variations on these words or comparable terminology. We intend that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. Forward-looking statements are subject to many risks and uncertainties which could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements.

It is possible that the assumptions made by us for purposes of such forward-looking statements may not be valid and that the results may not materialize. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	Our agreements with clients generally may be terminated by the clients for any reason and on short notice;

•
Our revenue expectations may not be achieved due to cancelled contracts or failure to obtain new business, the demand for our services may decrease and the pricing of our services may become less favorable;

•	Our ability to maintain existing contracts and acquire additional contracts may be limited if we are unable to obtain required bonds in certain counties for which we provide our services;

•	Slowdown of overall economic conditions;

•	A reduction in government tax receipts, which may result in lower demand for our services;

•	A county government may file for bankruptcy or not be able to collect adequate receipts in order to pay its financial obligations;

•	We may not be able to grow our market share or increase revenue;

•	We may not be able to expand our services offerings and current lines of business such as the repricing of healthcare claims for county detention center inmates;

•	Costs for healthcare may exceed the budgeted amounts, causing operational losses;

•	Loss of key personnel could adversely impact the business;

•	Our inability to recruit physicians and nurses at competitive rates could adversely impact the business;

•	Our business practices may be found to constitute prohibited fee-splitting which may lead to penalties;

•	Negative publicity about us or our business could adversely affect our business;

•	We could suffer an adverse impact if our employees or contractors became unionized; and

•	We could experience certain catastrophic events and/or incur significant litigation.

We caution you not to place undue reliance on these forward-looking statements. Such forward-looking statements relate only to events as of the date on which the statements are made. Except to the extent required by applicable laws or rules, we do not undertake any obligation or duty to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make in future public statements and press releases.

RISK FACTORS

An investment in our securities is extremely risky. You should carefully consider the following risks, in addition to the other information presented in this prospectus before deciding to buy or exercise our securities. If any of the following risks actually materialize, our business and prospects could be seriously harmed, the price and value of our securities could decline and you could lose all or part of your investment .

Risks Related to Our Business

OUR ABILITY TO CONTINUE OR EXPAND OUR BUSINESS AND SECURE NEW CONTRACTS TO PROVIDE HEALTHCARE AND MEDICAL SERVICES TO CORRECTIONAL AND DETENTION FACILITIES DEPENDS ON MANY FACTORS OUTSIDE OUR CONTROL.   Our growth is generally dependent upon our ability to obtain new contracts to provide healthcare and medical services to inmates in county correctional and detention facilities.  This possible growth depends on a number of factors we cannot control, including crime rates and sentencing patterns in various jurisdictions and acceptance of privatization. The demand for our services could be adversely affected by the relaxation of enforcement efforts, leniency in conviction and sentencing practices or through the decriminalization of certain activities currently proscribed by our criminal laws. For instance, any changes with respect to drugs and controlled substances or illegal immigration could affect the number of persons arrested, convicted and sentenced, thereby potentially reducing demand for correctional facilities to house them, and thus, reduce the number of inmates receiving medical services. Legislation has been proposed in numerous jurisdictions that could lower minimum sentences for some non-violent crimes and make more inmates eligible for early release based on good behavior. Also, sentencing alternatives under consideration could put some offenders on probation with electronic monitoring who would otherwise be incarcerated. Similarly, reductions in crime rates could lead to reductions in arrests, convictions and sentences requiring incarceration at correctional facilities.

WE PROVIDE CONTRACTED BUSINESS SERVICES. IN ANY CONTRACT BUSINESS, IT IS POSSIBLE A CONTRACT WILL BE TERMINATED, DEFAULTED UPON OR NOT RENEWED. Our top seven medical service contracts with county detention centers generated approximately sixty-two percent (62%) of our total revenues for the year ended December 31, 2008. These same clients generated approximately fifty-two percent (52%) of our gross profit. If a contracted detention facility, particularly one of our primary detention facilities, terminates its contract, which generally may be effective between thirty (30) and ninety (90) days prior to the termination date, our business and financial performance may be seriously harmed.

MOST OF OUR CONTRACTS ARE FOR SHORT-TERMS, AND THE RENEWAL OR EXTENSION OPTIONS MAY NOT BE EXERCISED BY THE GOVERNMENTAL AGENCY.   Our detention center medical services contracts are typically short-term, ranging from one to three years, with renewal or extension options in favor of the contracting governmental agency. Including extension options, we have several medical service contracts subject to renewal in the next twelve months, which accounted for approximately twenty-five percent (25%) of revenue and twenty-six percent (26%) of the gross profit, respectively, for the year ended December 31, 2008.  We cannot assure you that these or any other contracts will be renewed or that extension options will be exercised. Additionally, the contracting governmental agency typically may terminate a facility contract without cause by giving us adequate written notice. We customarily incur significant development and start-up costs in establishing our services within the new facilities, and the termination or non-renewal of a contract would require an immediate write-off of any unamortized costs associated with the contract, including unamortized costs for service contracts acquired and goodwill, and could have a material adverse effect upon our financial condition, results of operations and liquidity.

OUR CONTRACTS ARE SUBJECT TO GOVERNMENTAL FUNDING.   Our detention center medical services contracts are subject to either annual or bi-annual governmental appropriations. Failure by a governmental agency to receive such appropriations could result in termination of the contract by such agency or a reduction of the fee payable to us. In addition, even if funds are appropriated, delays in payments may occur which could have a material adverse effect on our financial condition, results of operations and liquidity.

OUR INABILITY TO OBTAIN REQUIRED PERFORMANCE AND/OR PAYMENT BONDS MAY LIMIT OUR ABILITY TO MAINTAIN EXISTING CONTRACTS AND ACQUIRE ADDITIONAL CONTRACTS.   In order to expand our business and obtain new facilities' contracts, as well as maintain certain existing contracts, we will need to be able to obtain bonds in certain counties for which we provide our services. In order to obtain such bonds, or renew existing bonds, we are required to fulfill certain financial requirements and standards. To the extent we are unable to fulfill the necessary financial requirements and standards, we may not be able to acquire new facilities' contracts and could lose our existing contracts, all of which could negatively impact our business operations and financial condition.

WE ARE UNCERTAIN AS TO OCCUPANCY LEVELS AT CERTAIN FACILITIES WE SERVICE. A small portion of our revenues are generated under detention center medical services contracts that specify an offset for populations under a specified number. Under such a per diem rate structure, a decrease in occupancy levels could cause a decrease in the facilities' needs for medical services, and therefore, could cause a decrease in revenue and profitability, and may have an adverse effect on our overall financial condition, results of operations and liquidity.

DISTURBANCES AT FACILITIES WE SERVICE WOULD IMPACT US NEGATIVELY.   An escape, riot, epidemic, catastrophic or other disturbance that seriously impacts the health of a large number of inmates at one of our facilities could have a material adverse effect on our financial condition, results of operations and liquidity. As a result of a disturbance, inmates may suffer multiple injuries for which the cost of care may have a temporary, but significant effect on profitability. Approximately eighty-eight percent (88%) of our healthcare services' revenues for the year ended December 31, 2008 are operated under caps which provide limits on the cost of exposure; however, multiple events with significant costs may exceed budget targets.

The remaining twelve percent (12%) of our correctional healthcare services' revenues from continuing operations contain no limits on our exposure for treatment costs related to catastrophic illnesses or injuries to inmates. Although we attempt to compensate for the increased financial risk when pricing contracts that do not contain catastrophic limits for facilities that have not had any catastrophic illnesses or injuries to inmates that exceeded its insurance coverage in the past, we cannot assure you that we will not experience a catastrophic illness or injury of a patient that exceeds its coverage in the future. The occurrence of severe individual cases outside of those catastrophic limits could render contracts unprofitable and could have a material adverse effect on our financial condition and results of operations.

WE MAY EXPERIENCE MALPRACTICE LITIGATION AND OTHER LIABILITY SUITS. Our medical services to correctional and detention facilities exposes us to potential third-party claims or litigation by inmates or other persons for adverse outcomes (medical malpractice), as well as suits related to infringement of their 8 th and 14 th amendment rights (deliberate indifference and civil rights). It is likely that as we grow, we will be exposed to additional healthcare liability issues. We currently maintain medical professional liability insurance to cover potential malpractice losses, in the amounts of $1,000,000 per incident and $5,000,000 in the aggregate, as well as $1,000,000 general liability coverage. Such insurance is expensive, subject to various coverage exclusions and deductibles and may not be obtainable in the future on terms acceptable to us, or at all. A successful claim against us in excess of our insurance coverage could materially harm our business.

WE MAY INCUR SIGNIFICANT START-UP AND OPERATING COSTS ON NEW CONTRACTS BEFORE RECEIVING RELATED REVENUES, WHICH MAY IMPACT OUR CASH FLOWS AND NOT BE RECOUPED.   When we are awarded a contract to provide medical services to a facility, we may incur significant start-up and operating expenses, including the cost of purchasing equipment and staffing the facility, before we receive any payments under the contract. These expenditures could result in a significant reduction in our cash reserves and may make it more difficult for us to meet other cash obligations. In addition, a contract may be terminated prior to its scheduled expiration and as a result, we may not recover these expenditures or realize any return on our investment.

WE UTILIZE THIRD PARTY ADMINISTRATORS (“TPA”) AND PROVIDER NETWORKS TO OBTAIN OUT-OF-FACILITY CARE IN VARIOUS MARKETS. SHOULD THOSE NETWORKS BECOME INACCESSIBLE, OUR COSTS FOR PROVIDING THOSE SERVICES WOULD RISE 13% TO 16%.   Our current profit margin is, in part, due to our ability to reduce out-of-facility costs that are defined by contracted networks. Our net costs are typically approximately 14% less than the stated charges for these services. It is important to note that healthcare providers for the general public utilize these same programs. It is unlikely the environment will change, causing the return of payments based on healthcare provider's charges without discounts. The trend over the past ten years has been one of deeper discounting against these charges. If the trend reversed or slowed, it would negatively impact our operating margins and could have a material adverse effect on us.

CHANGES IN STATE AND FEDERAL REGULATIONS COULD RESTRICT OUR ABILITY TO CONDUCT OUR BUSINESS. We are subject to extensive regulation by both the federal government and the states in which we conduct our business. There are numerous healthcare and other laws and regulations that we are required to comply with in the conduct of our business. These laws may be materially changed in the future or new or additional laws or regulations may be adopted with which we will be required to comply. The cost of compliance with current and future applicable laws, rules and regulations may be significant.

These state and federal laws and regulations that affect our business and operations include, but are not necessarily limited to:

•	healthcare fraud and abuse laws and regulations, which prohibit illegal referral and other payments;

•	Employee Retirement Income Security Act of 1974 and related regulations, which regulate many healthcare plans;

•	pharmacy laws and regulations;

•	privacy and confidentiality laws and regulations;

•	civil liberties protection laws and regulations;

•	state and national correctional healthcare auditing bodies;

•	various licensure laws, such as nursing and physician licensing bodies;

•	drug pricing legislation; and

•	Medicare and Medicaid reimbursement regulations.

We believe we are operating our business in substantial compliance with all existing legal requirements material to the operation of our business. There are, however, significant uncertainties regarding the application of many of these legal requirements to our business, and there cannot be any assurance that a regulatory agency charged with enforcement of any of these laws or regulations will not interpret them differently or, if there is an enforcement action, that our interpretation would prevail. In addition, there are numerous proposed healthcare laws and regulations at the federal and state levels, many of which could materially affect our ability to conduct business or adversely affect our results of operations.

WE ARE SUBJECT TO HIPAA, AND OUR FAILURE TO COMPLY COULD ADVERSELY AFFECT OUR BUSINESS. On August 21, 1996, Congress passed the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). This legislation required the Secretary of the Department of Health and Human Services to adopt national standards for electronic health transactions and the data elements used in such transactions. The Secretary has adopted safeguards to ensure the integrity and confidentiality of such health information. Violation of the standards is punishable by fines and, in the case of wrongful disclosure of individually identifiable health information, imprisonment. Failure to comply with HIPAA could have an adverse effect on our business.

OUR BUSINESS PRACTICES MAY BE FOUND TO CONSTITUTE ILLEGAL FEE-SPLITTING OR CORPORATE PRACTICE OF MEDICINE, WHICH MAY LEAD TO PENALTIES AND ADVERSELY AFFECT OUR BUSINESS . Many of the states in which we operate have laws that prohibit unlicensed persons or business entities, including corporations, from employing physicians or laws that prohibit certain direct or indirect payments or fee-splitting arrangements between physicians and unlicensed persons or business entities. Possible sanctions for violations of these restrictions include loss of a physician's license, civil and criminal penalties and rescission of business arrangements that may violate these restrictions. These statutes vary from state to state, are often vague, and seldom have been interpreted by the courts or regulatory agencies. We review, on an ongoing basis, the applicable laws in each state in which we operate and review our arrangements with our healthcare providers to ensure that these arrangements comply with all applicable laws. We have no assurance that governmental officials responsible for enforcing these laws will not assert that we, or transactions in which we are involved, are in violation of such laws, or that such laws ultimately will be interpreted by the courts in a manner consistent with our interpretations.

GOVERNMENT AGENCIES MAY INVESTIGATE AND AUDIT OUR CONTRACTS AND, IF ANY IMPROPRIETIES ARE FOUND, WE MAY BE REQUIRED TO REFUND REVENUES WE HAVE RECEIVED, REQUIRED TO FOREGO ANTICIPATED REVENUES, AND BE SUBJECT TO PENALTIES AND SANCTIONS. Certain government agencies have the authority to audit and investigate our contracts. As part of that process, government agencies may review our performance of the contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards. For contracts that actually or effectively provide for reimbursement of expenses, if an agency determines we have improperly allocated costs to a specific contract, we may not be reimbursed for those costs, and we could be required to refund the amount of any such costs that have been reimbursed. If a government audit asserts improper or illegal activities by us, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with certain government entities.

THERE ARE LARGE COMPETITORS IN THE HEALTHCARE INDUSTRY THAT COULD CHOOSE TO COMPETE AGAINST US, REDUCING OUR PROFIT MARGINS OR CAUSING US TO LOSE CUSTOMERS. Existing national correctional healthcare contract companies, local and regional contracting companies, hospitals and integrated health systems are our potential competitors. These companies include well-established companies which may have greater financial, marketing and technological resources than we do, such as Prison Health Services, Inc., Correctional Medical Services, Inc. and Wexford Health Sources, Inc. Increased price competition could result in the loss of customers or otherwise reduce our profit margins and have a material adverse effect on us.

THERE ARE BARRIERS TO ENTRY INTO THE CORRECTIONAL HEALTHCARE SERVICES MARKET WHICH COULD BE OVERCOME RESULTING IN GREATER COMPETITION. The barriers to entrance to compete for contracts are typically five years experience providing the same services and demonstrated financial stability. It would be possible for an investor to purchase an existing experienced company, add capital and quickly become competitive on a national scale.

WE ARE DEPENDENT ON GOVERNMENT APPROPRIATIONS. Our cash flow is subject to the receipt of sufficient funding of, and timely payment by, contracting governmental entities. If the appropriate governmental agency does not receive sufficient appropriations to cover its contractual obligations, it may terminate our contract or delay or reduce payment to us. Any delays in payment, or the termination of a contract, could have an adverse effect on our cash flow and financial condition. In addition, as a result of, among other things, recent economic developments, federal, state and local governments have encountered, and may encounter, unusual budgetary constraints. As a result, a number of state and local governments are under pressure to control additional spending or reduce current levels of spending. Accordingly, we may be requested in the future to reduce our existing per diem contract rates or forego prospective increases to those rates. In addition, it may become more difficult to renew our existing contracts on favorable terms or otherwise.

OUR INABILITY TO REACT EFFECTIVELY TO CHANGES IN THE HEALTHCARE INDUSTRY COULD ADVERSELY AFFECT OUR OPERATING RESULTS. In recent years, the healthcare industry has undergone significant change driven by various efforts to reduce costs, including potential national healthcare reform, trends toward managed care, cuts in Medicare reimbursements, and horizontal and vertical consolidation within the healthcare industry. Proposed changes to the U.S. healthcare system may increase governmental involvement in healthcare and ancillary health services, and otherwise change the way payers, networks and providers conduct business. Healthcare organizations may react to these proposals and the uncertainty surrounding them by reducing or delaying purchases of cost control mechanisms and related services that we provide. Other legislative or market-driven changes in the healthcare system that we cannot anticipate could also materially adversely affect our business. Our inability to react effectively to these and other changes in the healthcare industry could adversely affect our operating results and business. We cannot predict whether any healthcare reform efforts will be enacted and what effect any such reforms may have on us or our customers.

A PROLONGED ECONOMIC SLOWDOWN OR RECESSION COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.   The current economic slowdown may have a negative effect on our business and financial condition and could also result in inadequate payments under our healthcare services contracts. Unfavorable economic conditions also could increase our funding and working capital costs or limit our access to the capital markets, any of which would adversely affect our business, financial condition, operating results or cash flows.

NEGATIVE PUBLICITY ABOUT US OR OUR BUSINESS COULD ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND ABILITY TO OBTAIN FUTURE BUSINESS. Negative publicity regarding the provision of correctional healthcare services by for-profit companies could adversely affect our results of operations or business. Privatization of healthcare services for correctional facilities may encounter resistance from groups or constituencies that believe that healthcare services to correctional facilities should only be provided by governmental agencies. Negative publicity regarding the privatization of correctional healthcare services or specific alleged actions or inactions of us or other industry participants may result in increased regulation and legislative review of industry practices that further increase our costs of doing business and adversely affect its results of operations by:

•	adversely affecting our ability to market our services;

•	placing pressure on certain of our clients either to force such clients to change the way they do business with us or sever their relationship with us altogether;

•	increasing the regulatory burdens under which we operate;

•	increasing our exposure to litigation; or

•	requiring us to change our services.

Moreover, negative publicity relating to us in particular also may adversely affect our ability to renew or maintain existing contracts or to obtain new contracts, which could have a material adverse effect on our business.

THE CONTINUED SERVICES AND LEADERSHIP OF OUR SENIOR MANAGEMENT IS CRITICAL TO OUR ABILITY TO MAINTAIN GROWTH AND ANY LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS. The future of our business depends, to a significant degree, on the skills and efforts of our senior executives, in particular, Dr. Richard Turner, our Chairman and Chief Executive Officer and Howard Haft, MD, MMM, CPE, our Executive Vice President and Chief Medical Officer. If we lose the services of any of our senior executives, and especially if any of our executives join a competitor or form a competing company, it could result in a setback to our operating plan and our business and financial performance could be seriously harmed.

We have executed employment agreements with Dr. Haft and Dr. Turner, effective as of the closing of the Acquisition, which include, except for Dr. Turner's employment agreement, noncompetition clauses that expire three (3) years after termination of employment, or during the period that such employee is an owner of any of our issued and outstanding stock.

AS A PUBLIC COMPANY, WE INCUR SUBSTANTIAL ADDITIONAL COSTS AND MAY BE UNABLE TO OPERATE PROFITABLY.   As a publicly-traded company, our business is subject to significant additional costs. These costs include, among other things, additional legal and accounting costs incurred as a result of becoming a public company plus the additional compliance, reporting, corporate governance requirements and investor relations activities which this entails. Furthermore, the financial, administrative and managerial structures necessary to operate as a public company or the development of such structures require a significant amount of management's time and other resources including financial resources, which may hinder our ability to operate profitably.

OUR REVENUE MARGINS MAY DECREASE DUE TO FIXED REVENUE BASE.   Our existing contracts are primarily structured as fixed fee contracts. The costs of inmate healthcare may fluctuate from what we anticipated due to several variables, including increases in inmate population and increased inmate illness. Such additional costs may not be easily passed through under those contracts containing a fixed fee structure, and therefore, we may not always have sufficient revenue to cover such increased costs. As a result, our revenue margins may fall. If our revenue margins decrease more than 1 or 2 percentage points, our ability to perform under our contracts may be limited, which could negatively impact our business operations and financial performance.

WE MAY BE UNSUCCESSFUL IN THE HIRING AND RETENTION OF SKILLED PERSONNEL. The future growth of our business depends on successful hiring and retention of skilled personnel, and we may be unable to hire and retain the skilled personnel we need to succeed. Qualified personnel are in great demand throughout the healthcare industry, thus it is difficult to predict the availability of qualified personnel or the compensation levels required to hire and retain them. We face stiff competition for staffing, which may increase our labor costs and reduce profitability. We compete with other healthcare and service providers in recruiting qualified management and staff personnel for the day-to-day operations of our business, including nurses and other healthcare professionals. In some markets, the scarcity of nurses and other medical support personnel has become a significant operating issue to healthcare businesses. This scarcity may require us to enhance wages and benefits to recruit and retain qualified nurses and other healthcare professionals. Because a significant percentage of our existing contracts are structured as fixed fee contracts, we have a limited ability to pass along increased labor costs to existing customers. The failure to attract and retain sufficient skilled personnel at economically reasonable compensation levels may limit our ability to perform under our contracts, which could lead to the loss of existing contracts or our ability to gain new contracts, and may impair our ability to operate and expand our business, as well as harm our financial performance.

WE MAY EXPERIENCE UNBUDGETED INCREASES IN COSTS RELATED TO THE PROVISION OF HEALTHCARE. Currently, we predict the costs of healthcare based on prior experience and projected increases. The projections for future increases are based on historical trends and expected increases related to the development of new healthcare initiatives, treatments and disease states. For example, recent increases in the use of high cost psychiatric medications have triggered increases in the projected costs of those medications in the bid process. However, mid-cycle increases, such as those associated with the need to use a more expensive antibiotic for a drug resistant infection, or the development of a standard treatment for Hepatitis C, for example, would produce significant cost overruns in pharmacy budgeted expenses.

WE ARE SUBJECT TO NECESSARY INSURANCE COSTS. Workers' compensation, employee health, and medical professional and general liability insurance represent significant costs to us. Because we significantly self-insure for workers' compensation, employee health, medical professional and general liability risks, our insurance expense is dependent on claims experience, our ability to control our claims experience, and in the case of workers' compensation and employee health, rising healthcare costs in general. Further, additional terrorist attacks, such as those on September 11, 2001, and concerns over corporate governance and corporate accounting scandals, could make it more difficult and costly to obtain liability and other types of insurance. Unanticipated additional insurance costs could adversely impact our results of operations and cash flows, and the failure to obtain or maintain any necessary insurance coverage could have a material adverse effect on us.

WE FACE RISKS ASSOCIATED WITH ACQUISITIONS. We intend to grow through internal expansion and through selective acquisitions. We cannot assure you that we will be able to identify, acquire or profitably manage acquired operations or that operations acquired will be profitable or achieve levels of profitability that justify the related investment. Acquisitions involve a number of special risks, including possible adverse short-term effects on our operating results, diversion of management's attention from existing business, dependence on retaining, hiring and training key personnel, risks associated with unanticipated problems or legal liabilities, and amortization of acquired intangible assets, any of which could have a material adverse effect on our financial condition, results of operations and liquidity.

THE LIABILITY OF OUR OFFICERS AND DIRECTORS IS LIMITED. On March 13, 2007, we reincorporated as a Delaware corporation and we provide our officers and directors indemnification to the fullest extent allowed under the Delaware General Corporation Law. We also carry directors and officer's liability insurance. As a result of the foregoing, stockholders may be unable to recover damages against our officers and directors for actions taken by them which constitute negligence, gross negligence or a violation of their fiduciary duties and may otherwise discourage or deter our stockholders from suing our officers or directors even though such actions, if successful, might otherwise benefit us and our stockholders.

WE HAVE LIMITED EXPERIENCE ATTEMPTING TO COMPLY WITH PUBLIC COMPANY OBLIGATIONS, INCLUDING SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002.   As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC has adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports on Form 10-K. In addition, the registered certified public accounting firm auditing a public company's financial statements must attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting. The requirement for a report of management, as currently in effect, was included in Amendment No. 1 to our Annual Report on Form 10-K/A for our year ended December 31, 2008, filed with the Securities and Exchange Commission (the “SEC”) on July 14, 2009. The requirement for our auditor to attest on management assessment will apply for the fiscal year ending December 31, 2009. If we are unable to conclude that we have effective internal controls over financial reporting, or if our independent auditors are unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities.

CERTAIN STOCKHOLDERS CAN EXERT CONTROL OVER US AND MAY NOT MAKE DECISIONS THAT FURTHER THE BEST INTERESTS OF ALL STOCKHOLDERS. Our officers, directors and principal stockholders (greater than 5% stockholders) together own a majority of our issued and outstanding common stock. Consequently, these stockholders, if they act individually or together, may exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change of control of us and might affect the market price of our common stock, even when a change of control may be in the best interest of all stockholders. Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders, and accordingly, they could cause us to enter into transactions or agreements which we would not otherwise consider.

OUR ORGANIZATIONAL DOCUMENTS AND DELAWARE LAW MAKE IT HARDER FOR US TO BE ACQUIRED WITHOUT THE CONSENT AND COOPERATION OF OUR BOARD OF DIRECTORS AND MANAGEMENT.   Provisions of our organizational documents and Delaware law may deter or prevent a takeover attempt, including a takeover attempt in which the potential purchaser offers to pay a per share price greater than the current market price of our common stock. Under the terms of our certificate of incorporation, our Board of Directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of such shares. The ability to issue shares of preferred stock could tend to discourage takeover or acquisition proposals not supported by our current Board of Directors. In addition, we are subject to Section 203 of the Delaware General Corporation Law, which restricts business combinations with some stockholders once the stockholder acquires 15% or more of our common stock.

Risks Related to Our Securities

TRADING IN OUR COMMON STOCK HAS BEEN LIMITED, SO INVESTORS MAY NOT BE ABLE TO SELL AS MANY OF THEIR SHARES AS THEY WANT AT PREVAILING PRICES. As of July 15, 2009, shares of our common stock are traded on the NYSE Amex LLC (“NYSE Amex”). Prior to that date, shares of our common stock were traded on the OTC Bulletin Board.  Our stock has historically traded at a low daily trading volume.  If limited trading in our common stock continues, it may be difficult for investors to sell the securities acquired by them. Also, the sale of a large block of our common stock could depress the market price of our common stock to a greater degree than a company that typically has a higher volume of trading of its securities.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE HIGHLY VOLATILE, WHICH MAY LEAD TO LAWSUITS AGAINST US. Our common stock is currently traded on the NYSE Amex under the symbol “CONM”. In recent years, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many companies like ours.  Our common stock is thus subject to this volatility.  Sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock.  The trading price of our common stock could also be subject to wide fluctuations in response to quarter-to-quarter variations in our operating results, announcements of new contracts, cancellations of existing contracts or new acquisitions by us or our competitors, changes in financial estimates by securities analysts or other events or factors.  When the market price of a company's stock drops significantly, stockholders often institute securities class action lawsuits against that company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

AN ACTIVE AND VISIBLE TRADING MARKET FOR OUR COMMON STOCK MAY NOT DEVELOP. We cannot predict whether an active market for our common stock will develop in the future. In the absence of an active trading market:

•	investors may have difficulty buying and selling or obtaining market quotations;
•	market visibility for our common stock may be limited; and
•	a lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

The trading price of the common stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates, announcements of innovations by us or our competitors, general conditions in the industry in which we operate and other factors. These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

OUR COMMON STOCK IS SUBJECT TO, AND OUR ADDITIONAL FINANCING REQUIREMENTS COULD RESULT IN, DILUTION TO EXISTING STOCKHOLDERS. Our common stock is subject to dilution from shares reserved for issuance. Additional financings which we may require have and may in the future be obtained through one or more transactions which have diluted or will dilute (either economically or in percentage terms) the ownership interests of our stockholders. Further, we may not be able to secure such additional financing on terms acceptable to us, if at all. We have the authority to issue additional shares of common stock and preferred stock, as well as additional classes or series of ownership interests or debt obligations which may be convertible into any one or more classes or series of ownership interests. The issuance of additional warrants or options, and the exercise of such warrants or options, may also cause further dilution of the ownership interests of our stockholders.

IF OUR COMMON STOCK WERE DELISTED AND DETERMINED TO BE A “PENNY STOCK,” A BROKER-DEALER MAY FIND IT MORE DIFFICULT TO TRADE OUR COMMON STOCK AND AN INVESTOR MAY FIND IT MORE DIFFICULT TO ACQUIRE OR DISPOSE OF OUR COMMON STOCK IN THE SECONDARY MARKET. If our common stock were removed from listing with the NYSE Amex, it may be subject to the so-called “penny stock” rules. The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. As a result, subsequent to a delisting, our common stock may qualify as a “penny stock”, and be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of investors to sell our securities in the secondary market and the price at which such purchasers can sell any such securities.

Stockholders should be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Purchasers of penny stocks may have certain legal remedies available to them in the event the obligations of the broker-dealer from whom the penny stock was purchased violates or fails to comply with the above obligations or in the event that other state or federal securities laws are violated in connection with the purchase and sale of such securities. Such rights include the right to rescind the purchase of such securities and recover the purchase price paid for them. Application of these penny stock regulations to our common stock could adversely affect the market liquidity of the shares, which in turn may affect the ability of holders of our common stock to resell the stock.

ADDITIONAL AUTHORIZED SHARES OF OUR COMMON STOCK AVAILABLE FOR ISSUANCE MAY ADVERSELY AFFECT THE MARKET. We are authorized to issue 40,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of August 14, 2009, there are 12,601,429 shares of common stock and no shares of preferred stock issued and outstanding. However, the total number of shares of common stock issued and outstanding does not include shares reserved for issuance upon the exercise of outstanding options or warrants or shares reserved for issuance under our 2007 Stock Option Plan, as amended in May 2008 (the “2007 Plan”). In addition, under most circumstances, our Board of Directors has the right, without stockholder approval, to issue authorized but unissued and nonreserved shares of our common stock. If all of these shares were issued, it would dilute the existing stockholders and may depress the price of our common stock.

As of June 30, 2009, we have outstanding warrants to purchase an aggregate of 1,928,000 shares of common stock at an average exercise price of $1.32 and have reserved shares of our common stock for issuance in connection with the potential exercise thereof. During the six months ended June 30, 2009, 157,000 warrants were exercised resulting in the issuance of 143,890 shares of common stock.  In addition, the Board of Directors and our stockholders have approved the 2007 Plan which reserves up to 2,350,000 shares of our common stock for issuance under its terms and, as of June 30, 2009, we have outstanding 2,046,167 options to purchase common stock at an average exercise price of $2.20.

Our Board of Directors has the authority, without stockholder approval, to create and issue additional stock options, warrants and one or more series of preferred stock and to determine the voting, dividend and other rights of the holders of such preferred stock. Depending on the rights, preferences and privileges granted when the preferred stock is issued, it may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of and voting and other rights of the holders of our common stock. As indicated above, no shares of preferred stock are currently outstanding.

To the extent shares of our common stock or preferred stock are issued, or options or warrants are exercised, investors in our securities will experience further dilution and the presence of such derivative securities may make it more difficult to obtain any future financing. In addition, in the event any future financing should be in the form of, or be convertible into or exchangeable for, equity securities, upon the issuance of such equity securities, investors may experience additional dilution.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET. In addition, from time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended (the “Securities Act”), subject to certain limitations. In general, pursuant to Rule 144, after satisfying a six-month holding period: (i) an affiliated stockholder (or stockholders whose shares are aggregated) may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale and (ii) non-affiliated stockholders may sell without such limitations, provided we are current in our public reporting obligations. Rule 144 also permits the sale of securities by non-affiliates that have satisfied a one-year holding period without any limitation or restriction. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have a material adverse effect on the market price of our securities.

WE DO NOT INTEND TO PAY ANY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE. We currently intend to retain all future earnings, if any, to finance our current and proposed business activities and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We may also incur indebtedness in the future that may prohibit or effectively restrict the payment of cash dividends on our common stock. If we determine that we will pay dividends to the holders of our common stock, there is no assurance or guarantee that such dividends will be paid on a timely basis.

CAPITALIZATION

The following table describes our capitalization as of June 30, 2009. You should read the following table in conjunction with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus, as well as Amendment No. 1 to our Annual Report on Form 10-K/A filed with the SEC on July 14, 2009.

As of June 30, 2009
Total Current Liabilities	$4,959,975
Notes Payable Long-Term	35,000
Derivative financial instruments	4,817,102
Total Liabilities	9,812,077

Stockholders’ Equity
Common stock	1,260
Additional Paid In Capital	35,205,648
Retained Earnings (Deficit)	(24,618,049)
Total Stockholders’ Equity	10,588,859
Total Liabilities and Stockholders’ Equity	$20,400,936

OUR BUSINESS

Services Provided

County Correctional Healthcare Services
We provide the following array of healthcare services for inmates in county facilities under contract with the counties served. The contracts are primarily multiple year, fixed-cost contracts with annual escalations, caps on out-of-facility healthcare and catastrophic expenses that limit our maximum financial exposure, and contain adjustments on a per diem basis for changes in inmate population served.

Correctional healthcare services include a broad array of services that support the care of inmates detained in county detention centers. Correctional healthcare services include, but are not limited, to the following categories:

• General healthcare services	• Dialysis services
• Acute care services	• Durable medical equipment
• Surgical services	• Hospital services
• Laboratory services	• Mental health services
• IV therapy	• Pharmacy
• EKG's	• Physical and occupational therapy
• Diagnostic imaging/radiology	• Dental services

We either directly provide these services within the detention facilities or subcontract for the provision of these services within or outside the facility.  We make every effort to safely provide the medical services within the facilities due to security and cost considerations of out-of-facility services.

Contracting
Most of our contracts are awarded through a competitive bidding process in connection with responding to a Request for Proposals (“RFP”).   We have a model for predicting healthcare costs based on 25 years of accumulated experience, external data on healthcare costs, trending, and knowledge of current and future drivers of cost. This predictive model is the basis for the cost proposals we provide in competitive bids. The model addresses and aggregates costs related to staffing, on-site costs, out-of-facility costs, pharmacy, supplies, administrative costs, taxes, and contract fees. We have found that having predictive reliability of costs assures a higher probability of sustained profits.

Staffing
We provide staffing of healthcare professionals at each of our contracted facilities. The staffing patterns are typically defined within the RFP distributed by the counties soliciting proposals for inmate healthcare services. The level of staffing varies depending on the size of the facility, i.e., larger facilities typically require a larger staff. The ratio of staff members to inmates varies depending on the physical structure of the facilities and the specific scope of services required by the RFP. Generally, we engage existing staff at the facility to the greatest extent possible when entering into a new contract. The on-site staffing for any facility may include Registered Nurses, Licensed Practical Nurses, Certified Medication Technicians, Certified Nursing Assistants, nursing assistants, physicians, physician assistants, dentists, psychiatrists, psychologists, social workers, nurse practitioners, medical records' clerks, administrative and support staff.

Pharmacy
We provide medications for inmates within our contracted detention facilities. Medications are currently provided from two national pharmacy contractors, Diamond Pharmacy and Correct Rx, which specialize in the provision of pharmaceutical services to detention centers.  We have accumulated information regarding pharmacy expenses in our contracted facilities, which is useful in the cost proposal portions of our bids.

In-Facility Services
We provide comprehensive healthcare services from the time an inmate enters the facility until the time of such inmate's release from the facility. In some cases, we are responsible for the cost of providing healthcare services to an individual at the time of his or her arrest. The vast majority of healthcare services are provided on site by our clinical staff.  Our healthcare services begin at intake with a screening examination and triage. Such services are continued through the provision of daily sick calls. Typically inmates receive a comprehensive physical examination within 14 days of admission to the facility and a dental examination within 90 days of admission.. The initial and subsequent examinations include psychiatric screening evaluations to detect suicide potential and major psychiatric illness requiring special treatment.

The costs for services provided within the facility are generally regionally-based and fairly predictable. The highest costs relate to providing medical and administrative support staff, professional liability insurance, laboratory fees, on-site x-rays plus medical and office supplies.

Out-of-Facility Services
Inmates requiring services outside the facility fall into two broad categories: (i) emergencies and (ii) circumstances that require services beyond the capability of those that can be provided in the facility. Out-of-facility services include hospitalizations, emergency room visits and visits for specialty and sub-specialty care plus other ancillary medical services, Most of our out-of-facility services are provided through the use of a local or regional contracted network of professional medical providers using third party administrators (“TPA ” ). In addition, utilization management and utilization review services are employed to assist with case management and assure that care is provided within generally accepted community standards.

1.            Case management and utilization reviews - To assure the most cost effective and medically appropriate length of stays, we often utilize the services of a contracted professional utilization management and utilization review (“UM/UR”) organization. When an inmate is hospitalized, the UM/UR organization maintains daily contact with the provider and the Medical Director for the site to assure appropriate care is rendered.

2.            TPA - We contract with TPAs serving most of the facilities in which we provide healthcare services. The TPAs provide a network of physicians, hospitals and ancillary services that are paid based on contracted fee schedules. These fee schedules typically include discounts that average approximately 14% over the submitted charges. The TPA is compensated based on a percent of our savings for the repriced claims.

Dental Services
We provide on-site dental services for many of the facilities we service. Such facilities maintain dental suites with equipment for conducting dental procedures and x-rays depending on the RFP requirements.

Additional Services
Value-added services that we provide to our clients include the following:

•
Healthcare services consultations - On request from the facility administration, we will provide consultations on healthcare issues such as Tuberculosis, Avian Flu, AIDS, Hepatitis, Methadone, reentry programs and many other topics pertinent to correctional healthcare patients. These consultations typically relate to policy issues affecting multiple facilities. In many cases, we have provided expert testimony to state legislative bodies and agencies.

•
Audit compliance programs - We provide an audit compliance program as part of our core responsibility to all sites. We have experts in all state and national audit processes on staff. These individuals provide guidance to the sites to assure 100% audit compliance. Additionally, a comprehensive continuous quality improvement program is employed to monitor all healthcare activities to ensure delivery of high quality healthcare services for correctional facilities we serve.

•
OSHA compliance programs - Regulation 1910.1030 of the U.S. Department of Labor, Occupational Safety & Health Administration ("OSHA"), provides guidelines and universal precautions that shall be observed to prevent contact with blood or other potentially infectious materials. Such regulations are applicable to all occupational exposure to blood or other potentially infectious materials.  We comply with OSHA and provide to our staff members, among other things, appropriate personal protective equipment such as gloves, gowns, laboratory coats, face shields or masks and eye protection, as well as mouthpieces, resuscitation bags, pocket masks, or other ventilation devices. The purpose of such protective equipment is to prevent blood or other potentially infectious materials to pass through to or reach our employee's clothing, undergarments, skin, eyes, mouth, etc.  Other procedures we implement in accordance with OSHA include, but are not limited to, ensuring a clean and sanitary worksite and procedures for discarding contaminated waste.

•
Risk management - We promote risk management through a process that includes daily monitoring of significant healthcare events, as well as weekly and monthly review of trends and subsequent measured actions. Through attention to detail in the provision and documentation of healthcare, adherence to standards of care and monitoring of events, we are able to substantially reduce the risk of poor outcomes and/or litigation.

•
Sick call services for facility staff - We provide limited sick call services to detention center staff for acute problems. This often allows the staff to continue at work rather than taking a sick day for a doctor's visit. This value-added service is appreciated by the facility staff and administration.

•
Emergency services for staff and visitors - We believe it is imperative that our medical staff be well trained and equipped to handle emergencies. Thus, we ensure that our medical staff is familiar with the correctional facility and is equipped to deliver prompt emergency care anywhere in the facility. Specific equipment is maintained and restocked when necessary, within each facility in the event of an emergency, including an emergency kit capable of maintaining basic life support.

Sales and Marketing

Our sales and marketing efforts for correctional healthcare services are based on the following:

1.
Market Opportunities - We have designated Florida, Georgia, Kansas, Iowa, North Carolina, Oklahoma, Oregon, Pennsylvania, South Carolina, Texas, Virginia and Washington as our primary targets. We are focused on opportunities with the following types of facilities:

a.	Facilities of 500 inmates or more that are currently not served by a correctional healthcare contractor;

b.	Facilities of 500 inmates or more that are served by a local hospital or healthcare provider;

c.	Facilities of 500 inmates or more where a competitor's services are not meeting the facility's expectations; and

d.	Facilities of 500 inmates or more that are served by a competitor that has shifted its focus from the county detention center market to prisons.

2.
Word of Mouth – We have a contact network through our existing contracts and through strategic relationships with national pharmacy contractors. This network has provided early indications of counties considering outsourcing healthcare services, changing their current contractors or seeking proposals for other reasons.

3.	Online procurement services – We have a contract with an on-line government contracting research service to establish early determinations of county intentions to seek proposals.

4.
Trade meetings – Our staff attends annual regional and national trade meetings. These meetings serve as an opportunity to meet and greet new potential clients. Our trade show booth attracts attention with a variety of marketing tools and techniques. We often sponsor special events and awards at these meetings.

5.	Cold calls – We use, to a limited extent, cold calls, typically only in cases where some collateral indication of a probability of interest exists.

6.	Advertising in trade journals.

7.	Public speaking engagements for special topics on request.

8.	Website promotion of our capabilities and experience.

We currently utilize our CEO, Chief Medical Officer and Vice President of Strategic Development, as well as a network of regional consultants to implement our marketing strategy.

Acquisitions

We are also pursuing a policy of selective acquisitions to enhance our growth in strategic areas and have established a pipeline of potential acquisition candidates. In 2008, we acquired Emergency Medicine Documentation Consultants, P.C. (“EMDC”), a provider of medical services in northwest Oregon and Correctional Mental Health Services, LLC (“CMHS”) a provider of mental health services in Maryland.

Competition

We are aware of four major sources of competition:

1.            National contracting companies that serve both the county and state prison systems . While we are aware of several national companies that provide healthcare services to county detention centers, it appears this is not their main focus. These companies, including Prison Health Services, Inc., Correctional Medical Services, Inc., Correct Care Solutions Inc., Wexford Health Sources, Inc., Naphcare, Inc. and Armor Correctional Health Services, are primarily in the business of providing services to state prisons.

2.            Local or regional companies focused on county detention centers . There are a few companies that provide healthcare services to county detention centers within confined regions, such as California Forensic Medical Group Inc. in California; Correct Care Solutions, LLC in Tennessee; CorrectHealth, LLC in Georgia: Correctional Healthcare Management, Inc. in Colorado; and Primecare Medical, Inc. in Pennsylvania. These companies are privately held and can be characterized as small to medium size businesses when compared to the major national prison healthcare companies. There are several small local groups in markets which we are developing at this time.

3.            Local hospitals .. We have seen several incidences of local hospital systems providing healthcare services to the county detention centers. Such incidences arose out of the absence of other interested providers. The hospital costs for these counties are often extremely high and counties seeking cost savings may seek the services of a professional medical service contractor other than the local hospital.

4.            Local physicians. In some cases, our competitor is a local solo physician or group of physicians. Such contractors typically provide only the on-site sick call services and may have limited expertise in the provision of full service correctional healthcare. Such physicians are often unable to obtain cost effective and appropriate liability insurance that will cover both their primary work, as well as their correctional healthcare services.

  Intellectual Property

We have not registered any trademarks, patents, or any other intellectual property.

Government Regulation

The industries in which we operate are subject to extensive federal, state and local regulations and/or orders of judicial authorities, including healthcare, pharmaceutical and safety regulations and judicial orders, decrees and judgments. Some of the regulations and orders are unique to the Company's industries, and the combination of regulations and orders it faces is unique. Generally, prospective providers of healthcare and pharmaceutical services to correctional facilities must be able to detail their readiness to, and must comply with, a variety of applicable state and local regulations and state and national standards. Our contracts typically include reporting requirements, supervision and on-site monitoring by representatives of the contracting governmental agencies.   In addition, the doctors, nurses, pharmacists and other healthcare professionals who provide healthcare services on our behalf are, in all cases, required to obtain and maintain professional licenses and are subject to state regulation regarding professional standards of conduct. Our services are also subject to operational and financial audits by the governmental agencies with which we have contracts and by the courts of competent jurisdiction. Additionally, services provided to health benefit plans in certain cases, are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). We may not always successfully comply with these regulations and failure to comply can result in material penalties, non-renewal or termination of contracts with correctional facilities or prohibition from proposing for new business in certain jurisdictions.

Health Insurance Portability and Accountability Act of 1996. The Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) require the use of uniform electronic data transmission standards for healthcare claims and payment transactions submitted or received electronically. These provisions are intended to encourage electronic commerce in the healthcare industry. HIPAA also includes regulations on standards to protect the security and privacy of health-related information. The privacy regulations extensively regulate the use and disclosure of individually identifiable health-related information, whether communicated electronically, on paper or orally.

Corporate Practice of Medicine/Fee Splitting . Many of the states in which we operate have laws that prohibit unlicensed persons or business entities, including corporations, from employing physicians or laws that prohibit certain direct or indirect payments or fee-splitting arrangements between physicians and unlicensed persons or business entities. Possible sanctions for violations of these restrictions include loss of a physician's license, civil and criminal penalties and rescission of business arrangements that may violate these restrictions. These statutes vary from state to state, are often vague, and seldom have been interpreted by the courts or regulatory agencies. We review, on an ongoing basis, the applicable laws in each state in which we operate and review our arrangements with our healthcare providers to ensure that these arrangements comply with all applicable laws. We have no assurance that governmental officials responsible for enforcing these laws will not assert that we, or transactions in which we are involved, are in violation of such laws, or that such laws ultimately will be interpreted by the courts in a manner consistent with our interpretations.

Regulation of Bid Process and Contracting. Contracts with governmental agencies are obtained primarily through a competitive proposal/bidding process, which is governed by applicable state and local statutes and ordinances. Although practices vary, typically a formal RFP is issued by the governmental agency, stating the scope of work to be performed, length of contract, performance bonding requirements, minimum qualifications of bidders, selection criteria and the format to be followed in the bid or proposal. Usually, a committee appointed by the governmental agency reviews proposals and makes an award determination. The committee may award the contract to a particular bidder or decide not to award the contract. The committees consider a number of factors, including the technical quality of the proposal, the offered price and the reputation of the bidder for providing quality care. The award of a contract may be subject to formal or informal protest by unsuccessful bidders through a governmental appeals process. If the committee does not award a contract, the correctional agency may, among various options, continue to provide healthcare services to its inmates with its own personnel or the existing provider.

Certain RFPs and contracts require the bidder to post a bid bond or performance bond. Performance bonding requirements may cover one year or up to the length of the contract. Since September 11, 2001, the surety market has sharply contracted and the cost of surety bonds has substantially increased. In order to avoid the additional costs that performance bonds add to the contracts, increasingly clients are reducing or eliminating the need for performance bonds.

Our contracts with governmental agencies often require us to comply with numerous additional requirements regarding recordkeeping and accounting, non-discrimination in the hiring of personnel, safety, safeguarding confidential information, management qualifications, professional licensing requirements, emergency healthcare needs of corrections employees and other matters. If a violation of the terms of an applicable contractual or statutory provision occurs, a contractor may be disbarred or suspended from obtaining future contracts for specified periods of time in the applicable location. We have never been disbarred or suspended from seeking procurements in any jurisdiction.

U.S. Department of Labor, Occupational Safety and Health Administration (“OSHA”).   OSHA Standard 29 CFR 1910 requirements include, but are not limited to, protections against exposure to blood borne and airborne pathogens (tuberculosis), needle stick prevention, fire safety, hazard communications, respiratory protection, and hazardous waste operations. The federal OSHA standards have been adopted by state regulatory agencies to conduct routine environmental inspections.

National Fire Protection Association (“NFPA”). Environmental fire safety is promulgated by the NFPA 101: Life Safety Code derived from the American Standards Institute. Enforcement of NFPA regulation is accomplished by annual inspections conducted by the state.

Major Contracts

Substantially all of our operating revenue is derived from contracts with county governmental entities. Our top three clients generated approximately thirty-five percent (35%) of our total revenues for the twelve months ended December 31, 2008. Summaries of our largest contracts follow below.

Baltimore County Detention Center Contract.   We entered into a Services Agreement with the Board of County Commissioners of Baltimore County, Maryland (“BCDC”), on March 29, 2007, for a period of approximately two (2) years and six (6) months, and BCDC, at its option, may extend the agreement annually for two (2) additional three-year terms upon written notice. BCDC pays us a base monthly fee, which may be adjusted for changes in inmate population levels. Under the agreement, we are subject to mandatory staffing requirements. The agreement also contains provisions that allow the BCDC to assess penalties if certain staffing criteria are not maintained and certain liquidated damages in the event certain performance standards are not met. We also provide, at our own expense, a performance bond for one hundred percent (100%) of the annual amount of the awarded contract, as well as a payment bond for approximately twenty-five percent (25%) of the annual amount of the awarded contract. BCDC may terminate the agreement upon ninety (90) days written notice without cause and may immediately terminate the agreement for a material breach of the agreement subject to certain cure provisions.

Pima County Detention Center Contract.   We entered into a Correctional Health Services Agreement with Pima County, Arizona on August 7, 2008, to provide medical services to the inmates at the Pima County Adult Detention Center (“PCDC”) for an initial term of twenty-three (23) months retroactive to August 1, 2008.  Under the terms of the contract, we provide an inmate medical services platform that includes: staffing of physicians, mid-level providers, nurses and clerical personnel; as well as dental services, mental and behavioral health screening and management services, and ancillary services, such as laboratory and pharmacy services. In addition, we manage offsite specialist and hospital services. The PCDC pays us a base monthly fee, which may be adjusted for changes in inmate population. Under the agreement, we are subject to mandatory staffing requirements. The agreement also contains provisions that allow the PCDC to assess penalties if certain staffing criteria are not maintained and impose certain liquidated damages in the event certain performance standards are not met. We also provide, at our own expense, a performance bond for $500,000. The contract may be terminated by Pima County at any time and without cause by providing ninety (90) days advance written notice.

Sedgwick County Detention Center Contract.   We entered into a Services Agreement with the Board of County Commissioners of Sedgwick County, Kansas (“Sedgwick County”), on January 31, 2005, for a period of two (2) years. On June 1, 2007, the agreement was amended to extend the basic term through December 31, 2009, and Sedgwick County may, at its option, extend the agreement annually for two (2) additional one-year terms upon written notice. In addition, the amendment waives the previous requirement for a performance bond, increases the medical staffing, raises the base monthly fee, and provides for a cost of living increase in 2009. Sedgwick County pays us a base monthly fee, which may be adjusted for changes in inmate population levels. Under the agreement, we are subject to mandatory staffing requirements. The agreement also contains a provision that allows Sedgwick County to assess penalties if certain staffing criteria are not maintained. Sedgwick County may terminate the agreement upon thirty (30) days written notice without cause. Either party may immediately terminate the agreement for a material breach of the agreement subject to certain cure provisions.

Employees

As of August 14, 2009, we had approximately 462 full-time and 45 part-time employees and 321 per diem employees, and 61 position contractors. We provide all full-time employees with a comprehensive benefits package including medical insurance, education stipend, dental insurance, 401(k) and paid vacation. We believe that our relations with our employees are good. None of our employees belong to a union.

Property

As of August 14, 2009, we had leases for the following office facilities:

Hanover, Maryland. In December 2007, we entered into a five (5) year office lease agreement for approximately 6,668 square feet of office space to house our executive and administrative offices at an annual rent of $131,693 beginning February 2008  and subject to incremental annual increases up to $148,222 in the final year of the lease, which expires on February 28, 2013, subject to a five-year renewal option.

La Plata, Maryland. In November, 2004, we entered into an office lease agreement for approximately 2,424 square feet of office space at an annual rent of $29,088 for 2004 and subject to incremental annual increases up to $32,738 in the final year of the lease, which expires on November 30, 2009, subject to a 5-year renewal option.

Newberg, Oregon. In November, 2008, we entered into a sixteen (16) month office lease agreement for office space at an annual rent of $14,400 per year, subject to a one year renewal option.

We believe all of our facilities are well-maintained and in good operating condition and have adequate capacity to meet our current business needs.

Legal Proceedings

Although we are a party to various claims and legal actions arising in the ordinary course of business, we believe, on the basis of information presently available to us, that the ultimate disposition of these matters will not likely have a material adverse effect on our consolidated financial position or results of operations.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling stockholders but we will receive up to $2,525,000 from the exercise of all their warrants, if such warrants are exercised for cash. Certain of the warrants covered by this prospectus are subject to cashless exercise, in which case we will receive no proceeds from their exercise. None of the warrant holders have any obligation to exercise their warrants. Proceeds, if any, received from the exercise of warrants will be used for general corporate purposes.

Since the proceeds of exercise of the warrants will be paid to us, our net tangible book value will be increased by the sale of shares underlying the warrants covered by this prospectus.

SELLING STOCKHOLDERS

Up to an aggregate of 8,300,000 shares of common stock may be offered under this prospectus. This amount includes up to 6,000,000 shares of common stock and up to 2,300,000 shares of common stock issuable upon the exercise of warrants.

The following table sets forth as of August 14, 2009 each stockholder who is offering his shares of our common stock for sale under this prospectus, any position, office or other material relationship which such selling stockholder has had with us within the past three years, the amount of shares owned by such stockholder prior to this offering, the amount to be offered for such stockholder’s account, the amount to be owned by such stockholders following completion of the offering and (if one percent or more) the percentage of the class to be owned by such stockholder after the offering is complete. The prior-to-offering figures are as of August 14, 2009. All share numbers are based on information that these stockholders supplied to us or that is otherwise known to us. This table assumes that each stockholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Stockholders are not required to sell their shares. Beneficial ownership is determined in accordance with SEC rules and regulations and includes voting or investment power with respect to the securities.

All proceeds of this offering will be received by the selling stockholder for its own account. We may receive proceeds in connection with the exercise of the warrants, the underlying shares associated with which may, in turn, be sold by the selling stockholder. As used in this prospectus, the term “selling stockholder” includes the selling stockholder and its transferees, assignees, pledgees, donees or other successors.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholder. After the date of effectiveness of the registration statement of which this prospectus is a part, the selling stockholder may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of its common stock. Information about the selling stockholder may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

The percentage interest of each selling stockholder is based on the beneficial ownership of such selling stockholder divided by the sum of the current outstanding shares of common stock plus the additional shares, if any, which would be issued to such selling stockholder (but not any other selling stockholder) when exercising warrants or other rights in the future.

Name	Position, Office or Other Material Relationship	Number of Shares of common stock Beneficially Owned		Number of Shares to be Offered for the Account of the Selling Stockholder		Number of Shares to be Beneficially Owned after this Offering	Percentage to be Beneficially Owned after this Offering

Core Fund, L.P.	None	133,333	(1)	133,333	(1)	—	—
Vision Opportunity Master Fund, Ltd.	None	30,667	(2)	30,667	(2)	—	—
The Pinnacle Fund, LP.	None	352,000	(3)	352,000	(3)	—	—
Egatniv, LLC	None	26,029	(4)	26,029	(4)	—	—
Maurice Gauchot	None	16,000	(5)	16,000	(5)	—	—
Heller Capital Investments	None	400,000	(6)	400,000	(6)	—	—
Flat Universe, LLC	None	26,667	(7)	26,667	(7)	—	—
Robert J. Tursi	None	26,262	(8)	26,262	(8)	—	—
Clancy G. Sullivan	None	53,333	(9)	53,333	(9)	—	—
William & Sharon Mitchell, JTWROS	None	26,667	(10)	26,667	(10)	—	—
Robert A. Melnick	None	26,667	(11)	26,667	(11)	—	—
Diamond Opportunity Fund, LLC	None	211,881	(12)	211,881	(12)	—	—
White Sand Investor Group, L.P.	None	213,333	(13)	213,333	(13)	—	—
Peter Unanue	None	53,333	(14)	53,333	(14)	—	—
Millenium Partners, L.P.	None	266,667	(15)	266,667	(15)	—	—
LB I Group Inc.	None	2,666,667	(16)	2,666,667	(16)	—	—
Sand Brothers Venture Capital LLC	None	53,333	(17)	53,333	(17)	—	—
Sands Brothers Venture Capital II LLC	None	53,333	(18)	53,333	(18)	—	—
Sands Brothers Venture Capital III LLC	None	240,000	(19)	240,000	(19)	—	—
Sands Brothers Venture Capital IV LLC	None	133,333	(20)	133,333	(20)	—	—
2116 Partners	None	26,667	(21)	26,667	(21)	—	—
Katie and Adam Bridge Partners LP	None	26,667	(22)	26,667	(22)	—	—
Miracle Growth LLC	None	53,333	(23)	53,333	(23)	—	—
David J. Rosenfeld	None	13,333	(24)	13,333	(24)	—	—
Grossman Family Trust	None	40,000	(25)	40,000	(25)	—	—
Myron F. Steves, Jr.	None	53,333	(26)	53,333	(26)	—	—
Maxim Group LLC	(27)	279,000	(27)	279,000	(27)	—	—
Warrant Strategies Fund, LLC	None	166,667	(28)	166,667	(28)	—	—
Edward F. Heil	None	8,430	(29)	8,430	(29)	—	—
James H. Desnick	None	1,118,300	(30)	91,570	(30)	1,209,870	9.6%
Laidlaw & Company	None	1,050	(29)	1,050	(31)	—	—
Buff Trust	None	4,725	(29)	4,725	(31)	—	—
Garnet Trust	None	4,725	(29)	4,725	(31)	—	—
Hugh Regan	None	5,250	(29)	5,250	(31)	—	—
Jonathan Lawrence	None	5,250	(29)	5,250	(31)	—	—

1.
Represents 125,000 shares of common stock and 8,333 shares of common stock issuable upon exercise of warrants at $2.50 per share. David N. Baker exercises voting and dispositive power with respect to the shares offered hereby

2.	Represents 30,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. Adam Benowitz exercises voting and dispositive power with respect to the shares offered hereby.

3.	Represents 352,000 shares of common stock. Barry M. Kitt exercises voting and dispositive power with respect to the shares offered hereby.

4.
Represents 24,362 shares of common stock and 1,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. Seth Farbman exercises voting and dispositive power with respect to the shares offered hereby.

5.
Represents 12,000 shares of common stock, 3,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 1,000 shares of common stock issuable upon exercise of warrants at $2.50 per share.

6.
Represents 375,000 shares of common stock and 25,000 shares of common stock issuable upon exercise of warrants at $2.50 per share. Ronald I. Heller exercises voting and dispositive power with respect to the shares offered hereby.

7.
Represents 25,000 shares of common stock and 1,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. David N. Baker exercises voting and dispositive power with respect to the shares offered hereby.

8.	Represents 24,595 shares of common stock and 1,667 shares of common stock issuable upon exercise of warrants at $2.50 per share.

9.	Represents 50,000 shares of common stock and 3,333 shares of common stock issuable upon exercise of warrants at $2.50 per share.

10.
Represents 25,000 shares of common stock and 1,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. Both William and Sharon Mitchell exercise voting and dispositive power with respect to the shares offered hereby.

11.	Represents 25,000 shares of common stock and 1,667 shares of common stock issuable upon exercise of warrants at $2.50 per share.

12.
Represents 198,548 shares of common stock and 13,333 shares of common stock issuable upon exercise of warrants at $2.50 per share. David Hokin, Robert Rubin and Richard Marks exercise voting and dispositive power with respect to the shares offered hereby. Messrs. Hokin, Rubin and Marks disclaim beneficial ownership of these securities.

13.
Represents 160,000 shares of common stock, 40,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 13,333 shares of common stock issuable upon exercise of warrants at $2.50 per share. Owen Donnelley, Elliott Donnelley and Marshall Donnelley exercise voting and dispositive power with respect to the shares offered hereby.

14.	Represents 50,000 shares of common stock and 3,333 shares of common stock issuable upon exercise of warrants at $2.50 per share.

15.
Represents 200,000 shares of common stock, 50,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 16,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. Millennium Management, L.L.C., a Delaware limited liability company, is the general partner of Millennium Partners, L.P., a Cayman Islands exempted limited partnership, and consequently may be deemed to have voting control and investment discretion over securities owned by Millennium Partners, L.P. Israel A. Englander is the managing member of Millennium Management, L.L.C. As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management, L.L.C. The foregoing should not be constructed in and of itself as an admission by either of Millennium Management L.L.C. or Mr. Englander as to beneficial ownership of the shares of the Company’s common stock owned by Millennium Partners, L.P.

16.
Represents 2,000,000 shares of common stock, 500,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 166,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. The terms of the warrants issued to the selling stockholder, whose underlying shares of common stock are included for resale under this prospectus, provide that the selling stockholder is not entitled to receive shares upon exercise of the warrants if such receipt would cause the selling stockholder to be deemed to beneficially own in excess of 9.9% of the outstanding shares of our common stock on the date of issuance of such shares. Jeffrey Ferrell exercises voting and dispositive power with respect to the shares offered hereby.

17.
Represents 40,000 shares of common stock, 10,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 3,333 shares of common stock issuable upon exercise of warrants at $2.50 per share. Scott Baily exercises voting and dispositive power with respect to the shares offered hereby.

18.
Represents 40,000 shares of common stock, 10,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 3,333 shares of common stock issuable upon exercise of warrants at $2.50 per share. Scott Baily exercises voting and dispositive power with respect to the shares offered hereby.

19.
Represents 180,000 shares of common stock, 45,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 15,000 shares of common stock issuable upon exercise of warrants at $2.50 per share. Scott Baily exercises voting and dispositive power with respect to the shares offered hereby.

20.
Represents 100,000 shares of common stock, 25,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 8,333 shares of common stock issuable upon exercise of warrants at $2.50 per share. Scott Baily exercises voting and dispositive power with respect to the shares offered hereby.

21.
Represents 20,000 shares of common stock, 5,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 1,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. Helen Gavin exercises voting and dispositive power with respect to the shares offered hereby.

22.
Represents 20,000 shares of common stock, 5,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 1,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. Scott Baily exercises voting and dispositive power with respect to the shares offered hereby.

23.
Represents 40,000 shares of common stock, 10,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 3,333 shares of common stock issuable upon exercise of warrants at $2.50 per share. Deirdre Henderson exercises voting and dispositive power with respect to the shares offered hereby.

24.
Represents 10,000 shares of common stock, 2,500 shares of common stock issuable upon exercise of warrants at $0.30 per share and 833 shares of common stock issuable upon exercise of warrants at $2.50 per share.

25.
Represents 30,000 shares of common stock, 7,500 shares of common stock issuable upon exercise of warrants at $0.30 per share and 2,500 shares of common stock issuable upon exercise of warrants at $2.50 per share. Raphael Grossman exercises voting and dispositive power with respect to the shares offered hereby.

26.
Represents 40,000 shares of common stock, 10,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 3,333 shares of common stock issuable upon exercise of warrants at $2.50 per share.

27.
The number of shares beneficially owned represents shares of common stock underlying warrants received by Maxim Group, LLC as compensation for services rendered as placement agent in connection with the private placement completed in January 2007. These warrants may be exercised by Maxim Group, LLC at $2.75 per share until January 26, 2012. In connection with its services as our placement agent, Maxim Group, LLC also received cash compensation and expenses. Such warrants contain customary anti-dilution protection for stock splits, dividends and rights of first refusal to act as lead underwriter or placement agent or advisor for public and private equity and debt offerings and financial advisory services. Mr. Mike Rabinowitz is the principal manager of MJR Holdings, and has principal voting and dispositive power with respect to the securities owned by Maxim Partners LLC. Maxim Partners LLC owns 94% of Maxim Group, LLC, a registered broker dealer.

28.	The number of shares beneficially owned represents shares of common stock issuable upon exercise of warrants at $2.50 per share.

29.	The number of shares beneficially owned represents shares of common stock issuable upon exercise of warrants at $0.30 per share.

30.	Based upon information obtained from the Schedule 13D/A filed with the SEC on June 8, 2009. Includes 91,570 shares of common stock issuable upon exercise of warrants at $0.30 per share.

31.	The number of shares beneficially owned represents shares of common stock issuable upon exercise of warrants at $2.75 per share.

Additional Disclosure

The following information is presented as of June 1, 2007:

Dollar value of Underlying Securities Registered for Resale in this Prospectus
The closing price per share of our common stock on January 26, 2007, the date of sale of the preferred stock pursuant to the private placement described elsewhere in this prospectus, as adjusted by the 1 for 20 reverse stock split which occurred March 15, 2007, was $5.00. Using this share price, the total dollar value of the shares of common stock being registered hereunder (8,300,000 shares, inclusive of common stock underlying the warrants) would have been $41,500,000.

However, we believe this price does not reflect the true value of our securities at that time due to the fact that (i) we were operating as a public shell, (ii) the trading volume in the common stock was extremely low and highly speculative, and (iii) the total public float represented less than 3% of our common shares outstanding following the private placement and Plan of Recapitalization. On January 26, 2007 only 1,000 shares were traded, as adjusted by the reverse stock split (less than one hundredth of one percent of our common stock), and the average trading volume during the month of January 2007 was 496 shares. If we were to use $5.00 as the share price as representative of the underlying total dollar value of the shares of common stock being registered hereunder (8,300,000 shares, inclusive of common stock underlying the warrants) such amount would be $41,500,000; an amount clearly not representative of the value of these securities at that time. Accordingly, we believe the market price as established by the private placement of $2.01 is the best estimate of the fair value of the securities at the time of the private placement and it was determined as follows:

Total offering proceeds	6,000,000	$2.50	(1)	$15,000,000
Less fair value of warrants at $0.30 per share	1,500,000	$1.75	(2)	$(2,628,347)
Less fair value of warrants at $2.50 per share	500,000	$0.58	(2)	$(289,664)

Total proceeds less fair value allocated to warrants				$(2,918,011)

Net price allocated to the preferred shares				$12,081,989

Fair value per share				$2.01 (3)
(1)	Stated conversion price of the preferred shares.

(2)	Represents the calculated fair value per warrant using the Black-Scholes pricing model.

(3)	The fair value per share issued equals the stated conversion price less the fair value of the warrants.

Payments Made in Connection with the Financing
The following table discloses the dollar amount of each payment (including the value of any payments to be made in common stock) in connection with the transaction that we have made or may be required to make to any selling stockholder, any affiliate of a selling stockholder, or any person with whom any selling stockholder has a contractual relationship regarding the transaction (including any interest payments, liquidated damages, payments made to “finders” or “placement agents,” and any other payments or potential payments).

Payments previously made (1)
Cash	$1,500,000
Warrants	$154,940

Payments under stock purchase agreement
Liquidated damages (failure to deliver unlegended shares) (2)	*
Buy-in payment (2)	*
Lawsuit reimbursement, if any (2)	*

Payments under registration rights agreement
Liquidated damages for failure to have registration statement effective by June 1, 2007 (3)	*
Penalty interest on failure to pay liquidated damages (18%) (2)	*

Payments under warrants
Buy-in payment (2)	*

(1)
Consists of compensation paid to Maxim Group LLC for services rendered as placement agent, including (i) a cash fee of 10% of the gross proceeds (an aggregate of $1,500,000) and (ii) warrants to purchase 300,000 shares of common stock at an exercise price equal to $2.75 per share of common stock.

(2)	We are unable to estimate at this time if any such payments will be payable, or, if payable, what such amount would be.

(3)	Amount capped at (i) 1% of purchase price of the preferred stock per 30 day period and (ii) an aggregate of 10% of purchase price of the preferred stock ($1,500,000).

The net proceeds we received from the private placement were $12,845,549. From the gross proceeds of $15,000,000, Maxim Group LLC, the placement agent for the private placement, received cash compensation of $1,500,000, plus reimbursement for accountable expenses in the amount of $50,000, as well as filing fees associated with Blue Sky filings, in an amount of $5,000. Additional expenses for legal and accounting fees, plus other related offering expenses, totaled approximately $599,451.

Total possible payments to all selling stockholders and any of their affiliates in the first year following the sale of convertible preferred stock are $0, as all shares of preferred stock were converted prior to the filing of the registration statement of which this prospectus forms a part, and there are no payments due any of the stockholders under the terms of the preferred stock. Notwithstanding the forgoing, total possible payments under agreements entered into in connection with the sale of the preferred stock to all selling stockholders and any of their affiliates in the year following January 26, 2007 consist of the following:

1.      $10 per trading day, as partial liquidated damages, for each $1,000 of common stock (based on the VWAP of the common stock on the date submitted to the transfer agent) delivered for removal of the current restrictive legend (increasing to $20 per trading day 5 trading days after such damages have begun to accrue) for each trading day after the second trading day following the legend removal date until such certificate is delivered without a legend.

2.      If we fail to cause our transfer agent to transmit to each selling stockholder a certificate or certificates representing the common stock in requisite form on or before the second trading day after the applicable legend removal date, and if after such date such selling stockholder is required by its broker to purchase (in an open market transaction or otherwise) shares of common stock to deliver in satisfaction of a sale by the selling stockholder of common stock which the selling stockholder anticipated receiving in the form required (a “Buy-In”), then we shall pay in cash to such selling stockholder the amount by which (x) such selling stockholder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed. A similar provision exists with respect to the common stock underlying each of the warrants issued to the selling stockholders. We do not anticipate having to pay any amounts pursuant to this provision, but we are unable to estimate at this time if any such payments will be payable, or, if payable, the amount of such payments.

3.      If any selling stockholder becomes involved in any proceeding by or against any person who is a stockholder (except as a result of sales, pledges, margin sales and similar transactions by such selling stockholder to or with any other stockholder), solely as a result of such selling stockholder’s acquisition of our securities, we will reimburse such selling stockholder for its legal and other expenses (including the cost of any investigation preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred. We do not anticipate having to pay any amounts pursuant to this provision, but we are unable to estimate at this time if any such payments will be payable, or, if payable, the amount of such payments.

4.      We have agreed to indemnify the selling stockholders for any losses they may incur as a result of any breach of any of the representations, warranties, covenants or agreements made by us in any of the transaction documents in the private placement or as a result of any action instituted against a selling stockholder with respect to the private placement, unless such action is based upon a breach of such selling stockholder’s obligations or any violations by the selling stockholder of state or federal securities laws or fraud, gross negligence, willful misconduct or malfeasance. We do not anticipate having to pay any amounts pursuant to this provision, but we are unable to estimate at this time if any such payments will be payable, or, if payable, the amount of such payments.

5.      If the registration statement of which this prospectus forms a part is not effective on or before June 1, 2007, we must pay to each selling stockholder an amount equal to 1% of the aggregate purchase price paid by such selling stockholder for any registrable securities not then registered for resale pursuant to an effective registration statement. In no event shall we be liable for liquidated damages in excess of 1% in any 30-day period and the maximum aggregate liquidated damages payable to a selling stockholder shall be 10.0% of the aggregate subscription amount paid by such selling stockholder. Thus, in the event the registration statement of which this prospectus forms a part has not been declared effective prior to April 1, 2008, the total possible payments we would have to make pursuant to these liquidated damages would be an aggregate of $1,500,000. If we fail to pay any damages within seven days after the date payable, we will pay interest thereon at a rate of 18% per annum. Although we do not anticipate having to pay any amounts pursuant to this provision, assuming liquidated damages of $1,500,000, one year’s interest at 18% would equal $270,000, for aggregate payments of $1,770,000.

Profits on Conversion of Preferred Stock
The following tables show the total possible profit that the selling security holders could realize as a result of the conversion discount for the securities underlying the preferred stock which was converted into common stock on March 14, 2007.

Selling Security Holder	Market Price per Share of Common Stock on Closing Date	Conversion Price of Preferred Stock (1)	Total Shares Underlying Preferred Stock	Combined Market Price of Shares Underlying Preferred Stock	Combined Conversion Price of Shares Underlying Preferred Stock	Total Possible Discount to Market Price

Core Fund, L.P.	$5.00	$2.50	100,000	$500,000	$250,000	$250,000
Vision Opportunity Master Fund, Ltd.	$5.00	$2.50	368,000	$1,840,000	$920,000	$920,000
The Pinnacle Fund	$5.00	$2.50	2,000,000	$10,000,000	$5,000,000	$5,000,000
Egatniv, LLC	$5.00	$2.50	20,000	$100,000	$50,000	$50,000
Maurice Gauchot	$5.00	$2.50	12,000	$60,000	$30,000	$30,000
Heller Capital Investments	$5.00	$2.50	300,000	$1,500,000	$750,000	$750,000
Flat Universe, LLC	$5.00	$2.50	20,000	$100,000	$50,000	$50,000
Robert J. Tursi	$5.00	$2.50	20,000	$100,000	$50,000	$50,000
Clancy G. Sullivan	$5.00	$2.50	40,000	$200,000	$100,000	$100,000
William and Sharon Mitchell, JTWROS	$5.00	$2.50	20,000	$100,000	$50,000	$50,000
Robert A. Melnick	$5.00	$2.50	20,000	$100,000	$50,000	$50,000
Diamond Opportunity Fund, LLC	$5.00	$2.50	160,000	$800,000	$400,000	$400,000
White Sand Investor Group, L.P.	$5.00	$2.50	160,000	$800,000	$400,000	$400,000
Peter Unanue	$5.00	$2.50	40,000	$200,000	$100,000	$100,000
Millennium Partners, L.P.	$5.00	$2.50	20,000	$1,000,000	$500,000	$500,000
LB I Group Inc.	$5.00	$2.50	2,000,000	$10,000,000	$5,000,000	$5,000,000
Sand Brothers Venture Capital LLC	$5.00	$2.50	40,000	$200,000	$100,000	$100,000
Sand Brothers Venture Capital II LLC	$5.00	$2.50	40,000	$200,000	$100,000	$100,000
Sand Brothers Venture Capital III LLC	$5.00	$2.50	180,000	$900,000	$450,000	$450,000
Sand Brothers Venture Capital IV LLC	$5.00	$2.50	100,000	$500,000	$250,000	$250,000
2116 Partners	$5.00	$2.50	20,000	$100,000	$50,000	$50,000
Katie and Adam Bridge Partners LP	$5.00	$2.50	20,000	$100,000	$50,000	$50,000
Miracle Growth LLC	$5.00	$2.50	40,000	$200,000	$100,000	$100,000
David J. Rosenfeld	$5.00	$2.50	10,000	$50,000	$25,000	$25,000
Grossman Family Trust	$5.00	$2.50	30,000	$150,000	$75,000	$75,000
Myron F. Steves, Jr.	$5.00	$2.50	40,000	$200,000	$100,000	$100,000

Total			6,000,000	$30,000,000	$15,000,000	$15,000,000

  (1)   All shares of preferred stock were converted into shares of common stock on March 14, 2007.

The following tables show the total possible profit that the selling security holders could realize as a result of the conversion discount for the securities underlying the common stock purchase warrants issued in connection with the January 26, 2007 private placement.

Selling Security Holder	Market Price per Share of Common Stock on Closing Date	Total Shares Underlying $0.30 Warrant	Total Shares Underlying $2.50 Warrant	Combined Market Price of Shares Underlying All Warrants	Combined Conversion Price of Shares Underlying All Warrants	Total Possible Discount to Market Price

Core Fund, L.P.	$5.00	25,000	8,333	$166,665	$28,333.50	$138,332.50
Vision Opportunity Master Fund, Ltd.	$5.00	92,000	30,667	$613,335	$104,267.50	$509,067.50
The Pinnacle Fund	$5.00	500,000	166,667	$3,333,335	$566,668.50	$2,766,667
Egatniv, LLC	$5.00	5,000	1,667	$33,335	$5,667.50	$27,667.50
Maurice Gauchot	$5.00	3,000	1,000	$20,000	$5,667.50	$16,600.00
Heller Capital Investments	$5.00	75,000	25,000	$500,000	$85,000.00	$415,000.00
Flat Universe, LLC	$5.00	5,000	1,667	$33,335	$5,667.50	$27,667.50
Robert J. Tursi	$5.00	5,000	1,667	$33,335	$5,667.50	$27,667.50
Clancy G. Sullivan	$5.00	10,000	3,333	$66,665	$11,332.50	$55,332.50
William and Sharon Mitchell, JTWROS	$5.00	5,000	1,667	$33,335	$5,667.50	$27,667.50
Robert A. Melnick	$5.00	5,000	1,667	$33,335	$5,667.50	$27,667.50
Diamond Opportunity Fund, LLC	$5.00	40,000	13,333	$266,665	$45,332.50	$221,332.50
White Sand Investor Group, L.P.	$5.00	40,000	13,333	$266,665	$45,332.50	$221,332.50
Peter Unanue	$5.00	10,000	3,333	$66,665	$11,332.50	$55,332.50
Millennium Partners, L.P.	$5.00	50,000	16,667	$333,335	$56,667.50	$276,667.50
LB I Group Inc.	$5.00	500,000	166,667	$3,333,335	$566,667.50	$2,766,667.50
Sand Brothers Venture Capital LLC	$5.00	10,000	3,333	$66,665	$11,332.50	$55,332.50
Sand Brothers Venture Capital II LLC	$5.00	10,000	3,333	$66,665	$11,332.50	$55,332.50
Sand Brothers Venture Capital III LLC	$5.00	45,000	15,000	$300,000	$50,500.00	$249,500.00
Sand Brothers Venture Capital IV LLC	$5.00	25,000	8,333	$166,665	$28,332.50	$138,332.50
2116 Partners	$5.00	5,000	1,667	$33,335	$5,667.50	$27,667.50
Katie and Adam Bridge Partners LP	$5.00	5,000	1,667	$33,335	$5,667.50	$27,667.50
Miracle Growth LLC	$5.00	10,000	3,333	$66,665	$11,332.50	$55,332.50
David J. Rosenfeld	$5.00	2,500	833	$16,665	$2,832.50	$13,832.50
Grossman Family Trust	$5.00	7,500	2,500	$50,000	$8,500.00	$41,500.00
Myron F. Steves, Jr.	$5.00	10,000	3,333	$66,665	$11,332.50	$55,332.50

Total		1,500,000	500,000	$10,000,000	$1,700,000.00	$8,300,000.00

Selling Security Holder	Market Price per Share of Common Stock on Closing Date	Total Shares Underlying $2.75 Warrant	Combined Market Price of Shares Underlying All Warrants	Combined Conversion Price of Shares Underlying All Warrants	Total Possible Discount to Market Price

Maxim Group LLC	$5.00	300,000	$1,500,000	$825,000	$675,000

Although we used a market price of $5.00, we believe this price does not reflect the true value of our securities at that time due to the fact that (i) we were operating as a public shell, (ii) the trading volume in the common stock was extremely low and highly speculative, and (iii) the total public float represented less than 3% of our common shares outstanding following the private placement described elsewhere in this prospectus and Plan of Recapitalization. On January 26, 2007 only 1,000 shares were traded, as adjusted by the reverse stock split (less than one hundredth of one percent of our common stock), and the average trading volume during the month of January 2007 was 496 shares. If we were to use $5.00 as the share price as representative of the underlying total dollar value of the shares of common stock being registered hereunder (8,300,000 shares, inclusive of common stock underlying the warrants) such amount would be $41,500,000; an amount clearly not representative of the value of these securities at that time. Accordingly, we believe the market price as established by the private placement of $2.01 is the best estimate of the fair value of the securities at the time of the private placement.

Comparison of Company Proceeds from January Private Placement to Potential Investor Profit

Gross Proceeds from January 2007 Financing:	$15,000,000
Less Payments Made or Required to be Made to Selling Security Holders and Any of Their Affiliates:	$1,654,940	(1)
Resulting Net Proceeds from January 2007 Financing:	$13,345,060
Total Possible Discount to Market Price of Stock Registered Hereunder:	$(23,975,000)

(1)
As indicated in the preceding table, this amount is with respect to payments already made to the placement agent and we are unable at this time to estimate the amount of payments which may be required to be made to selling security holders

All shares of preferred stock were converted on March 14, 2007 into 6,000,000 shares of common stock, at a fixed price of $2.50 per share, with no conversion discount or profit given to selling stockholders, and there are no longer any shares of preferred stock outstanding.

The following table sets forth (a) the number of shares outstanding prior to the convertible preferred stock transaction held by persons other than the selling stockholders, affiliates of the company, and affiliates of the selling stockholders, (b) the number of shares registered for resale by the selling stockholders or their affiliates in prior registration statements, (c) the number of shares registered for resale by the selling stockholders or their affiliates that continue to be held by such stockholders or affiliates, (d) the number of shares sold in registered resale transactions by the selling stockholders or their affiliates and (e) the number of shares registered for resale on behalf of the selling stockholders or their affiliates in the current transaction. These numbers do not include securities underlying any outstanding convertible securities, options or warrants.

Number of shares outstanding prior to the convertible preferred stock transaction held by persons other than selling stockholders, affiliates of the company and affiliates of selling stockholders	1,555,426

Number of shares registered for resale by the selling stockholders or affiliates of the selling stockholders in prior registration statements	-

Number of shares registered for resale by the selling stockholders or affiliates of the selling stockholders that continue to be held by the selling stockholders or affiliates of the selling stockholders	-

Number of shares that have been sold in registered resale transactions by the selling stockholders or affiliates of the selling stockholders	-

Number of shares registered for resale on behalf of the selling stockholders or affiliates of the selling stockholders in the current transaction	6,000,000

 Company’s Intention and Ability to Satisfy its Obligations to Selling Stockholders
We have the intention, and a reasonable basis to believe, we will have the financial ability to make payments on the outstanding warrants in both cash and shares of our common stock, if any. We have duly accounted for such payments as part of our strategic plan.

Existing Short Positions by Selling Stockholders
Based upon information provided by the selling stockholders, we have a reasonable belief no selling stockholders currently have a short position in our common stock.

Relationships and Arrangement with Selling Stockholders, Affiliates and Parties with Whom Any Selling Stockholders Have Contractual Relationships
We have the following relationships or arrangements with the selling stockholder, an affiliate of a selling stockholder, or any person with whom any selling stockholder has a contractual relationship regarding the transaction:

Maxim Group, LLC, one of the selling stockholders, is an NASD member broker-dealer and acted as our exclusive placement agent in connection with the sale of the Units. Maxim received the following compensation for its services as placement agent in the private placement: (i) a cash fee of 10% of the gross proceeds (an aggregate of $1,500,000) and (ii) 300,000 warrants exercisable at $2.75 per share. A copy of the Placement Agency Agreement with Maxim Group LLC was filed as Exhibit 10.4 to the Current Report on Form 8-K filed February 1, 2007.

In addition, Egatniv, LLC, one of the selling stockholders, is an affiliate of Vintage Filings LLC, our printing services provider since January 2007. Since that time, we have paid Vintage Filings LLC an aggregate of $19,861.02 for services rendered. No written contract exists between the Company and Egatniv, LLC or Vintage Filings LLC.

Method for Determining the Number of Shares Being Registered Hereunder
We are registering the exact number of: (i) all shares of our common stock which were previously issued upon the conversion of all Series B Preferred Stock, to holders of our Series B Preferred Stock, and (ii) all the shares of our common stock issuable on the exercise of warrants issued to the selling stockholders, each purchased in the private placement, as further described herein.

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the NYSE Amex or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Other Matters
Any NASD member participating in the distribution of the shares offered under this prospectus will be subject to compliance with NASD rules and regulations, including rules governing the timely filing of documents and disclosures with the Corporate Finance Department of the NASD.

Maxim Group, LLC acted as our placement agent in our private placement in January 2007. In addition to cash compensation and fees and expenses paid to our placement agent, we issued Maxim Group warrants for the purchase of up to 300,000 common shares, with an exercise price of $2.75 per share. However, the warrants may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Thereafter, the warrants will be transferable provided such transfer is in accordance with the provisions of the Securities Act. Such warrants contain customary anti-dilution protection for stock splits, dividends and recapitalization consistent with the NASD Rules of Fair Practice. We have also granted Maxim Group a right of first refusal until January 2008 to act as lead underwriter or placement agent for any and all future public and private equity and debt offerings. Pursuant to a requirement by the NASD, the maximum commission or discount to be received by any NASD member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Our directors are elected at the annual meeting of stockholders and hold office until their successors are elected and qualified. Our officers are appointed annually by the board of directors and serve at the pleasure of the board. There are no family relationships between any of our officers or directors.

Our directors and executive officers as of August 14, 2009 are as follows:

Name	Age	Position

Richard W. Turner, Ph.D.	62	Chairman, Chief Executive Officer and Director ( Parent and Operating Subsidiaries )

Howard M. Haft, MD	60	Executive Vice President and Chief Medical Officer ( Parent )

John Pappajohn	81	Director ( Parent and Operating Subsidiaries )

Edward B. Berger	80	Director ( Parent )

Terry E. Branstad	62	Director ( Parent )

John W. Colloton	78	Director ( Parent )

Thomas W. Fry	65	Chief Financial Officer and Secretary ( Parent and Operating Subsidiaries )

Richard W. Turner, Ph.D. - Chairman, Chief Executive Officer and Director
Dr. Turner is currently our Chairman, Chief Executive Officer and a Director. Prior to May 2008 he served as President and Chief Executive Officer. Prior to consulting for Pace Health Management Systems, Inc., our predecessor in interest, in May 2006, Dr. Turner served as President and Chief Executive Officer of EyeTel Imaging, Inc. from January 2004 to May 2006. Prior to January 2004, Dr. Turner served as President and Chief Executive Officer of BEI Medical Systems Company, Inc. (“BEI Medical”), a company engaged in the development and marketing of a minimally invasive endometrial ablation system. BEI Medical was sold to Boston Scientific Corp. for approximately $95 million in 2002. Dr. Turner has held executive leadership positions in the medical industry for approximately 25 years, including President and Director of CooperLaserSonics, Inc., President of CooperVision, Inc., President, Chief Executive Officer and Director of Pancretec, Inc. (sold to Abbott Labs, Inc.) and President of Kay Laboratories (sold to Baxter, Inc.). Dr. Turner graduated from Old Dominion University with a Bachelor of Science degree, earned his M.B.A. from Pepperdine University and earned his Ph.D. from Berne University.

Howard Haft, MD - Executive Vice President and Chief Medical Officer
Dr. Haft is a founder of Conmed, Inc. and acted as Director and Chief Medical Officer of Conmed, Inc. from 1984 to January 2007. He also serves as the President of the Maryland Healthcare Associates and Georgetown Affiliate Multispecialty Group Practice. He serves on the Board of Directors of Apollo Medical Corporation that provides practice management services to Maryland Healthcare Associates. He also serves as President of the Maryland Foundation for Quality Healthcare, a not for profit corporation providing healthcare education to the underprivileged of Maryland. Dr. Haft earned his M.D. from Pennsylvania State University, performed his residency in Internal Medicine at Brown University, received a Masters in Medical Management from Tulane University, and is recognized as a Certified Physician Executive by the American College of Physician Executives. He is Board Certified in Internal Medicine and Emergency Medicine.

John Pappajohn - Director
Mr. Pappajohn has been a Director of Pace Health Management Systems, Inc., our predecessor in interest, since 1995, and is the Chairman of our Compensation Committee. Since 1969, Mr. Pappajohn has been the President and principal stockholder of Equity Dynamics, Inc., a financial consulting firm, and the sole owner of Pappajohn Capital Resources, a venture capital firm, both located in Des Moines, Iowa. He also serves as a director for the following public companies: American Caresource Holdings, Inc., Pharmathene, Inc., SpectraScience, Inc. and Careguide, Inc. Mr. Pappajohn has been an active private equity investor in healthcare companies for more than 30 years and has served as a director of more than 40 public companies. Mr. Pappajohn received his B.S.C. from the University of Iowa.

Edward B. Berger - Director
Mr. Berger has served on our Board of Directors since March 2007 and is Chairman of our Audit Committee and a member of our Compensation Committee.  Mr. Berger has extensive experience in the healthcare industry, having served as past President and CEO of Palo Verde Hospital, past President and member of the Board of Trustees of Kino Community Hospital, and past member of the Long Range Planning Committee of Tucson Medical Center, all in Tucson, Arizona.  Mr. Berger has served as a director of American CareSource Holdings, Inc. since March 2006, as Non-Executive Chairman of the Board since March 30, 2007 and as Executive Chairman since April 16, 2007.  For the past 25 years, Mr. Berger has been President of Berger Equities Inc., a real estate investment firm owned by Mr. Berger and his spouse.  For the past seven years, Mr. Berger has been the sole owner and member of A Plus Consulting, LLC.  In June 2002, Mr. Berger became an independent director of CardSystems Solutions, Inc. (“CardSystems”), a privately held credit card processing company and was associated with CardSystems through November 2007.  In 2006, CardSystems agreed to settle Federal Trade Commission charges that it failed to take appropriate security measures to protect consumer information, leaving data vulnerable to security breaches and fraudulent consumer credit card purchases. By way of settlement, CardSystems agreed to implement a comprehensive information security program and obtain audits by an independent third-party security professional every other year for 20 years. On May 11, 2006, the board of directors of CardSystems determined that it was in the best interests of its stockholders to liquidate its assets in a Chapter 11 bankruptcy. Upon the resignation of each member of the board of directors and at the request of certain stockholders of CardSystems, Mr. Berger agreed to become the sole director, Chief Executive Officer and liquidating agent for CardSystems. On May 12, 2006, CardSystems filed for bankruptcy protection under Chapter 11 of Title 11 of the U.S. Bankruptcy Code. As its liquidating agent, Mr. Berger oversaw CardSystems' Chapter 11 bankruptcy and liquidation. With the liquidation of CardSystems nearing completion, Mr. Berger resigned as the Chief Executive Officer and sole director of CardSystems in November 2007. Mr. Berger received a Juris Doctorate from New York Law School and a Masters Degree in Education as well as a Bachelor of Arts Degree in History and English from the University of Arizona. Mr. Berger is currently an Adjunct Professor in Political Science at Pima Community College, Chairman of the Desert Angels Inc., an Angel investment group, and recently retired as Chairman of the MBA Advisory Council, Eller Graduate School of Management, at the University of Arizona.

Terry E. Branstad - Director
Governor Branstad has served on our Board of Directors since April 2007 and is a member of our Audit and Compensation Committees. Governor Branstad served as Governor of the State of Iowa from January 1983 to January 1999. After leaving the governor's office in 1999, he established Branstad and Associates, L.L.C., located in West Des Moines, and became a partner in the firm of Kaufman, Patee, Branstad & Miller, a public policy firm based in Washington, D.C. Since August 2003 he has been the President of Des Moines University. Governor Branstad also serves as a director of Cemen Tech Inc., Advanced Analytical Technologies, Inc. and Liberty Bank FSB, all private companies. He is a public member of the American Institute of Certified Public Accountants Board. He served as a director of Featherlite, Inc., a public company, from 1999 until 2006. He was a partner in general law practice in Lake Mills, Iowa, from 1974 through 1982. Governor Branstad earned an undergraduate degree from the University of Iowa in 1969 and a law degree from Drake University in Des Moines in 1974.

John W. Colloton - Director
Mr. Colloton has served on our Board of Directors since July 2007 and is a member of our Audit Committee. He is currently Director Emeritus of the University of Iowa Hospitals and Clinics and served as the lead director of Wellmark, Inc. (Iowa-South Dakota Blue Cross and Blue Shield) from 2000 to 2008 during a thirty-five year tenure on the Wellmark board.  He also serves as a director of American Caresource Holdings, Inc. in Dallas, Texas. From 1989 to 2003, Mr. Colloton served as a director of Baxter International Inc. and from 2004 to 2006, he served as a director of Allion Healthcare Inc. Mr. Colloton was director and Chief Executive Officer of the University of Iowa Hospitals and Clinics from 1971 to 1993, and from 1993 through 2000, he served as Vice President of the University of Iowa for Statewide Health Services. Mr. Colloton received his B.A. in business administration from Loras College and holds a masters degree in hospital administration from the University of Iowa.

Thomas W. Fry - Chief Financial Officer and Secretary
Prior to joining Pace, our predecessor in interest, in September 2006, Mr. Fry served as Chief Financial Officer of Vasomedical, Inc. from September 2003 to September 2006 and as Vice President, Finance and Administration of BEI Medical Systems Company, Inc. from September 1997 until December 2002. From October 1992 until November 1997, Mr. Fry was Vice President, Finance and Administration of BEI Medical’s predecessor company of the same name, which merged into BEI Medical in November 1997. Mr. Fry has held various executive financial positions for approximately 27 years, including Corporate Controller of Disctronics Ltd. from 1989 to 1992, Controller and Chief Financial Officer of Cavitron Inc./CUSA, a medical device, engineering and manufacturing subsidiary of CooperLaserSonics, Inc. and Pfizer Inc., from 1986 to 1989, and Manager of Profit Planning and Manufacturing Controller of Chesebrough-Ponds International, from 1979 to 1986. Prior to that time, Mr. Fry was employed by Chesebrough-Ponds International and GTE Corporation in various accounting and financial management positions. Mr. Fry graduated from Southeast Missouri State University with a Bachelor of Science degree, and earned his M.B.A. from Pace University.

Director Independence
We have adopted the director independence standards of the NYSE Amex. The Board has reviewed each of the directors’ relationships with the Company in conjunction with such standard and has affirmatively determined that three of our directors, John Colloton, Edward Berger and Terry Branstad, are independent of management and free of any relationship that would interfere with their independent judgment as members on the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires officers, directors and persons who own more than ten (10) percent of a class of equity securities registered pursuant to Section 12 of the Exchange Act to file reports of ownership and changes in ownership with the SEC and each national securities exchange on which such securities are listed. Officers, directors and persons holding greater than ten (10) percent of the outstanding shares of a class of Section 12-registered equity securities (“Reporting Persons”) are also required to furnish copies of any such reports filed pursuant to Section 16(a) of the Exchange Act to the Company. Based solely upon a review of copies of Section 16(a) reports and representations received by us from reporting persons, and without conducting any independent investigation of our own, in fiscal year 2008, all Forms 3, 4 and 5 were timely filed with the SEC by such reporting persons, except that one report, covering a total of one transaction from 2007 was not timely filed by our Director, Edward Berger.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the names and beneficial ownership of our common stock owned as of August 14, 2009, by: (i) each of our directors and named executive officers, (ii) all of our directors and executive officers as a group, and, (iii) to the best of our knowledge, all holders of 5% or more of the outstanding shares of our common stock. Unless otherwise noted, the address of all the individuals named below is c/o Conmed Healthcare Management, Inc., 7250 Parkway Drive, Suite 400, Hanover, Maryland 21076.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock	% of Class (2)
DIRECTORS AND NAMED EXECUTIVE OFFICERS:
John Pappajohn (3)	2,591,675	20.5%
Richard W. Turner (4)	728,750	5.5%
Howard M. Haft (5)	540,626	4.3%
Thomas W. Fry (6)	82,479	*
Edward B. Berger (7)	49,444	*
Terry E. Branstad (8)	34,444	*
John W. Colloton (9)	28,889	*

All directors and executive officers as a group (7 persons)	4,056,307	29.8%

OTHER 5% OR MORE STOCKHOLDERS

Gainsborough, LLC 420 Bedford Street, Suite 110 Lexington MA, 02420	811,301	6.4%

Lehman Brothers Holdings, Inc (10) 745 Seventh Avenue New York, NY 10019	2,666,667	20.1%

James H. Desnick, M.D. (11) Medical Management of America, Inc. P.O. Box 1759 Highland Park, IL 60035-1759	1,209,870	9.5%

 * Less than 1% of our common stock

(1) Beneficial ownership is determined in accordance with Rule 13d-3(a) of the Securities Exchange Act of 1934 and generally includes voting or investment power with respect to securities.

(2) Based on 12,601,429 outstanding shares of common stock as of August 14, 2009.

(3) Mr. Pappajohn's beneficial ownership includes 5,000 shares of common stock held by Halkis, Ltd, and 5,496 shares of common stock held by the John and Mary Pappajohn Scholarship Foundation, both affiliates of Mr. Pappajohn and 2,547,846 shares of common stock plus options to purchase 33,333 shares of common stock issued under the 2007 Plan that may be acquired within 60 days of August 14, 2009 at $2.55 per share.

(4) Dr. Turner’s beneficial ownership includes 10,000 shares of common stock and options to purchase 718,750, shares of common stock issued under the 2007 Plan that may be acquired within 60 days of August 14, 2009 at $2.01 per share.

(5) Dr. Haft's beneficial ownership includes options to purchase 57,292 shares of common stock issued under the 2007 Plan that may be acquired within 60 days of August 14, 2009 at $2.01 per share.

(6) Mr. Fry's beneficial ownership includes options to purchase 81,125 shares and 1,354 shares of common stock issued under the 2007 Plan that may be acquired within 60 days of August 14, 2009 at $2.01 and $2.40 per share, respectively.

 (7) Mr. Berger's beneficial ownership includes 15,000 shares of common stock and options to purchase 34,444 shares of common stock issued under the 2007 Plan that may be acquired within 60 days of August 14, 2009 at $3.30 per share.

(8) Mr. Branstad's beneficial ownership includes options to purchase 34,444 shares of common stock issued under the 2007 Plan that may be acquired within 60 days of August 14, 2009 at $3.30 per share.

(9) Mr. Colloton's beneficial ownership includes options to purchase 28,889 shares of common stock issued under the 2007 Plan that may be acquired within 60 days of August 14, 2009 at $3.10 per share.

(10) Based upon information obtained from the Schedule 13G filed with the SEC on March 23, 2007. Includes 500,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 166,667 shares of common stock issuable upon exercise of warrants at $2.50 per share.

(11) Based upon information obtained from the Schedule 13D/A filed with the SEC on June 8, 2009. Includes 91,570 shares of common stock issuable upon exercise of warrants at $0.30 per share.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 40,000,000 shares of common stock and 5,000,000 shares of preferred stock. There are 12,601,429 shares of common stock issued and outstanding and no shares of preferred stock outstanding as of August 14, 2009. The following is a summary of some of the provisions of our common stock and of our certificate of incorporation.

Common Stock

The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of blank check preferred stock, the rights, privileges and preferences of which may be designated by our board of directors from time to time. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, or other rights that could adversely affect the rights of our stockholders. These shares may have rights which are senior to our common stock. Preferred stock may be issued in the future in connection with acquisitions, finances or such other matters as our board of directors deems to be appropriate. In the event that any such shares of preferred stock shall be issued, a certificate of designation, setting forth the series of such preferred stock and the relative rights, privileges and designations with respect thereto, shall be filed with the Secretary of State of the State of Delaware. The effect of such preferred stock is that our board of directors alone may authorize the issuance of preferred stock which could have the effect of making more difficult or discouraging an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

There are currently no plans, understandings or arrangements for the sale or issuance of any shares of our preferred stock.

Warrants and Options

Existing Warrants @ $0.30 per share
On October 24, 2005, Pace, our predecessor in interest, issued 37,500 warrants to purchase common stock, as adjusted for the 1 for 20 reverse stock split. Of these warrants, 30,000 were issued to John Pappajohn and the remaining 7,500 warrants were issued to his designees. The warrants were issued as compensation for past services rendered and all warrants were immediately vested. The warrants had an exercise price of $10.00, which exceeded the market price of the common stock at the time of issuance. The value of the warrants was separately estimated at $0.20 per share or $10,000 based on the Black-Scholes valuation of the call option associated with a five year warrant. As part of the private placement, Mr. Pappajohn relinquished the 30,000 warrants that were issued to him, and the remaining 7,500 warrants issued to his designees were adjusted to 250,000 warrants (post-Plan of Recapitalization) to purchase common stock exercisable at $0.30 per share, expiring October 23, 2010.

Investor Warrants @ $0.30 per share
In connection with the private placement, each investor received a warrant to purchase up to a number of shares of common stock equal to 25% of such investor’s subscription amount divided by the conversion price of the Series B Preferred Stock, with an exercise price equal to $0.30. We issued to investors warrants to purchase an aggregate of 1,500,000 shares of common stock, exercisable at $0.30 per share, expiring five years from March 13, 2007.

Investor Warrants @ $2.50 per share
 In connection with the private placement, each investor received a warrant to purchase up to a number of shares of common stock equal to 8.3% of such investor’s subscription amount divided by the conversion price of the Series B Preferred Stock, with an exercise price equal to $2.50 per share. We issued to investors warrants to purchase an aggregate of 500,000 shares of common stock, exercisable at $2.50 per share, expiring five years from March 13, 2007.

Placement Agent Warrants @ $2.75 per share
In connection with the private placement we issued to the Maxim Group LLC a warrant to purchase 300,000 shares of common stock, or 5% of the common stock issuable upon conversion of the Series B Preferred Stock, at an exercise price equal to $2.75 per share and expiring five years from the date of grant.

Consultant Warrants @ $1.85 per share
In connection with the purchase of all of the assets of EMDC that occurred on February 29, 2008 (the "Asset Purchase"), we issued two consultants warrants to purchase an aggregate of 80,000 shares of common stock at an exercise price of $1.85 per share. The warrants vested immediately and expire February 28, 2013.

As of August 14, 2009, we have outstanding warrants to purchase an aggregate of 1,928,000 shares of common stock, and we have reserved shares of our common stock for issuance in connection with the potential exercise thereof.

Common stock options
The Board of Directors has adopted, and our stockholders have approved, the 2007 Plan. The 2007 Plan provides for the grant of up to 2,350,000 incentive stock options, nonqualified stock options, restricted stock, stock bonuses and stock appreciation rights. The 2007 Plan is administered by the Board of Directors which has the authority and discretion to determine: the persons to whom the options will be granted; when the options will be granted; the number of shares subject to each option; the price at which the shares subject to each option may be purchased; and when each option will become exercisable.

Shares Eligible for Future Sale

As of August 14, 2009, 12,601,429 shares of our common stock are outstanding. As of August 14, 2009, there were approximately 71 shareholders of record of our common stock. Of these shares, approximately 6,000,000 shares of common stock will be freely tradable without restriction upon effectiveness of the registration statement of which this prospectus is a part. 5,800,026 shares are restricted securities under Rule 144 of the Securities Act, in that they were issued in private transactions not involving a public offering.

Rule 144
In general, under Rule 144 as currently in effect, a person who has owned restricted shares of common stock beneficially for at least six months is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then average weekly trading volume or 1% of the total number of outstanding shares of the same class. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned the restricted shares of common stock proposed to be sold for at least one year is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

Transfer Agent

Our transfer agent and registrar for our common stock is Wells Fargo Shareowner Services, P.O. Box 64875, St. Paul, MN 55164-0875.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law, provided that they acted in good faith and that they reasonably believed their conduct or action was in, or not opposed to, the best interest of our company.

Our bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law. Further, we maintain officer and director liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General
Prior to January 26, 2007, we were classified as a shell company and had no ongoing operations, minimal operating expenses, no employees and operated under the name Pace.

On January 26, 2007, we acquired Conmed, Inc., a provider of correctional healthcare services since 1984 (the “Acquisition”). Conmed, Inc. was formed as a corporation on June 10, 1987 in the State of Maryland for the purpose of providing healthcare services exclusively to county detention centers located in Maryland. As Conmed, Inc. developed, it accepted more contracts for additional services including pharmacy and out-of-facility healthcare expenses. In 2000, Conmed, Inc. served more than 50% of the county detention healthcare services market in Maryland. In 2003, Conmed, Inc. elected to seek contracts outside of Maryland and by December 2006, it had secured contracts in four (4) states. In January 2007, Conmed, Inc. was in contract with and serviced 18 detention centers and facilities at the county level in the United States. As a result of the Acquisition, Conmed, Inc. is a wholly-owned subsidiary of us and the business of Conmed, Inc. is now our primary business. As of June 30, 2009, we were servicing detention facilities in thirty-three (33) counties and six (6) states. Our services have expanded to include the mental health offerings of our new wholly-owned subsidiary CMHS.

Critical Accounting Policies
The discussion and analysis of our financial condition and results of operations are based upon our condensed financial statements for the six months ended June 30, 2009 and our consolidated financial statements for the year ended December 31, 2008. The condensed financial statements have been prepared following the requirements of accounting principles generally accepted in the United States (“GAAP”) for interim periods and require us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  On an ongoing basis, we evaluate our estimates, including those related to revenue recognition and related medical expense accruals and amortization and potential impairment of intangible assets and goodwill and stock-based compensation expense.  The consolidated financial statements have been prepared in accordance with GAAP and require us to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported revenues and expenses during the period. Actual results could differ from those estimates.

A summary of our significant accounting policies is as follows:

Acquisitions
Acquisitions are recorded based on Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 141(Revised), Business Combinations (“SFAS 141R”), using the purchase method. Under purchase accounting, assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree should be stated on the financial statements at “fair value” (see definition in Fair Value of Financial Instruments section below), with limited exceptions, as of the acquisition date.  SFAS 141R requires that intangible assets be recognized as assets apart from goodwill if they meet one of two criteria, (1) the contractual-legal criterion, or (2) the separability criterion.  SFAS 141R also requires disclosure of the primary reasons for business combination and the allocation of the purchase price paid to the assets acquired and the liabilities assumed by major balance sheet caption. Goodwill is to be recognized as a residual. If the acquisition-date fair value exceeds the consideration transferred, a gain is to be recognized. The statement generally requires that acquisition costs be expensed as incurred. SFAS 141R is effective for business combinations for which the acquisition date is on or after January 1, 2009.

Fair Value of Financial Instruments
Financial instruments include cash, receivables, accounts payable, accrued expenses, deferred revenue and long-term debt. We believe the fair value of each of these instruments approximates their carrying value in the balance sheet as of the balance sheet date. The fair value of current assets and current liabilities is estimated to approximate carrying value due to the short-term nature of these instruments. The fair value of the long-term debt is estimated based on anticipated interest rates which we believe would currently be available to us for similar issues of debt, taking into account our current credit risk and the other market factors.  The same assumptions are used to record financial instruments acquired through acquisition at fair value.

Effective January 1, 2008, we adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”). In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157, which provides a one year deferral of the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. Therefore, we have adopted the provisions of SFAS 157 with respect to its financial assets and liabilities only. SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under SFAS 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under SFAS 157 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are the following:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities.

•
Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The adoption of SFAS 157 did not have a material impact on our financial statements.

Service Contracts Acquired
There are material costs in obtaining a customer list, especially customers with recurring revenue streams. The value of service contracts acquired is represented by the future revenue streams, therefore, the income approach is the most applicable fair value measurement approach to value these assets. The operating income streams of service contracts acquired are calculated based on the net present value of estimated earnings. Operating income streams are estimated on a contract by contract basis and an overall cost factor is used to estimate management expenses.  Service contracts acquired are amortized over the life of each individual contract.

Non-Compete Agreements
Non-compete agreements are generally acquired as part of our acquisition agreements.  Key considerations in estimating the value of non-compete agreements include consideration of the potential losses resulting from such competition, the enforceability of the terms of the agreement, and the likelihood of competition in the absence of the agreement. Non-compete agreements are amortized over the lives of the agreements.

Goodwill
We record as goodwill the excess of purchase price over the fair value of the identifiable net assets acquired.  SFAS No. 142, Goodwill and Other Intangible Assets, prescribes a two-step process for impairment testing of goodwill, which is performed annually, as well as when an event triggering impairment may have occurred. The first step tests for impairment, while the second step, if necessary, measures the impairment. There have been no indicators of impairment for any of the goodwill. We have elected to perform our annual analysis during the fourth quarter of each fiscal year.

Revenue Recognition
Our principal source of revenue is contracts to provide medical assistance to county and municipal correctional facilities. Deferred revenue represents amounts that may be paid in advance of delivery under these contracts.

Most of our contracts call for a fixed monthly fee. In addition, most contracts have incremental charges based on the average daily population (“ADP”) of the correctional facility or a contractual fee adjustment based on the ADP. Revenues from contracts are recognized ratably for fixed fees, or monthly for contracts with variable charges based on ADP. We have one contract that partially operates on a cost plus basis. The timing of each payment varies per contract. Credit terms are not more than 30 days from the date of invoice.

Certain contracts provide for monthly fee adjustments to reflect any missed hours of work required under terms of the contract. In addition, we may incur liquidated damages related to specific performance measurements required under the contract that we have failed to meet. Reductions in monthly fees resulting from staffing adjustments and liquidated damages are recorded by us as reductions to revenue.

Certain contracts include “stop/loss” limits, which create a ceiling to our financial responsibility for an individual inmate's care or a maximum amount in the aggregate for certain categories of medical expenses, whereby we are protected from catastrophic medical losses. In circumstances where a stop/loss is reached, we are reimbursed for any costs incurred over the predetermined stop/loss amount. Any reimbursement received by us is recorded as revenue.

Accrued Medical Claims Liability
Medical expenses include the costs associated with medical services provided by off-site medical providers; pharmacy, laboratory and radiology fees; professional and general liability insurance as well as other generally related medical expenses. The cost of medical services provided, administered or contracted for are recognized in the period in which they are provided based in part on estimates for unbilled medical services rendered through the balance sheet date. The Company estimates an accrual for unbilled medical services using available utilization data including hospitalization, one-day surgeries, physician visits and emergency room and ambulance visits and other related costs, which are estimated. Additionally, Company personnel review certain inpatient hospital stays and other high cost medical procedures and expenses in order to attempt to identify costs in excess of the historical average rates. Once identified, reserves are determined which take into consideration the specific facts available at that time.

Actual payments and future reserve requirements will differ from the Company’s current estimates. The differences could be material if significant adverse fluctuations occur in the healthcare cost structure or the Company’s future claims experience. Changes in estimates of claims resulting from such fluctuations and differences between estimates and actual claims payments are recognized in the period in which the estimates are changed or the payments are made.

Stock Compensation
Effective January 1, 2006, we adopted SFAS No. 123 (Revised), Shared-Based Payments (“SFAS 123R”), using the modified prospective transition method. Prior to that date, we accounted for stock option awards under Accounting Principles Board Opinion No. 25. In accordance with SFAS 123R, compensation expense for stock-based awards is recorded over the vesting period at the fair value of the award at the time of grant. The recording of such compensation began on January 1, 2006 for shares not yet vested as of that date and for all new grants subsequent to that date. The exercise price of options granted under our incentive plans is equal to the fair market value of the underlying stock at the grant date. We assume no projected forfeitures on stock-based compensation, since actual historical forfeiture rates on our stock-based incentive awards have been negligible.

Fair Value of Derivative Financial Instruments
Effective January 1, 2009, we adopted Emerging Issues Task Force (“EITF”) Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock (“EITF 07-5”). EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application was not permitted. Paragraph 11(a) of SFAS No. 133, Accounting for Derivatives and Hedging Activities (“SFAS 133”) specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. EITF 07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the SFAS 133 paragraph 11(a) scope exception.  The first step evaluates the instrument’s contingent exercise provisions, if any and the second step evaluates the instrument’s settlement provisions.

Income Taxes
Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Recently Adopted Accounting Standards
Effective January 1, 2009, we adopted SFAS 141R and it did not have a material impact on our financial position or results of operations. SFAS 141R replaces the original SFAS No. 141. This statement applies to all transactions in which an entity obtains control of one or more businesses. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at their fair values, with limited exceptions, as of the acquisition date. Goodwill is to be recognized as a residual. If the acquisition-date fair value exceeds the consideration transferred, a gain is to be recognized. The statement generally requires that acquisition costs be expensed. SFAS 141R became effective for business combinations for which the acquisition date is on or after January 1, 2009.

Effective January 1, 2009, we adopted SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS 160”) and it did not have a material impact on our financial position or results of operations. SFAS 160 requires companies to report ownership interest in subsidiaries held by other parties (minority interest) to be clearly identified, labeled and presented in the consolidated statement of financial condition separately within the equity section. The amount of consolidated net income attributable to the parent company and to the noncontrolling interest is to be clearly identified and presented on the face of the consolidated statement of income. SFAS 160 became effective beginning January 1, 2009.

Effective January 1, 2009, we adopted EITF 07-5.  Details related to our adoption of this standard and its impact on our financial position and results of operations are discussed in more detail elsewhere in this Management’s Discussion and Analysis of Financial Condition and Results of Operations and in the accompanying Notes to the Unaudited Condensed Consolidated Financial Statements.

Effective with the quarter ended June 30, 2009, we adopted FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP FAS 107-1 and APB 28-1”) and it did not have a material impact on our financial position or results of operations.  FSP FAS 107-1 and APB 28-1 require disclosures about fair value of financial instruments in interim and annual financial statements.  FSP FAS 107-1 and APB 28-1 became effective for periods ending after June 15, 2009.

Effective with the quarter ended June 30, 2009, we adopted SFAS No. 165, Subsequent Events (“SFAS 165”) and it did not have a material impact on our financial position or results of operations.  SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued.

New Accounting Pronouncements
In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of SFAS No. 162 (“SFAS 168”).  Under SFAS 168, the FASB Accounting Standards Codification (“Codification”) will become the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities.  Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.  On the effective date of SFAS 168, the Codification will supersede all then-existing non-SEC accounting and reporting standards.  All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative.  SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009.  In the FASB’s view, the issuance of SFAS 168 and the Codification will not change GAAP, except for those nonpublic nongovernmental entities that must now apply the American Institute of Certified Public Accountants Technical Inquiry Service Section 5100, “Revenue Recognition”, paragraphs 38-76.  The Company does not expect that the adoption of SFAS 168 will have a material impact on our financial position or results of operations.

Results of Operations

Six Months Ended June 30, 2009 compared to Six Months Ended June 30, 2008
The following discussion of financial results below is derived from unaudited financial statements for the six months ended June 30, 2009 and 2008.

	Six Months Ended June 30, 2009		Six Months Ended June 30, 2008
	Amount	% of Revenue	Amount	% of Revenue
Service contract revenue	$25,131,993	100.0%	$16,831,113	100.0%

HEALTHCARE EXPENSES:
Salaries, wages and employee benefits	14,238,095	56.7%	8,719,760	51.8%
Medical expenses	4,763,396	19.0%	4,659,923	27.7%
Other operating expenses	863,830	3.4%	487,704	2.9%
Total healthcare expenses	19,865,321	79.0%	13,867,387	82.4%

Gross profit	5,266,672	21.0%	2,963,726	17.6%

OPERATING EXPENSES:
Selling, general & administrative expenses	3,759,723	15.0%	3,084,421	18.3%
Depreciation and amortization	1,240,559	4.9%	1,029,575	6.1%
Total operating expenses	5,000,282	19.9%	4,113,996	24.4%

Operating income (loss)	266,390	1.1%	(1,150,270)	(6.8)%

OTHER INCOME (EXPENSE)
Interest income	44,580	0.2%	107,150	0.6%
Interest expense	(7,173)	0.0%	(3,194)	0.0%
Change in fair value of derivatives	(2,444,273)	(9.7)%	—	0.0%
Total other income (expense)	(2,406,866)	(9.6)%	103,956	0.6%

(Loss) before income taxes	(2,140,476)	(8.5)%	(1,046,314)	(6.2)%

Income tax expense	153,000	0.6%	—	0.0%

Net (loss)	$(2,293,476)	(9.1)%	$(1,046,314)	(6.2)%

Revenues
Net revenue from medical services provided primarily to correctional institutions for the six months ended June 30, 2009 and 2008, was $25,131,993 and $16,831,113, respectively, which represents an increase of $8,300,880 or 49.3%. Net loss was $2,293,476 or 9.1% of revenue compared to a net loss of $1,046,314 or 6.2% of revenue for the six months ended June 30, 2009 and 2008, respectively, which represented an increased loss of $1,247,162.

Approximately $7,628,984 or 91.9% of the increase in revenue for the six months ended June 30, 2009 compared to the same period for the prior year resulted from the addition of new contracts since December 31, 2007: Caroline County, MD; Chesapeake City, VA; Douglas County, OR; Pima County, AZ; and Western Virginia Regional Jail, VA.  Revenues also increased as a result of the contracts in Oregon acquired when we purchased all of the assets of EMDC in February 2008 plus the revenue generated from the acquisition of CMHS on November 4, 2008. Revenue improvement totaling approximately $462,429, or 5.6% of the increase, resulted primarily from expansion of the services provided under a number of our existing contracts in which we were providing services prior to 2008. Price increases related to existing service requirements totaled approximately $662,619 or 8.0% of the revenue increase. Partially offsetting the above were decreases in other volume related activities totaling $453,152, or 5.5% of revenue, primarily associated with a decrease in stop/loss reimbursements due to reduced out of facility medical expenditures in excess of stop/loss limits billed back to counties.

Healthcare Expenses
Salaries and employee benefits
Salaries and employee benefits for healthcare employees were $14,238,095 or 56.7% of revenue for the six month period ended June 30, 2009, compared to $8,719,760 or 51.8% of revenue for the six months ended June 30, 2008. The increase in spending for salaries and employee benefits of $5,518,335 or 63.3% is due to the addition of new healthcare employees required to support the increased staffing requirements resulting primarily from our new medical service contracts and expansions in some of our existing agreements. The primary factors causing the increase in salaries and employee benefits as a percentage of revenue was the addition of new service contracts with Caroline County, MD , Pima County, AZ, and Western Virginia Regional Jail, VA, which primarily provide staffing services. As a result, these contracts increased the mix of salaries and employee benefits as a percentage of total revenue.  Salaries and employee benefits also increased as a result of the acquisition of CMHS on November 4, 2008.  Additionally, the services provided by CMHS to Conmed prior to the acquisition of CMHS on November 4, 2008 were being recorded as independent contractor medical expenses totaling approximately $439,000.  Since the acquisition, those expenses are now primarily recorded as employee salaries and benefits.

Medical expenses
Medical expenses for the six months ended June 30, 2009 and 2008 were $4,763,396 or 19.0% of revenue and $4,659,923 or 27.7% of revenue, respectively, which represented an increase of $103,473 or 2.2%. The increase in spending for medical expenses in absolute dollars reflects increased expenditures for pharmacy services, a portion of which were offset by reductions in out of facility medical services expense. The reduction in spending as a percentage of revenue results from the favorable mix factor generated from the new primarily staffing services contracts in 2008 in Caroline County, MD , Pima County, AZ, and Roanake County, VA and decreased spending for hospitalization and other out of facility inmate medical visits primarily in Baltimore County, MD, Loudoun County, VA and Frederick County, MD, partially offset by the addition of pharmacy services in Calvert County, MD, Douglas County, OR and Pima County, AZ.  Additionally, the services provided by CMHS to Conmed prior to the acquisition of CMHS on November 4, 2008 were being recorded as independent contractor medical expenses totaling approximately $439,000.  Since the acquisition, those expenses are now primarily recorded as employee salaries and benefits.

Other operating expenses
Other operating expenses were $863,830, or 3.4% of revenue, for the six months ended June 30, 2009, compared to $487,704, or 2.9% of revenue, for the six months ended June 30, 2008. The increase of $376,126 is directly related to the increase in the number of inmates served as a result of the new service contracts and reflects increased spending for employment advertising and recruiting, professional liability insurance, office supplies and travel expenses.

Operating Expenses
Selling, general and administrative expenses
Selling, general and administrative expenses for the six months ended June 30, 2009 and 2008 were $3,759,723 or 15.0% of revenue and $3,084,421 or 18.3% of revenue, respectively. The increased expenditures of $675,302 reflects an increased investment in additional management and administrative personnel required to support additional new contracts and services added in 2008, as well as to sustain the Company during anticipated future growth and increased legal expenses. Stock based compensation for the six months ended June 30, 2009 and 2008 was $324,269 and $263,247, respectively.

Depreciation and amortization
Depreciation and amortization primarily reflects the amortization of intangible assets related to the acquisition of Conmed, Inc. in January 2007, the purchase of medical service contracts from EMDC in February 2008 and the acquisition of CMHS in November 2008. Amortization of service contracts acquired was $957,000, or 3.8% of revenue, for the six months ended June 30, 2009, compared to $836,000, or 5.0% of revenue, for the six months ended June 30, 2008. The increase primarily reflects additional amortization expense for service contracts acquired in the CMHS acquisition in November 2008 partially offset by a decrease in amortization expense related to the Conmed, Inc. acquisition as certain individual contracts acquired have become fully amortized. Amortization of non-compete agreements was $193,000, or 0.8% of revenue, for the six months ended June 30, 2009, compared to $154,000, or 0.9% of revenue, for the six months ended June 30, 2008. The increase primarily reflects an additional non-compete agreement related to the acquisition of CMHS. Depreciation expense increased to $90,559 for the six months ended June 30, 2009 compared to $39,575 for the prior year period due primarily to capital expenditures associated with the new corporate office in Hanover, Maryland, a new corporate accounting system, and computer equipment in our Pima County, AZ facility.

Interest income
Interest income was $44,580 for the six months ended June 30, 2009 compared to $107,150 for the same period in 2008. Cash balances in the first six months of 2009 were higher compared to the first six months of 2008, however the lower interest income reflects reduced short-term interest rates during the period.

Interest expense
Interest expense for the first six months increased to $7,173 in 2009 compared to $3,194 in the same period in 2008.

Change in fair value of derivatives
As a result of adopting EITF 07-5 effective January 1, 2009, 1,705,000 of our issued and outstanding common stock purchase warrants previously treated as equity pursuant to the derivative treatment exemption were no longer afforded equity treatment and as a result they are now being recorded as a liability based on fair value estimates.  These common stock purchase warrants do not trade in an active securities market, and as such, we estimate the fair value of these warrants using the Black-Scholes option pricing model and all changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expire.  As such, on January 1, 2009, we reclassified from additional paid-in capital, as a cumulative effect adjustment, $366,612 to beginning retained earnings and $2,399,538 to a long-term warrant liability to recognize the fair value of such warrants on such date.

During the six months ended June 30, 2009, warrants to purchase 40,000 shares of common stock were exercised generating $12,000 of net proceeds and warrants to purchase 117,000 shares of common stock were exercised by cashless exercise and as a result, a total of 143,890 shares of common stock were issued.

The following table summarizes the warrant activity for the six months ended June 30, 2009:

	Pre- Acquisition Warrants	Investor Warrants @ $0.30 per share	Investor Warrants @ $2.50 per share	Total
Shares outstanding as of January 1, 2009	225,000	980,000	500,000	1,705,000

Shares exercised	-	157,000	-	157,000
Fair value of shares exercised	$-	$393,321	$-	$393,321
Realized loss on shares exercised	$-	$91,648	$-	$91,648

Shares outstanding as of June 30, 2009	225,000	823,000	500,000	1,548,000

Unrealized loss on shares outstanding as of June 30, 2009	$371,056	$1,351,927	$629,642	$2,352,625
Fair value of shares outstanding as of June 30, 2009	$799,277	$2,932,954	$1,084,871	$4,817,102

Income tax expense
Our effective tax rate differs from the expected tax rate primarily due to permanent differences related to stock-based compensation and derivatives related to warrants.  The change in our effective tax rate from prior periods is primarily due to the relation of our taxable income relative to pre-tax income and the ability to effectively determine our annualized effective tax rate.  For the six months ended June 30, 2009, we recorded income tax expense of $153,000.  Management continues to apply a valuation allowance against certain deferred tax assets because of a limited history of taxable income, the long-term nature of the deferred tax asset and certain limitations regarding the utilization of the net operating loss carryforwards. The Company’s ability to utilize its net operating loss carryforwards and research and development credit is currently limited due to limitations on change of control under Section 382 of the Internal Revenue Code. Accordingly, we have fully reserved for the net operating loss carryforwards and research and development credit as we do not expect to derive any future benefit from them.

Liquidity and Capital Resources

Financing is generally provided by funds generated from our operating activities.

Cash flow for the six months ended June 30, 2009 compared to the six months ended June 30, 2008
Cash as of June 30, 2009 and June 30, 2008 was $8,921,083 and $7,251,819, respectively.  We believe that our existing cash balances and anticipated cash flows from future operations will be sufficient to meet our normal operating requirements and liquidity needs for at least the next twelve months.

Cash flow from operations for the six months ended June 30, 2009 totaled $1,792,407. The net loss of $2,293,476 was offset by $4,009,101 in adjustments for non-cash expenses such as the change in fair value of derivatives of $2,444,273, amortization of $1,150,000 and stock-based compensation of $324,269.  Changes in working capital components generated an additional $76,782, reflective of an increase in accounts payable of $560,167 and a decrease in accounts receivable of $518,196 partially offset by decreases in income taxes payable of $360,140, deferred revenue of $346,228 and accrued expenses of $212,988.  The increase in accounts payable resulted primarily from the timing of vendor payments in relation to quarter end.  The decrease in accounts receivable resulted primarily from the receipt of customer payments prior to quarter end that typically are received the following week.  The decrease in income taxes payable resulted primarily from estimated tax payments in excess of the increase in liability as well as the increased revenue and related expenses.  The decrease in deferred revenue resulted primarily from a reduction in advance customer payments due to their fiscal year ending June 30, 2009 which prohibits them from making advance payments for services pertaining to the next fiscal year.  The decrease in accrued expenses resulted primarily from the decrease in medical expenses for the quarter ended June 30, 2009.

Cash flow from operations for the six months ended June 30, 2008 totaled $668,188.  The net loss of $1,046,314 was offset by $1,295,078 in adjustments for non-cash expenses such as amortization of $990,000 and stock-based compensation of $263,246.  Changes in working capital components generated an additional $419,424 because of increases in accrued expenses of $1,027,433 and accounts payable of $159,956 partially offset by an increase in accounts receivable of $158,182 and prepaid expenses of $327,955 and a decrease in deferred revenue of $326,828.  The increase in accrued expenses, accounts payable and accounts receivable resulted primarily from the increase in revenue and related expenses.  The increase in prepaid expenses resulted primarily from annual insurance premiums paid during the quarter.  The decrease in deferred revenue resulted primarily from a reduction in advance customer payments due to their fiscal year ending June 30, 2008 which prohibits them from making advance payments for services pertaining to the next fiscal year.

Cash flow from investing activities for the six months ended June 30, 2009 used $219,278 primarily for purchases of vehicles and equipment.

Cash flow from investing activities for the six months ended June 30, 2008 used $517,159. The asset purchase of EMDC service contracts used $245,762 and purchases of computer and office equipment primarily related to the new corporate office in Hanover, Maryland used $271,397.

Cash flow from financing activities for the six months ended June 30, 2009 used cash of $124,186. Payments on the line of credit were $100,000 and payments on loans were $36,186 which was partially offset by proceeds from warrant exercises of $12,000.

Cash flow from financing activities for the six months ended June 30, 2008 used cash of $35,930 for payments on loans.

Loans
As of June 30, 2009, we had a note outstanding for a vehicle in the amount of $1,319 and two short-term notes payable for $22,723 and $45,000, respectively.

Off Balance Sheet Arrangements
We are required to provide performance and payment guarantee bonds to county governments under certain contracts. As of June 30, 2009, we have three performance bonds totaling $7,845,325 and two payment bonds for $2,785,281, totaling $10,630,606. The surety issuing the bonds has recourse against our assets in the event the surety is required to honor the bonds.

Contractual Obligations
The following table presents our expected cash requirements for contractual obligations outstanding as of June 30, 2009:

	Total	Due as of 6/30/10	Due as of 6/30/11 and 6/30/12	Due as of 6/30/13 and 6/30/14	Due Thereafter
Automobile Loan	$1,319	$1,319	$—	$—	$—
Note Payable	68,122	43,122	25,000	—	—
Equipment Leases	141,603	57,862	69,465	14,276	—
Automobile Leases	57,265	32,078	25,187	—	—
Office Space Leased	573,829	198,279	289,087	86,463	—
Total Contractual Cash Obligations	$842,138	$332,660	$408,739	$100,739	$—

Effects of Inflation
We do not believe that inflation and changing prices over the past three years have had a significant impact on our revenue or results of operations.

Potential Future Service Contract Revenue
As of June 30, 2009, we have entered into 55 agreements with county governments to provide medical and healthcare services primarily to county and municipal correctional facilities. Most of these contracts are for multiple years and include option renewal periods which are, in all cases, at the county's option. The original terms of the contracts are from one to nine years. These medical service contracts have potential future service contract revenue of $166 million as of June 30, 2009, with a weighted-average term of 4.2 years, of which approximately $22 million relates to the initial contract period and approximately $144 million relates to the option renewal periods.

Results of Operations

Twelve-Months Ended December 31, 2008 Compared to the 340-Day Period January 26, 2007 to December 31, 2007
The following discussion of financial results below is derived from audited financial statements for the twelve months ended December 31, 2008 and the 340-Day Period January 26, 2007 to December 31, 2007 (hereafter referred to as the “340-Day Period”).

	Twelve Months Ended December 31, 2008		For the 340-Day Period January 26, 2007 to December 31, 2007
	Amount	% of Revenue	Amount	% of Revenue
Service contract revenue	$40,550,414	100.0%	$24,568,475	100.0%

HEALTHCARE EXPENSES:
Salaries, wages and employee benefits	21,412,861	52.8%	12,810,048	52.1%
Medical expenses	10,378,753	25.6%	6,253,352	25.5%
Other operating expenses	1,333,425	3.3%	861,296	3.5%
Total healthcare expenses	33,125,039	81.7%	19,924,696	81.1%

Gross profit	7,425,375	18.3%	4,643,779	18.9%

OPERATING EXPENSES:
Selling, general & administrative expenses	6,359,694	15.7%	4,450,939	18.1%
Depreciation and amortization	2,132,748	5.3%	2,090,977	8.5%
Total operating expenses	8,492,442	20.9%	6,541,916	26.6%

Operating (loss)	(1,067,067)	(2.6)%	(1,898,137)	(7.7)%

Net interest income	147,800	0.4%	306,116	1.2%

Loss before income taxes	(919,267)	(2.3)%	(1,592,021)	(6.5)%

Income tax expense	—	0.0%	162,000	0.7%

Net (loss)	$(919,267)	(2.3)%	$(1,754,021)	(7.1)%

Revenues
Net revenue from medical services provided primarily to correctional institutions for the twelve months ended December 31, 2008 and the 340-Day Period, was $40,550,414 and $24,568,475, respectively, which represents an increase of $15,981,939 or 65.1%. Net loss was $919,267 or 2.3% of revenue and $1,754,021 or 7.1% of revenue for the twelve months ended December 31, 2008 and the 340-Day Period, respectively, which represented a decreased loss of $834,754.

A portion of the revenue increase, $1,504,565 or 9.4%, was attributable to the 25-day period from January 1 through January 25, 2008, which corresponding 25-day period was not included in the results for the prior year.  The remainder of the increase in revenue for the twelve months ended December 31, 2008 compared to the 340-Day Period resulted primarily from the addition of new medical service contracts which were acquired after January 26, 2007. Together these new contracts accounted for approximately $11,502,689 or 72.0% of the increase in revenue for the period. This increase includes approximately $7,703,380 in additional revenue from new contracts obtained in 2008 with Caroline County, MD; City of Chesapeake, VA; Douglas County, OR and Pima County AZ; plus approximately $3,271,993 in increased revenue reflecting the full year’s 2008 impact from medical service contracts acquired in 2007. Additional revenue resulting from the contracts purchased from EMDC and the acquisition of CMHS, which occurred on February 28, 2008 and November 4, 2008, respectively, accounted for $527,315 of the increase. Revenue increases totaling approximately $2,081,413, or 13.0% of the increase, resulted primarily from expansion of the services provided plus other volume related activities under a number of our existing contracts in which we were providing services prior to 2007. Price increases related to existing service requirements totaled approximately $893,272 or 5.6% of the increase.

Healthcare Expenses
Salaries and employee benefits
Salaries and employee benefits for healthcare employees were $21,412,861 or 52.8% of revenue for the twelve month period ended December 31, 2008, compared to $12,810,048 or 52.1% of revenue for the 340-Day Period in 2007. A portion of the revenue increase, $842,575 or 9.8%, was attributable to the 25-day period from January 1 through January 25, 2008, which corresponding 25-day period was not included in the results for the prior year.  The remainder of the increase in spending for salaries and related employee benefits of $7,760,238 or 60.6% is primarily due to the addition of new healthcare employees required to support the increased staffing requirements resulting from our new medical service contracts and expansions in some of our existing agreements.

Medical expenses
Medical expenses for the year ended December 31, 2008 and the 340-Day Period in 2007 were $10,378,753 or 25.6% of revenue and $6,253,352 or 25.5% of revenue, respectively, which represented an increase of $4,125,401 or 66.0%. A portion of the revenue increase, $439,206 or 10.6%, was attributable to the 25-day period from January 1 through January 25, 2008, which corresponding 25-day period was not included in the results for the prior year.  The remainder of the increase in spending for medical expenses of $3,686,195, or 58.9%, primarily reflects increases for medical services care resulting primarily from the increase in medical service contracts. As a percentage of revenue increased expenditures for pharmacy and out of facility medical services were partially offset by reduced spending on contracted medical services in facility plus reduced expenditures on laboratory fees and medical supplies.

Other operating expenses
Other operating expenses were $1,333,425, or 3.3% of revenue, for the twelve months ended December 31, 2008, compared to $861,296, or 3.5% of revenue, for the 340-Day Period in 2007. A portion of the revenue increase, $45,552 or 9.6%, was attributable to the 25-day period from January 1 through January 25, 2008, which corresponding 25-day period was not included in the results for the prior year.  The remainder of the increase of $426,577 is directly related to the increase in the number of inmates served as a result of the new service contracts. The decrease in other operating expenses as a percentage of revenue reflects reduced expenditures for employment advertising and surety bond fees partially offset by increased professional services and travel primarily related to the start up at Pima County.

Operating Expenses
Selling, general and administrative expenses
Selling, general and administrative expenses for the year ended December 31, 2008 and the 340-Day Period in 2007 were $6,359,694 or 15.7% of revenue and $4,450,939 or 18.1% of revenue, respectively. A portion of the revenue increase, $92,264 or 6.1%, was attributable to the 25-day period from January 1 through January 25, 2008, which corresponding 25-day period was not included in the results for the prior year.  The remaining increase of $1,816,491 or 40.8% primarily reflects investment in additional management and administrative personnel required to support the Company due to the increase in medical service contracts, higher legal accounting and other professional fees as well as additional costs associated with our new headquarters at Hanover, Maryland.  Equity based compensation for the twelve month period ended December 31, 2008 and the 340-Day Period in 2007was $573,775 and $556,449, respectively.

Depreciation and amortization
Depreciation and amortization reflects the amortization of intangible assets related to the acquisition of Conmed, Inc. and CMHS in January 2007 and November 2008, respectively, and the purchase of medical service contracts from EMDC in February 2008. Amortization of service contracts acquired for the twelve months ended December 31, 2008 was $1,693,000, compared to $1,801,000 for the 340-Day Period in 2007. The reduced amortization reflects certain individual medical service contracts acquired in the Acquisition that have become fully amortized partially offset by amortization of the service contracts acquired in 2008 from CMHS and EMDC as well as the comparison of the twelve month period ended December 31, 2008 to the 340-Day Period in 2007. Amortization of non-compete agreements was $327,333 and $251,000 for the twelve months ended December 31, 2008 and the 340-Day Period in 2007, respectively reflecting additional amortization resulting from the acquisition of EMDC and CMHS as well as the comparison of the twelve month period ended December 31, 2008 to the 340-Day Period in 2007. Depreciation expense increased to $112,415 for the twelve months ended December 31, 2008, compared to $38,977 for the 340-Day Period in 2007 due primarily to capital expenditures associated with the new corporate office in Hanover, Maryland as well as the comparison of the twelve month period ended December 31, 2008 to the 340-Day Period in 2007.

Interest income
Interest income for the year ended December 31, 2008 and the 340-Day Period in 2007 was $154,949 and $312,964, respectively, reflecting lower short-term average interest rates for the current period that were partially offset by higher average cash balances.

Interest expense
Interest expense for the year ended December 31, 2008 increased to $7,149 compared to $6,848 for the 340-Day Period in 2007.

Income tax expense
Management applied a valuation allowance against certain deferred tax assets because of a limited history of taxable income, the long-term nature of the deferred tax asset and certain limitations regarding the utilization of the net operating loss carryforwards. We have recorded a current tax payable for the amount of tax that is expected to be paid for the current year and we have recognized a deferred tax asset limited to tax paid or expected to be paid. As a result, we have an effective tax rate of zero and there is no tax expense shown in the financial statements for the twelve months ended December 31, 2008.

Liquidity and Capital Resources

Financing is generally provided by funds generated from our operating activities. Current working capital balances and funds used to acquire Conmed, Inc. in January 2007 were provided by the private placement of $15,000,000 of units of Series B Convertible Preferred Stock and warrants completed on January 26, 2007.  Funds used to acquire the EMDC contracts and CMHS were provided by working capital.

Cash Flow for the year ended December 31, 2008 compared to the 340-Day Period January 26, 2007 to December 31, 2007
Cash as of December 31, 2008 and December 31, 2007 was $7,472,140 and $7,136,720, respectively.  We believe that our existing cash balances and anticipated cash flows from future operations will be sufficient to meet our normal operating requirements and liquidity needs for the next twelve months.

Cash flow from operations for the year ended December 31, 2008 totaled $2,810,990, reflecting a net loss of $919,267 offset by $2,153,780 in adjustments for non-cash expenses such as amortization, stock-based compensation and deferred income taxes and $1,576,477 in changes in working capital components because of increases in accrued expenses, accounts payable and deferred revenue partially offset by increases in accounts receivable and prepaid expenses.  The increase in accrued expenses resulted primarily from increases in estimated medical expenses resulting primarily from the increase in medical service contracts and accrued wages resulting primarily from the addition of new healthcare employees required to support the increased staffing requirements from our new medical service contracts in addition to the wage accrual covering two additional days as compared to last year as well as the accrued hold back related to the CMHS acquisition.  The increase in accounts receivable and accounts payable resulted primarily from the increase in revenues and expenses resulting primarily from the increase in medical service contracts.  The increase in deferred revenue was primarily the result of new medical service contracts with payments in advance.  The increase in income taxes payable resulted primarily from the decreased loss which resulted in an increased taxable income.  Cash flow from operations for the 340-Day Period in 2007 totaled $1,368,954, reflecting a net loss of $1,754,021 offset by $2,719,984 in adjustments for non-cash expenses such as amortization and stock-based compensation and $402,991 in changes in working capital components because of increases in accrued expenses and deferred revenue and a decrease in prepaid expenses partially offset by an increase in accounts receivable and a decrease in accounts payable.  The increase in accrued expenses, accounts receivable and deferred revenue resulted primarily from the increase in revenue and related expenses.  The decrease in accounts payable resulted primarily from the additional cash available from the private placement that was used to pay vendors as well as the increase in accrued expenses.  The decrease in prepaid expenses resulted primarily from expenses related to the Acquisition.

Cash flow from investing activities for the year ended December 31, 2008 used $2,439,869. The acquisition of CMHS and the purchase of EMDC’s contracts used $1,767,855 and $245,853, respectively. Purchases of property and equipment primarily related to the new office facility in Hanover, Maryland used $426,161. Cash flow from investing activities for the 340-Day Period in 2007 used $8,002,784. The Acquisition used $7,794,597 and purchases of computer and office equipment used $208,187.

Cash flow from financing activities for the year ended December 31, 2008 used cash of $35,701. Borrowings on the line of credit of $39,903 were offset by payments on loans payable of $75,604.  Cash flow from financing activities for the 340-Day Period in 2007 provided cash of $13,108,245. Net cash proceeds from the Private Placement were $12,916,997, and a short-term loan to finance the purchase of an insurance policy added $289,368 partially offset by payments on an automobile loan and the short-term loan of $296,120. Proceeds from the exercise of 120,000 warrants totaled $36,000.

Loans
As of December 31, 2008, we had a note outstanding for a vehicle in the amount of $5,443 and two short-term notes payable for $44,785 and $55,000, respectively.

Line of Credit
As of December 31, 2008, we had $100,000 outstanding on a $100,000 line of credit related to the CMHS acquisition. The line of credit expires on December 31, 2009.

Off Balance Sheet Arrangements
We are required to provide performance and payment guarantee bonds to county governments under certain contracts. As of December 31, 2008, we have three performance bonds totaling $7,845,325 and two payment bonds for $2,785,281, totaling $10,630,606. The surety issuing the bonds has recourse against our assets in the event the surety is required to honor the bonds.

Contractual Obligations
The following table presents our expected cash requirements for contractual obligations outstanding as of December 31, 2008:

	Total	Current	2 - 3 years	4 - 5 years	Thereafter
Automobile loan	$5,443	$5,443	$—	$—	$—
Notes payable	101,244	66,244	35,000	—	—
Line of credit	100,000	100,000	—	—	—
Office equipment leases	189,650	57,643	84,487	47,520	—
Automobile leases	74,535	34,538	39,997	—	—
Office space leased & other facility leases	681,993	222,978	298,801	160,214	—
Total	$1,152,865	$486,846	$458,285	$207,734	$—

Effects of Inflation
We do not believe that inflation and changing prices over the past three years have had a significant impact on our revenue or results of operations.

Potential Future Service Contract Revenue
As of December 31, 2008, we have entered into 48 agreements with county governments to provide medical and healthcare services primarily to county correctional institutions. Most of these contracts are for multiple years and include option renewal periods which are, in all cases, at the county's option. The original terms of the contracts are from one to nine years. These medical service contracts have potential future service contract revenue of $160 million as of December 31, 2008, with a weighted-average term of 4.5 years, of which approximately $45 million relates to the initial contract period and approximately $115 million relates to the option renewal periods.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, to the best of our knowledge, since the beginning of fiscal year 2008, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $120,000, and in which any director or executive officer, or any stockholder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

On February 29, 2008, in connection with the purchase of all of the assets of EMDC, we issued warrants to purchase an aggregate of 80,000 shares of common stock at an exercise price of $1.85 per share to two employees of Equity Dynamics, Inc., an entity wholly owned by John Pappajohn, a director of the Company.

During the fourth quarter of 2008, we paid $75,000 to Equity Dynamics, Inc., an entity wholly owned by John Pappajohn, a director of the Company, for acquisition advisory services related to the purchase of all of the stock of CMHS that occurred on November 4, 2008.

MARKET FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the NYSE Amex under the symbol “CONM”.  From March 14, 2007 until July 14, 2009, our common stock was quoted on the OTC Bulletin Board under the symbol “CMHM.OB”.  From May 19, 1998 until March 14, 2007, our common stock was quoted on the OTC Bulletin Board under the symbol “PCES.OB”.  From our initial public offering on April 27, 1995 through May 18, 1998, our common stock was traded on The NASDAQ Small Cap Market.

The following table sets forth the range of high and low sales prices of our common stock by quarter over the last two years. These quotations reflect inter-dealer prices, without retail markup, markdown, or commission and may not reflect actual transactions.  Share prices are adjusted to reflect the 1 for 20 reverse stock split effective on March 14, 2007.

Quarter Ended	High	Low
9/30/07	4.25	2.90
12/31/07	3.50	2.75
3/31/08	2.80	1.30
6/30/08	2.40	1.55
9/30/08	2.75	1.40
12/31/08	2.80	1.75
3/31/09	2.50	1.65
6/30/09	3.85	2.25

From July 1, 2009 through August 14, 2009, the high and low sales prices of our common stock were $3.55 and $4.33, respectively.

On August 14, 2009 the closing price of our common stock was $3.70.

As of August 14, 2009, there were approximately 71 shareholders of record of our common stock.

Dividend Policy

We have declared no cash dividends since inception with respect to our common stock, and have no plans to declare a dividend in the near future.  The payment by us of dividends, if any, in the future, rests within the sole discretion of our Board of Directors.  The payment of dividends will depend upon our earnings, our capital requirements and our financial condition, as well as other relevant factors.

Securities Authorized for Issuance under Equity Compensation Plans as of December 31, 2008

The following table provides information about the shares of our common stock that may be issued upon the exercise of stock options, warrants and other stock rights under all of our equity compensation plans as of December 31, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights (3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	2,013,167	$2.20	336,833
Equity compensation plans not approved by security holders (2)	605,000	1.72	—
Total	2,618,167	$2.09	336,833

(1)	The “Equity compensation plans approved by security holders” consist of the 2007 Plan.
(2)
The “Equity compensation plans not approved by security holders” consist of consultant warrants issued in 2008 to two employees of Equity Dynamics, Inc. in connection with the Asset Purchase, placement agent warrants issued in 2007 to Maxim Group LLC in connection with the private placement and warrants issued in 2005 to certain designees of John Pappajohn.

2007 Stock Option Plan

General
The 2007 Plan was approved at a special meeting of the Company’s stockholders in March 2007. The 2007 Plan originally authorized the Company to issue up to 1,600,000 shares and was amended on May 30, 2008 to increase the number of shares authorized to be issued to 2,350,000 shares of Common Stock for issuance upon the exercise of options or the award of shares of restricted stock. Such shares have been reserved. The 2007 Plan authorizes the Company to grant:

•	incentive stock options (“ISOs”) to purchase shares of common stock,

•	non-qualified stock options to purchase shares of common stock, and

•	shares of restricted common stock.

Description of the 2007 Stock Option Plan

The purpose of the 2007 Plan is to provide additional incentive to the directors, officers, employees and consultants of the Company who are primarily responsible for the management and growth of the Company. Each option shall be designated at the time of grant as either an an ISO or as a non-qualified stock option. The 2007 Plan also provides for the issuance of restricted stock units to such parties.   The Board of Directors believes that the ability to grant stock options to employees who qualify for ISO treatment provides an additional material incentive to certain key employees. The Internal Revenue Code requires that ISOs be granted pursuant to an option plan that receives stockholder approval within one year of its adoption. The Company adopted the 2007 Plan in order to comply with this statutory requirement and preserve its ability to grant ISOs.

EXECUTIVE COMPENSATION

The following table sets forth all compensation for the last two fiscal years awarded to, earned by, or paid to our Chief Executive Officer and the two most highly paid executive officers serving as such for the year ended December 31, 2008 (the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards [1] ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Richard W. Turner [2]	2008	235,800	40,000	—	264,253	—	—	8,658	548,711
Chairman & Chief
Executive Officer	2007	218,158	50,000	—	377,848	—	—	3,990	649,996

Thomas W. Fry [3]	2008	178,076	18,000	—	35,178	—	—	24,028	255,282
Chief Financial
Officer and
Secretary	2007	165,807	20,000	—	34,173	—	—	—	219,980

Howard M. Haft [4]	2008	250,000	33,000	—	24,468	—	—	7,692	315,160
MD VP and Chief
Medical Officer	2007	225,961	—	—	24,134	—	—	8,654	258,749

1 Amounts shown in the Option Awards column represent the approximate amount recognized by the Company for financial statement reporting purposes in the applicable year for the fair value of equity awards granted to the Named Executive Officers in fiscal year 2008 and prior years for which we continue to recognize compensation cost in 2008, in accordance with Statement of Financial Accounting Standards No. 123 Revised, Share-Based Payments (“SFAS 123R”). For a discussion of the valuation assumptions utilized in calculating the fair value of equity awards under SFAS 123R, see Note 2, “Significant Accounting Policies,” in the notes to our consolidated financial statements included in Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2008, filed with the SEC on July 14, 2009.

2 Dr. Turner’s Option Awards reflect options from the 2007 Plan awarded on January 15, 2007 to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $2.01 per share. The options expire on January 14, 2017 and are contingent upon Dr. Turner’s continued employment with the Company.  The amount included under “all other compensation” for 2008 includes $3,990 in employer contributions for 401(k) retirement plan, $756 for travel expenses and $3,912 for use of a company-leased apartment.  The incremental cost of the apartment is determined by the lease cost apportioned to the executive based upon the number of days occupied.  The amount included under “all other compensation” for 2007 reflects employer contributions for 401(k) retirement plan.

Not included in the table above is compensation for Dr. Turner, who served as a consultant for the Company prior to becoming an officer for the period from May 2006 to January 25, 2007. Dr. Turner was paid consulting fees of $10,000 for the year ended December 31, 2007.

3 Mr. Fry’s Option Awards reflect options from the 2007 Plan awarded on January 15, 2007 and August 26, 2008 to purchase 118,000 and 5,000 shares, respectively of the company’s common stock at an exercise price of $2.01and $2.40, respectively, per share. The options expire on January 14, 2017 and August 25, 2018, respectively, and are contingent upon Mr. Fry’s continued employment with the Company.  The amount included under “all other compensation” for 2008 includes $6,269 in employer contributions for 401(k) retirement plan, $14,625 for travel expenses and $3,134 for use of a company-leased apartment.  The incremental cost of the apartment is determined by the lease cost apportioned to the executive based upon the number of days occupied.

Not included in the table above is compensation for Mr. Fry, who served as a non-executive employee of the Company prior to becoming an officer for the period from September 2006 to January 25, 2007. Mr. Fry was paid a salary of $15,022 for the year ended December 31, 2007.

4 Dr. Haft’s Option Awards reflect options from the 2007 Plan awarded on January 15, 2007 to purchase 83,334 shares of the Company’s common stock at an exercise price of $2.01 per share. The options expire on January 14, 2017 and are contingent upon Dr. Haft’s continued employment with the Company.  The amounts included under “all other compensation” for 2008 and 2007 reflect employer contributions for 401(k) retirement plan.

Not included in the table above is compensation for Dr. Haft, who served as Chief Medical Officer of Conmed, Inc. prior to its acquisition by the Company. Dr. Haft was not paid a salary for the period from January 1, 2007 to January 25, 2007.

Narrative Disclosure to Summary Compensation Table

Employment Agreements with Named Executive Officers

The Company has entered into employment agreements with Richard W. Turner and Howard M. Haft and has entered into a letter of employment with Thomas W. Fry.

Richard W. Turner – Chief Executive Officer

Richard W. Turner serves as Chief Executive Officer of the Company under an employment agreement that was entered into on January 26, 2007.  The initial term of Dr. Turner’s employment was for a period commencing on the first business day following the later to occur of June 1, 2006 or the closing of the merger between the Company and Conmed, Inc. and ending on the one year anniversary of such commencement date.  The agreement is automatically renewed for successive one-year periods thereafter, unless earlier terminated by the terms of the employment agreement.

Under the employment agreement, Dr. Turner is entitled to an initial base salary of $235,800, subject to adjustment upward by the Board of Directors, as well as an annual bonus with a target of 50% of his base salary to be determined and paid on or at the later of (i) the end of the first fiscal quarter of the Company following the end of the period for which the bonus was earned, or (ii) upon the issuance of the independent auditors report for the period ending when the bonus was earned.  Dr. Turner is eligible to receive options to purchase shares of the Company’s common stock from time to time.  In connection with signing the employment agreement, Dr. Turner received an option to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $2.01, which options will vest over a period of four (4) years, with 100,000 options vesting on January 26, 2007, 225,500 options vesting on January 26, 2008 and 18,750 options vesting after each month thereafter for the next 36 months or until such time as Dr. Turner ceases to be employed with the Company.  Mr. Turner is entitled to reimbursement for certain reasonable expenses, including but not limited to the expenses incurred for obtaining and maintaining a furnished rental apartment.

Pursuant to the employment agreement, the Company may terminate Dr. Turner’s employment with or without cause (as defined in the employment agreement) and Dr. Turner may terminate it with or without good reason (as defined in the employment agreement).

Under the employment agreement, upon termination of Dr. Turner’s employment due to death, the Company will continue to pay his base salary to his estate for a period of ninety (90) days after his death.  Upon termination of Dr. Turner’s employment (i) due to his inability to continue to perform his assigned duties as a result of injury, illness or disability for a continuous period exceeding 90 days or 180 out of 360 days, (ii) without cause or (iii) for good reason, the Company will pay Dr. Turner an amount equal to the then applicable base salary, excluding bonus, for a period of six months after termination.

In the event of a change of control (as defined in the employment agreement) of the Company, all options and other equity incentives then granted to Dr. Turner, if any, which are unvested at the date of the change of control will immediately vest and be exercisable.  In the event of a termination of Dr. Turner’s employment by the Company with or without cause or by Dr. Turner with or without good reason within 12 months following a change of control, the Company will pay Dr. Turner, in lieu of the termination payments described in the immediately preceding paragraph and in addition to any benefits, reimbursement expenses, earned and unpaid salary and bonus amount owed to Dr. Turner, a severance amount, payable in a lump sum immediately upon the later of such termination of employment or Dr. Turner’s execution of a release, equal to twelve (12) months’ base compensation, plus an amount equal to the prior year bonus.

Under the employment agreement, Dr. Turner is subject to covenants not to compete and not to solicit customers or employees of the Company for 12 months following the termination of his employment.

Howard M. Haft – Executive Vice President and Chief Medical Officer

Howard M. Haft serves as Executive Vice President and Chief Medical Officer of the Company under an employment agreement that was entered into on January 26, 2007.  The initial term of Dr. Haft’s employment was for a period commencing on the first business day following the later to occur of June 1, 2006 or the closing of the merger between the Company and Conmed, Inc. and ending on the one year anniversary of such commencement date.  The agreement is automatically renewed for successive one-year periods thereafter, unless earlier terminated by the terms of the employment agreement.

Under the employment agreement, Dr. Haft is entitled to an initial base salary of $250,000, subject to adjustment upward by the Board of Directors, as well as an annual bonus with a target of 20% of his base salary to be determined and paid on or at the later of (i) the end of the first fiscal quarter of the Company following the end of the period for which the bonus was earned, or (ii) upon the issuance of the independent auditors report for the period ending when the bonus was earned.  Dr. Haft received a one time lump sum cash payment of $40,000 upon his signing the employment agreement for the purchase of a vehicle.

Pursuant to the employment agreement, the Company may terminate Mr. Haft’s employment with or without cause (as defined in the employment agreement) and Mr. Haft may terminate it with or without good reason (as defined in the employment agreement).

Under the employment agreement, upon termination of Dr. Haft’s employment due to death, the Company will continue to pay his base salary to his estate for a period of ninety (90) days after his death.  Upon termination of Dr. Haft’s employment (i) due to his inability to continue to perform his assigned duties as a result of injury, illness or disability for a continuous period exceeding 90 days or 180 out of 360 days, (ii) without cause or (iii) for good reason, the Company will pay Dr. Haft an amount equal to the then applicable base salary, excluding bonus, for a period of six months after termination.

In the event of a change of control (as defined in the employment agreement) of the Company, all options and other equity incentives then granted to Dr. Haft, if any, which are unvested at the date of the change of control will immediately vest and be exercisable.  In the event of a termination of Dr. Haft’s employment by the Company with or without cause or by Dr. Haft with or without good reason within 12 months following a change of control, the Company will pay Dr. Haft, in lieu of the termination payments described in the immediately preceding paragraph and in addition to any benefits, reimbursement expenses, earned and unpaid salary and bonus amount owed to Dr. Haft, a severance amount, payable in a lump sum immediately upon the later of such termination of employment or Dr. Haft’s execution of a release, equal to six (6) months’ base compensation, plus an amount equal to the prior year bonus.

Under the employment agreement, Dr. Haft is subject to covenants not to compete and not to solicit customers or employees of the Company for 3 years following the termination of his employment or during any period that he is an owner of any issued and outstanding stock of the Company.

Thomas W. Fry – Chief Financial Officer

Thomas W. Fry serves as Chief Financial Officer of the Company under a letter of employment entered into on August 21, 2006, with a commencement date of September 25, 2006.  Mr. Fry is an employee-at-will with the Company.  Both Mr. Fry and the Company retain the right to terminate Mr. Fry’s employment at any time, with or without notice or cause.  Under the letter of employment, Mr. Fry is entitled to a base salary of $175,000, subject to adjustment based on annual performance and compensation reviews, as well as an annual bonus with a target of 20% of his base salary.

In connection with his employment, Mr. Fry was recommended to participate in the Company’s stock option plan with an initial option grant to purchase 90,000 shares of the Company’s common stock, which options will vest over a period of four (4) years, with the first 25% of such options to vest on the one year anniversary of Mr. Fry’s hire date.  Mr. Fry is also subject to a Non-Competition, Non-Solicitation and Confidentiality Agreement.

Annual Bonus Compensation

Each of the Named Executive Officers is eligible to receive an annual bonus.  The actual amount of the bonus awarded to each Named Executive Officer is determined by the Company’s Board of Directors, and with respect to all compensation other than that of the Chief Executive Officer, after consultation with the Chief Executive Officer.

In determining the amount of the bonus to be awarded for each of the Named Executive Officers, the Board does not rely on any specific formula, benchmarking or pre-determined targets. The Board focuses primarily on its subjective determination of the performance of the individual Named Executive Officer, as well as on the performance of the Company, which includes a review of the Company’s actual and estimated results of operations for the current year, operating results and bonus compensation from prior years.  The Board also takes into account the Named Executive Officer’s responsibilities, as well as the services rendered by the Named Executive Officer to the Company.

Each of the Named Executive Officer’s target bonus amounts are as follows:

•	Dr. Turner is eligible annually for a bonus determined by the Board equal to a value of up to 50% of his annual base salary.

•	Dr. Haft is eligible annually for a bonus determined by the Board equal to a value of up to 20% of his annual base salary.

•	Mr. Fry is eligible annually for a bonus determined by the Board equal to a value of up to 20% of his annual base salary.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information with respect to the stock options and restricted stock units held by the Named Executive Officers as of December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Richard W. Turner
Chairman & Chief Executive	531,250 [1]	468,750 [1]	—	2.01	01/14/17	—	—	—	—
Officer

Thomas W. Fry
Chief Financial Officer and	56,542 [2]	61,458 [2]	—	2.01	01/14/17	—	—	—	—
Secretary	—	5,000 [3]	—	2.40	08/25/18	—	—	—	—

Howard M. Haft
MD VP and Chief Medical Officer	39,931 [4]	43,403 [4]	—	2.01	01/14/17	—	—	—	—

1 100,000 of these options vested immediately upon issue on January 15, 2007 and the remainder of these options vest over 4 years based on the following schedule: 225,000 on January 15, 2008 and 18,750 on the 15th of each month for the following 36 months.

2 These options vest over 4 years based on the following schedule: 20,834 on January 15, 2008 and 1,736 on the 15th of each month for the following 36 months. Any rounding differences between the total number of shares awarded and the total number of shares vested will be adjusted in the final vesting month.

3 These options vest over 4 years based on the following schedule: 1,250 on August 26, 2009 and 104 on the 26th of each month for the following 36 months. Any rounding differences between the total number of shares awarded and the total number of shares vested will be adjusted in the final vesting month.

4 These options vest over 4 years based on the following schedule: 29,500 on January 15, 2008 and 2,458 on the 15th of each month for the following 36 months. Any rounding differences between the total number of shares awarded and the total number of shares vested will be adjusted in the final vesting month.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash [1] ($)	Stock Awards ($)	Option Awards [2] ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Richard W. Turner,
Chairman	—	—	—	—	—	—	—

John Pappajohn	3,000	—	19,787	—	—	—	22,787

Edward B. Berger	3,000	—	25,541	—	—	—	28,541

Terry E. Branstad	3,000	—	25,541	—	—	—	28,541

John W. Colloton	3,000	—	23,964	—	—	—	26,964

1 A fee of $1,000 is paid to each director who is not an officer or employee of the Company for attending, in person, a regularly scheduled or special meeting of the Board of Directors and $500 if the director participates in the meeting via conference call. A fee of $500 is paid to each outside director for attending in person a regularly scheduled or special committee meeting if the meeting is held on a different day than the Board meeting. Additionally, a one-time grant of 40,000 non-qualified stock options to outside directors is issued on the date of their initial appointment to the Board of Directors at the closing price on the issue date, vesting over three years and contingent upon their continued service on the Board. The Company will reimburse all directors for approved board related business travel expenses along with other board related approved business expenses according to Company policy. This fee structure is for outside directors only and does not include employees of the Company attending board or committee meetings.

2  Amounts shown in the Option Awards column represent the approximate amount recognized by the Company for financial statement reporting purposes in fiscal year 2008 for the fair value of equity awards granted in fiscal year 2008, if any, and prior years for which we continue to recognize compensation cost in 2008, in accordance with SFAS 123R.  For a discussion of the valuation assumptions utilized in calculating the fair value of equity awards under SFAS 123R, see Note 2, “Significant Accounting Policies,” in the notes to our consolidated financial statements included in Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2008, filed with the SEC on July 14, 2009.

The table below provides the aggregate number of stock options outstanding at December 31, 2008 held by each non-employee director listed above:

Name	Stock Options (in shares)

John Pappajohn	40,000
Edward Berger	40,000
Terry Branstad	40,000
John Colloton	40,000

LEGAL MATTERS

Ellenoff, Grossman & Schole LLP has passed upon the validity of our common stock.

EXPERTS

The audited financial statements of the Company for the years ended December 31, 2007 and December 31, 2008 included in the prospectus have been included in reliance on the report of McGladrey & Pullen, LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference rooms at 100 F Street, NE, Washington, D.C., 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to common stock offered in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. You may obtain copies of the registration statement from the SEC’s principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

You may request a copy of these filings at no cost by writing us at the following address:

Conmed Healthcare Management, Inc.
7250 Parkway Dr.
Suite 400
Hanover, Maryland 21076
Attn: Thomas Fry

You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Conmed Healthcare Management, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Conmed Healthcare Management, Inc. and Subsidiaries as of December 31, 2008 and 2007 (successor), and the related consolidated statements of operations, shareholders' equity and cash flows for the twelve months ended December 31, 2008 (successor), the 340 day period January 26, 2007 to December 31, 2007 (successor) and the 25 day period January 1, 2007 to January 25, 2007 (predecessor). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Conmed Healthcare Management, Inc. as of December 31, 2008 and 2007 (successor), and the results of their operations and their cash flows for the twelve months ended December 31, 2008 (successor), the 340 day period January 26, 2007 to December 31, 2007 (successor) and the 25 day period January 1, 2007 to January 25, 2007 (predecessor) in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine management’s assessment of the effectiveness of Conmed Healthcare Management, Inc.’s internal control over financial reporting as of December 31, 2008 and 2007, included in the accompanying Annual Report on Form 10-K and, accordingly, we do not express an opinion thereon.

/s/ McGladrey & Pullen, LLP
McGladrey & Pullen, LLP
Des Moines, Iowa
July 13, 2009

CONMED HEALTHCARE MANAGEMENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	SUCCESSOR December 31, 2008	SUCCESSOR December 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,472,140	$7,136,720
Accounts receivable	2,375,583	1,622,424
Prepaid expenses	291,599	214,834
Total current assets	10,139,322	8,973,978
PROPERTY AND EQUIPMENT, NET	529,304	212,815
DEFERRED TAXES	645,000	90,000
OTHER ASSETS
Service contracts acquired, net	2,004,000	2,699,000
Non-compete agreements, net	821,667	749,000
Goodwill	6,254,544	4,852,338
Deposits	15,408	58,698
Total other assets	9,095,619	8,359,036
	$20,409,245	$17,635,829

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$1,080,259	$837,144
Accrued expenses	3,210,749	1,563,020
Deferred revenue	561,734	353,075
Notes payable, current portion	170,228	7,798
Income taxes payable	432,380	5,000
Total current liabilities	5,455,350	2,766,037
NOTES PAYABLE, LONG-TERM	35,000	5,418
SHAREHOLDERS' EQUITY
Preferred stock no par value; authorized 5,000,000 shares; issued and outstanding zero shares as of December 31, 2008 and December 31, 2007	—	—
Common stock, $0.0001 par value, authorized 40,000,000 shares; issued and outstanding 12,457,539 and 11,943,141 shares as of December 31, 2008 and 2007, respectively	1,246	1,194
Additional paid-in capital	36,875,610	35,901,874
Retained (deficit)	(21,957,961)	(21,038,694)
Total shareholders' equity	14,918,895	14,864,374
	$20,409,245	$17,635,829

See Notes to Consolidated Financial Statements.

CONMED HEALTHCARE MANAGEMENT, INC.  AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	SUCCESSOR For the Twelve Months Ended December 31, 2008	SUCCESSOR For the 340-Day Period January 26, 2007 to December 31, 2007	PREDECESSOR For the 25-Day Period January 1 , 2007 to January 25, 2007

Service contract revenue	$40,550,414	$24,568,475	$1,504,565

HEALTHCARE EXPENSES:
Salaries, wages and employee benefits	21,412,861	12,810,048	842,575
Medical expenses	10,378,753	6,253,352	439,206
Other operating expenses	1,333,425	861,296	45,552
Total healthcare expenses	33,125,039	19,924,696	1,327,333

Gross profit	7,425,375	4,643,779	177,232

Selling and administrative expenses	6,359,694	4,450,939	92,264
Depreciation and amortization	2,132,748	2,090,977	1,698
Total operating expenses	8,492,442	6,541,916	93,962

Operating income (loss)	(1,067,067)	(1,898,137)	83,270

INTEREST INCOME (EXPENSE)
Interest income	154,949	312,964	287
Interest (expense)	(7,149)	(6,848)	(93)
Total interest income	147,800	306,116	194

(Loss) before income taxes	(919,267)	(1,592,021)	83,464
Income tax expense	—	162,000	—
Net (loss)	$(919,267)	$(1,754,021)	$83,464

(LOSS) PER COMMON SHARE
Basic and diluted	$(0.08)	(0.17)

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic and diluted	12,090,399	10,310,994

See Notes to Consolidated Financial Statements.

CONMED HEALTHCARE MANAGEMENT, INC.  AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2008 AND 2007

	Preferred	Preferred	Preferred	Preferred	Preferred	Preferred	Common	Common	Additional	Retained Earnings
	Stock A	Stock A	Stock B	Stock B	Stock C	Stock C	Stock	Stock	Paid-In	(Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit)	Total
Predecessor
Balance, December 31, 2006	-	$-	-	$-	-	$-	300	$300	$-	$8,355	$8,655
Net income	-	-	-	-	-	-	-	-	-	83,464	83,464
Balance, January 25, 2007	-	$-	-	$-	-	$-	300	$300	$-	$91,819	$92,119

Successor
Balance, January 26, 2007	2,875,000	$2,875,000	-	$-	-	$-	415,804	$42	$17,748,580	$(19,284,673)	$1,338,949
Sale of Series B Preferred Stock	-	-	15,000	12,916,997	-	-	-	-	-	-	12,916,997
Issuance of Series C Preferred Stock	-	-	-	-	8,000	1,608,000	-	-	-	-	1,608,000
Conversion of Series A Preferred Stock	(2,875,000)	(2,875,000)	-	-	-	-	4,584,222	458	2,874,542	-	-
Conversion of Series B Preferred Stock	-	-	(15,000)	(12,916,997)	-	-	6,000,000	600	12,916,397	-	-
Conversion of Series C Preferred Stock	-	-	-	-	(8,000)	(1,608,000)	800,000	80	1,607,920	-	-
Exercise of warrants, including tax benefit of $162,000	-	-	-	-	-	-	143,115	14	197,986	-	198,000
Stock option expense	-	-	-	-	-	-	-	-	556,449	-	556,449
Net (loss)	-	-	-	-	-	-	-	-	-	(1,754,021)	(1,754,021)
Balance, December 31, 2007	-	$-	-	$-	-	$-	11,943,141	$1,194	$35,901,874	$(21,038,694)	$14,864,374
Issuance of shares for asset purchase of EMDC contracts	-	-	-	-	-	-	81,081	9	200,004	-	200,013
Issuance of shares for stock purchase of CMHS	-	-	-	-	-	-	81,317	8	199,992	-	200,000
Exercise of warrants	-	-	-	-	-	-	352,000	35	(35)	-	-
Stock option expense	-	-	-	-	-	-	-	-	573,775	-	573,775
Net (loss)	-	-	-	-	-	-	-	-	-	(919,267)	(919,267)
Balance, December 31, 2008	-	$-	-	$-	-	$-	12,457,539	$1,246	$36,875,610	$(21,957,961)	$14,918,895

See Notes to Consolidated Financial Statements.

CONMED HEALTHCARE MANAGEMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	SUCCESSOR For the Twelve Months Ended December 31, 2008	SUCCESSOR For the 340-Day Period January 26, 2007 to December 31, 2007	PREDECESSOR For the 25-Day Period January 1, 2007 to January 25, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(919,267)	$(1,754,021)	$83,464
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	112,415	39,535	1,698
Amortization	2,020,333	2,052,000	—
Stock-based compensation	573,775	556,449	—
Loss on disposal of property	2,257	—	—
Deferred income taxes	(555,000)	(90,000)	—
Income tax benefit for warrant exercises	—	162,000	—
Changes in working capital components
Decrease (increase) in accounts receivable	(623,459)	(512,785)	197,327
Decrease (increase) in prepaid expenses	(75,083)	329,035	30,687
Increase (decrease) in deposits	45,000	(56,274)	—
Increase (decrease) in accounts payable	243,115	(415,917)	258,562
Increase (decrease) in accrued expenses	1,350,865	937,375	(469,320)
Increase (decrease) in income taxes payable	427,380	(157,000)	—
Increase (decrease) in deferred revenue	208,659	278,557	(29,155)
Net cash provided by operating activities	2,810,990	1,368,954	73,263

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(426,161)	(208,187)	—
Stock purchase of CMHS, LLC	(1,767,855)	—	—
Asset Purchase from EMDC, P.C.	(245,853)	—	—
Acquisition of Conmed, Inc., net of cash acquired	—	(7,794,597)	—
Net cash (used in) investing activities	(2,439,869)	(8,002,784)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on line of credit	39,903	—	—
Short-term borrowings	—	289,368	—
Payments in loans payable	(75,604)	(296,120)	(594)
Net proceeds from Private Placement	—	12,916,997	—
Proceeds from exercise of warrants	—	36,000	—
Income tax benefit from warrant exercise	—	162,000	—
Net cash provided by (used in) financing activities	(35,701)	13,108,245	(594)

Net increase in cash and cash equivalents	335,420	6,474,415	72,669

CASH AND CASH EQUIVALENTS
Beginning	7,136,720	662,305	122,269
Ending	$7,472,140	$7,136,720	$194,938

CONMED HEALTHCARE MANAGEMENT, INC.  AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	SUCCESSOR For the Twelve Months Ended December 31, 2008	SUCCESSOR For the 340-Day Period January 26, 2007 to December 31, 2007	PREDECESSOR For the 25-Day Period January 1, 2007 to January 25, 2007
NON-CASH INVESTING AND FINANCING ACTIVITIES WERE AS FOLLOWS:
Escrow payments on Acquisition in prior periods	$—	$500,000	$—
EMDC Asset Purchase, common stock 81,081 shares	150,000	—	—
EMDC Asset Purchase, promissory note payable	132,275	—	—
EMDC Asset Purchase, warrants 80,000 shares	50,013	—	—
CMHS Stock Purchase, common stock 81,317 shares	200,000	—	—
CMHS Stock Purchase, debt assumed	58,333	—	—
Acquisition expenses paid in prior periods	—	239,935	—
Private Placement expenses paid in prior periods	—	148,652	—
	$590,621	$888,587	$—

SUPPLEMENTAL DISCLOUSURES OF CASH FLOW INFORMATION
Cash payments for interest	$7,149	$6,848	$93
Income taxes paid	$127,620	$85,000	$—

See Notes to Consolidated Financial Statements.

CONMED HEALTHCARE MANAGEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	Nature of Business

Nature of Business
Prior to January 26, 2007, Conmed Healthcare Management, Inc. (together with its consolidated subsidiaries, “we”, “us”, “our” or the Company, unless otherwise specified or the context otherwise requires) formerly known as Pace Health Management Systems, Inc. (“Pace”) traded under the symbol “PCES”, was classified as a public shell, had no ongoing operations, minimal operating expenses and no employees.

On January 26, 2007, the Company acquired Conmed, Inc. (“Conmed, Inc.”) a provider of correctional healthcare services (the “Acquisition”). Conmed, Inc. was formed as a corporation on June 10, 1987 in the State of Maryland for the purpose of providing healthcare services exclusively to county detention centers located in Maryland. As Conmed, Inc. developed, it accepted more contracts for additional services including mental health, pharmacy and out-of-facility healthcare expenses. In 2000, Conmed, Inc. served more than 50% of the county detention healthcare services market in Maryland. In 2003, Conmed, Inc. elected to seek contracts outside of Maryland.

As a result of the Acquisition, Conmed, Inc. is a wholly-owned subsidiary of the Company and the business of Conmed, Inc. is now our primary business. On March 13, 2007, the Company changed its name to Conmed Healthcare Management, Inc. As of December 31, 2008, we were in contract with, and currently providing medical services in thirty-two counties in six states including:  Arizona, Kansas, Maryland, Oregon, Virginia and Washington.

Stock Purchase Agreement
On August 2, 2006, we entered into a Stock Purchase Agreement (“Agreement”) with Conmed, Inc., a Maryland corporation and all of the stockholders of Conmed, Inc., (the “Conmed, Inc. Stockholders”), pursuant to which we agreed to purchase all the issued and outstanding capital stock of Conmed, Inc. from the Conmed, Inc. Stockholders. We previously reported the execution of the Agreement in a Form 8-K filed on August 8, 2006, and its extension in a Form 8-K filed on January 17, 2007.

We paid to Conmed, Inc., a non-refundable cash deposit of $250,000 upon execution of the Agreement, which was released to the Conmed, Inc. Stockholders upon expiration of the original agreement on October 31, 2006. Thereafter, an amendment to the Agreement was executed on January 12, 2007 to extend the closing date to January 31, 2007. As a result of such extension, and upon execution of such amendment, we paid to Conmed, Inc. an additional non-refundable cash deposit of $250,000, which was deducted from the $8,000,000 cash payment paid to the Conmed, Inc. Stockholders at the closing of the Acquisition.

On January 26, 2007, the Acquisition was completed and under the terms of the Agreement, we paid to the Conmed, Inc. Stockholders consideration consisting of: (i) $8,000,000 in cash, plus the initial cash deposit of $250,000 and an adjustment of $30,602 representing an adjustment for shortfall in the minimum equity requirement of Conmed, Inc. and (ii) 8,000 shares of Pace's Series C Convertible Preferred Stock, which was subsequently converted into 800,000 shares of common stock effective March 14, 2007.

The amounts shown in the Consolidated Statements of Operations and Cash Flows for the 25-day period from January 1, 2007 to January 25, 2007 are all Conmed, Inc. pre-Acquisition amounts and hence are designated as PREDECESSOR amounts. The amounts for the periods after January 25, 2007 are after the Acquisition and reflect the combined activities of Conmed, Inc. and Conmed Healthcare Management, Inc. from the date of Acquisition and, as a result, these amounts are designated as SUCCESSOR amounts. The Consolidated Balance Sheet includes the consolidated amounts of Conmed Healthcare Management, Inc., Conmed, Inc., Conmed Oregon, Inc. and Correctional Mental Health Services LLC as of December 31, 2008 and December 31, 2007 and, as a result, are designated as SUCCESSOR amounts.

Private Placement
On January 26, 2007, in a transaction which closed simultaneously with the Acquisition, we completed a private placement (“Private Placement”) of $15,000,000 of units of Series B Convertible Preferred Stock and warrants, of which approximately $8,000,000 of the proceeds of the Private Placement were paid directly to the Conmed, Inc. Stockholders as consideration for the sale of Conmed Inc.'s capital stock.

In connection with the Private Placement, we sold to certain “accredited investors” 150 units, each unit consisting of (i) 100 shares of its Series B Convertible Preferred Stock (“Series B Preferred Stock”), (ii) a common stock purchase warrant entitling the holder to purchase up to 10,000 shares of its common stock at an exercise price equal to $0.30 per share and (iii) a common stock purchase warrant entitling the holder to purchase up to 3,333 shares of its common stock at an exercise price equal to $2.50 per share (such units, the “Units”), in a private offering pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. Each Unit was sold for $100,000, for an aggregate purchase price of $15,000,000. The proceeds from the sale of the Units were used to purchase all the issued and outstanding capital stock of Conmed, Inc. and to provide working capital following such purchase. The fair value of the 1,500,000 and 500,000 warrants issued using the Black-Scholes pricing model was $2,628,347 and $289,664, respectively

In connection with the sale of the Units, we retained Maxim Group LLC, a NASD member broker-dealer as our exclusive placement agent (the “Placement Agent”). The Placement Agent received the following compensation: (i) a cash fee of 10% of the gross proceeds (an aggregate of $1,500,000) and (ii) a warrant to purchase 5% of the common stock issuable upon conversion of the Units, at an exercise price equal to $2.75 per share of common stock (an aggregate of 300,000 shares). In addition, we reimbursed the Placement Agent for its accountable expenses in the amount of $50,000, as well as filing fees associated with Blue Sky filings, in the amount of $5,000. The fair value of the 300,000 warrants issued using the Black-Scholes pricing model was $154,940.

Plan of Recapitalization
On March 13, 2007, at a special shareholders meeting, our shareholders approved the Plan of Recapitalization (the “Plan of Recapitalization”) and implemented the following actions, effective as of the close of business on March 14, 2007:

o
Reincorporate the Company into the State of Delaware pursuant to the Merger Agreement.  Created a subsidiary (the “Merger Sub”) under the laws of the State of Delaware and merged the Company into the Merger Sub. All of the liabilities and assets of the Company existing prior to the reincorporation were transferred, assumed and assigned to the Delaware entity. The certificate of incorporation and bylaws of the Delaware entity became our new Certificate of Incorporation and Bylaws, and reflect the Plan of Recapitalization.

o	Change in name. Changed our name from Pace Health Management Systems, Inc. to Conmed Healthcare Management, Inc.

o
Reverse stock split . Enacted a reverse stock split on a 1 for 20 basis; thereby reducing the number of outstanding shares to 415,830 shares of common stock from the 8,316,074 shares of common stock outstanding at that time.

o	Change in authorized shares. Increased the number of authorized common shares to 40,000,000.

o
Conversion of Series A Preferred Stock . Converted the Series A Preferred Stock (and the waiver of all accrued and unpaid dividends and liquidation rights on the Series A Preferred Stock after conversion of 50% of such accrued and unpaid dividends into shares of common stock in connection with the transactions contemplated by the Plan of Recapitalization) into 4,584,196 shares of common stock on a post-reverse split basis.

As a result of the approval of the Plan of Recapitalization by our shareholders, in addition to the conversion of Series A Preferred Stock, the 15,000 shares of Series B Preferred Stock and the 8,000 shares of Series C Preferred Stock converted into 6,000,000 and 800,000 shares of common stock, respectively, following the reverse stock split. As a result of the reverse stock split and the conversion of all the outstanding preferred stock, the total number of shares of Conmed, Inc. common stock outstanding was approximately 11,800,000 and no preferred shares remained outstanding.
.
A certificate of merger and articles of merger were filed with the Secretary of State of the States of Delaware and Iowa, respectively, on March 13, 2007, and each became effective as of the close of business on March 14, 2007.

NOTE 2.	Significant Accounting Policies

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.  The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported revenues and expenses during the period.  Actual results could differ from those estimates.

A summary of the Company's significant accounting policies is as follows:

Accounting Estimates and Assumption s
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our methods of revenue recognition from contracts are based primarily on estimates as are accrued expenses. Actual results could differ from those estimates.

Acquisition
Acquisitions are recorded based on Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS 141”), using the purchase method. Under purchase accounting, assets acquired should be stated on the financial statements at “fair value” (see definition in Fair Value of Financial Instruments section below).  SFAS 141 requires that intangible assets be recognized as assets apart from goodwill if they meet one of two criteria, (1) the contractual-legal criterion, or (2) the separability criterion.  SFAS 141 also requires disclosure of the primary reasons for business combination and the allocation of the purchase price paid to the assets acquired and the liabilities assumed by major balance sheet caption.

Service Contracts Acquired
There are material costs in obtaining a customer list, especially customers with recurring revenue streams. The value of service contracts acquired is represented by the future revenue streams, therefore, the income approach is the most applicable fair value measurement approach to value these assets. The operating income streams of service contracts acquired was calculated based on net present value of estimated earnings at an interest rate of 20%. Operating income streams were estimated on a contract by contract basis and an overall cost factor was used to estimate management expenses. Service contracts acquired are amortized over the life of each individual contract, ranging from approximately one to five years.

Projected amortization of service contracts at December 31, 2008 is as follows:

2009	1,370,000
2010	434,000
2011	159,000
2012	30,000
2013	11,000
$2,004,000

Accumulated amortization of service contracts as of December 31, 2008 and 2007 was $3,494,000 and $1,801,000, respectively.

Service contract amortization expense recognized was $1,693,000, $1,801,000 and $0 for the twelve months ended December 31, 2008, the 340-day period ended December 31, 2007 and the 25-day period ended January 25, 2007, respectively.

Non-Compete Agreements
Non-compete agreements are generally acquired as part of our acquisition agreements. Key considerations in estimating the value of non-compete agreements include consideration of the potential losses resulting from such competition, the enforceability of the terms of the agreement, and the likelihood of competition in the absence of the agreement. Non-compete agreements are amortized over the lives of the agreements, approximately two to five years.

Projected amortization of non-compete agreements at December 31, 2008 is as follows:

2009	385,000
2010	266,000
2011	68,000
2012	56,000
2013	46,667
$821,667

Accumulated amortization of non-compete agreements as of December 31, 2008 and 2007 was $578,333 and $251,000, respectively.

Non-compete amortization expense recognized was $327,333, $251,000 and $0 for the twelve months ended December 31, 2008, the 340-day period ended December 31, 2007 and the 25-day period ended January 25, 2007, respectively.

Goodwill
We recorded as goodwill the excess of purchase price over the fair value of the identifiable net assets acquired.  SFAS No. 142, Goodwill and Other Intangible Assets , prescribes a two-step process for impairment testing of goodwill, which is performed annually, as well as when an event triggering impairment may have occurred. The first step tests for impairment, while the second step, if necessary, measures the impairment. Since creation of the goodwill there have been no indicators of impairment. We have elected to perform our annual analysis during the fourth quarter of each fiscal year.

Cash and Cash Equivalents
We consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. At December 31, 2008 and December 31, 2007, cash equivalents consisted of an interest-bearing money market account and certificates of deposit at a commercial bank.

Concentration of Credit Risk
We maintain cash in bank deposit accounts that at times may exceed federally insured limits. We have not experienced any losses in such accounts.

Fair Value of Financial Instruments
Financial instruments include cash, receivables, accounts payable, accrued expenses, deferred revenue and long-term debt. We believe the fair value of each of these instruments approximates their carrying value in the balance sheet as of the balance sheet date. The fair value of current assets and current liabilities is estimated to approximate carrying value due to the short-term nature of these instruments. The fair value of the long-term debt is estimated based on anticipated interest rates which we believe would currently be available to us for similar issues of debt, taking into account our current credit risk and the other market factors.  The same assumptions were used to record financial instruments acquired through the business acquisition at fair value.  See the disclosure concerning business combinations in Note 3.

Effective January 1, 2008, we adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”). In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157 , which provides a one year deferral of the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. Therefore, we have adopted the provisions of SFAS 157 with respect to its financial assets and liabilities only. SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under SFAS 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under SFAS 157 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are the following:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities.

•
Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The adoption of SFAS 157 did not have a material impact on our financial statements.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and our wholly owned subsidiaries, Conmed, Inc, Conmed Oregon, Inc and CMHS. All significant intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition
Our principal source of revenue is contracts to provide medical assistance to state and local correctional facilities. Deferred revenue represents amounts that may be paid in advance of delivery under these contracts.

Most of our contracts call for a fixed monthly fee. In addition, most contracts have incremental charges based on the average daily population (“ADP”) of the correctional facility or a contractual fee adjustment based on the ADP. Revenues from contracts are recognized ratably for fixed fees, or monthly for contracts with variable charges based on ADP. We have one contract that partially operates on a cost plus basis. The timing of each payment varies per contract. Credit terms are not more than 30 days from the date of invoice.

Certain contracts provide for monthly fee adjustments to reflect any missed hours of work required under terms of the contract. In addition, we may incur liquidated damages related to specific performance measurements required under the contract that we have failed to meet. Reductions in monthly fees resulting from staffing adjustments and liquidated damages are recorded by us as reductions to revenue. During the twelve month period ended December 31, 2008, the 340-day period ended December 31, 2007 and the 25-day period ended January 25, 2007, we recorded approximately $473,000, $26,000 and $6,000, respectively, in such adjustments which were included in revenue.

Certain contracts include “stop/loss” limits, which create a ceiling to our financial responsibility for an individual inmate's care or a maximum amount in the aggregate for certain categories of medical expenses, whereby we are protected from catastrophic medical losses. In circumstances where a stop/loss is reached, we are reimbursed for any costs incurred over the predetermined stop/loss amount. Any reimbursement received by us is recorded as revenue. During the twelve month period ended December 31, 2008, the 340-day period ended December 31, 2007 and the 25-day period ended January 25, 2007, we received stop/loss reimbursements of approximately $1,060,000, $321,000 and $15,000, respectively, which were included in revenue.

Accounts Receivables
Receivables are carried at original invoice amount less payment received and an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Receivables are generally considered past due 30 days after invoice date. We determine the allowance for doubtful amounts by regularly evaluating individual receivables and considering a creditor's financial condition, credit history and current economic conditions. Receivables are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded when received. As of December 31, 2008 and December 31, 2007, there was no allowance for doubtful receivables. There was no bad debt expense for the twelve months ended December 31, 2008, the 340-day period ended December 31, 2007 and the 25-day period ended January 25, 2007.

Property, Equipment and Software
Property, equipment and software are recorded at cost. Depreciation is provided using the straight-line and accelerated methods of depreciation over the estimated useful lives of three to seven years. It is our policy to capitalize purchases of equipment, fixtures and software that benefit future periods. Repairs and maintenance costs are expensed when incurred.

Accrued Medical Claims Liability
Medical expenses include the costs associated with medical services provided by off-site medical providers; pharmacy, laboratory and radiology fees; professional and general liability insurance as well as other generally related medical expenses. The cost of medical services provided, administered or contracted for are recognized in the period in which they are provided based in part on estimates for unbilled medical services rendered through the balance sheet date. The Company estimates an accrual for unbilled medical services using available utilization data including hospitalization, one-day surgeries, physician visits and emergency room and ambulance visits and other related costs, which are estimated. Additionally, Company personnel review certain inpatient hospital stays and other high cost medical procedures and expenses in order to attempt to identify costs in excess of the historical average rates. Once identified, reserves are determined which take into consideration the specific facts available at that time.

Actual payments and future reserve requirements will differ from the Company’s current estimates. The differences could be material if significant adverse fluctuations occur in the healthcare cost structure or the Company’s future claims experience. Changes in estimates of claims resulting from such fluctuations and differences between estimates and actual claims payments are recognized in the period in which the estimates are changed or the payments are made.

Stock Compensation
Effective January 1, 2006, we adopted SFAS No. 123 Revised, Shared-Based Payments (“SFAS 123R”), using the modified prospective transition method. Prior to that date, we accounted for stock option awards under Accounting Principles Board Opinion No. 25. In accordance with SFAS 123R, compensation expense for stock-based awards is recorded over the vesting period at the fair value of the award at the time of grant. The recording of such compensation began on January 1, 2006 for shares not yet vested as of that date and for all new grants subsequent to that date. The exercise price of options granted under our incentive plans is equal to the fair market value of the underlying stock at the grant date. We assume no projected forfeitures on stock-based compensation, since actual historical forfeiture rates on our stock-based incentive awards have been negligible.

Income Taxes
Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Basic and Diluted Loss Per Share
We have adopted SFAS No. 128, Earnings per Share ("SFAS 128"), which requires us to present basic and diluted income (loss) per share amounts. Basic income (loss) per share is based on the weighted-average number of common shares outstanding during the period. Diluted income (loss) per share is based on the weighted-average number of common shares and dilutive potential common shares outstanding during the period. Dilutive potential common shares consist of stock options and warrants (using the treasury stock method) and convertible preferred stock (using the if-converted method).

New Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”) . This statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets.  Under SFAS 157, fair value measurements are disclosed by level within that hierarchy.  The requirements of SFAS 157 were first effective for our fiscal year beginning January 1, 2008.  However, in February 2008, the FASB decided that an entity need not apply this standard to nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis until the subsequent year.  Accordingly, our adoption of this standard on January 1, 2008 is limited to financial assets and liabilities and any nonfinancial assets and liabilities recognized or disclosed at fair value on a recurring basis.

In December 2007, the FASB issued SFAS No. 141(Revised), Business Combinations (“SFAS 141R”). SFAS 141R replaces the original SFAS No. 141. This statement applies to all transactions in which an entity obtains control of one or more businesses. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at their fair values, with limited exceptions, as of the acquisition date. Goodwill is to be recognized as a residual. If the acquisition-date fair value exceeds the consideration transferred, a gain is to be recognized. The statement generally requires that acquisition costs be expensed. SFAS 141R is effective for business combinations for which the acquisition date is on or after January 1, 2009. We do not expect the adoption of SFAS 141R will have a material impact on our financial position or results of operations.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS 160”). SFAS 160 requires companies to report ownership interest in subsidiaries held by other parties (minority interest) be clearly identified, labeled and presented in the consolidated statement of financial condition separately within the equity section. The amount of consolidated net income attributable to the parent company and to the noncontrolling interest is to be clearly identified and presented on the face of the consolidated statement of income. SFAS 160 is effective beginning January 1, 2009. We do not expect the adoption of this statement will have a material impact on our financial position or results of operations.

In June 2008, the FASB issued Emerging Issues Task Force (“EITF”) Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock (“EITF 07-5”). EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. Paragraph 11(a) of SFAS No. 133, Accounting for Derivatives and Hedging Activities (“SFAS 133”) specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. EITF 07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the SFAS 133 paragraph 11(a) scope exception. The Company is currently evaluating the impact that adopting EITF 07-5 will have on its financial statements.

Presentation of Share and Per Share Information
All common stock shares and per share information has been adjusted to reflect the 1 for 20 reverse stock split effective on March 14, 2007.

NOTE 3.	Business Combination

Acquisition of Conmed, Inc.
Prior to the Acquisition, the Company was classified as a shell company. At the time of the acquisition, Conmed, Inc. was in contract with and serviced 18 detention centers and facilities at the county level in the United States. The Acquisition provided the Company with an entry into the correctional market, made available established relationships and contracts with county correctional institutions, offered a portfolio of medical service offerings and employed experienced professional and management, thus the Acquisition provided the Company with a platform for significant growth opportunities in the correctional healthcare market.

The Acquisition that occurred on January 26, 2007, was recorded using purchase accounting in accordance with SFAS 141. The cost of Conmed, Inc. to our consolidated assets and liabilities is based on their fair value as of that date. The purchase price exceeded the fair value of Conmed, Inc.'s net assets acquired with the excess amount recorded as goodwill. The results of Conmed, Inc.’s operations are included in our consolidated financial statements since the date of acquisition.

The purchase price, including related acquisition costs, totaled $10,337,471.  The purchase price of Conmed, Inc. was largely determined on the basis of management’s expectations of future earnings and cash flows, resulting in the recognition of goodwill.  Based on management’s estimate, the acquisition of Conmed, Inc. resulted in $4,852,338 of goodwill, $4,500,000 of service contract intangibles having a 3.2 year weighted average amortization period and $1,000,000 of non-compete agreements having a 3.8 year weighted average amortization period.  This purchase was financed with funds obtained in the Private Placement discussed in Note 4.

The following table details the net assets of Conmed, Inc., acquired:

Conmed, Inc. net assets acquired
CURRENT ASSETS
Cash and cash equivalents	$194,938
Accounts receivable	1,106,866
Prepaid expenses	195,943
Total current assets	1,497,747
PROPERTY AND EQUIPMENT, NET	44,163
OTHER ASSETS
Service contracts acquired	4,500,000
Non-compete agreements acquired	1,000,000
Goodwill	4,852,338
Deposits	2,424
Total other assets	10,354,762
Total assets	11,896,672
CURRENT LIABILITIES
Accounts payable	839,070
Accrued expenses	625,645
Deferred revenue	74,518
Notes payable, current portion	7,362
Total current liabilities	1,546,595
NOTES PAYABLE, LONG-TERM	12,606
Total liabilities	1,559,201
Conmed, Inc. net assets acquired	10,337,471

The following table details the purchase price of Conmed, Inc:

Conmed, Inc. purchase price
Cash purchase price	$8,000,000
Equity adjustment at closing	30,602
Escrow deposit forfeited	250,000
§338 tax election	110,000
Deal expenses	338,869
Less: Conmed, Inc. cash acquired	(194,938)
Net, cash purchase price	8,534,533
Add back: Conmed, Inc. cash acquired	194,938
Common stock issued to Conmed, Inc.'s shareholders	1,608,000
Total purchase price	$10,337,471

The goodwill amount includes the original escrow deposit of $250,000, which was forfeited when the Acquisition did not close by October 31, 2006, an estimated $338,869 in third party acquisition costs, and 800,000 shares of common stock valued at $1,608,000 at the time of the closing of the Acquisition. An equity adjustment of $30,602 was made at the time of closing resulting from the minimum contractual equity requirement of $400,000 at the time of closing.  The purchase price was adjusted during the fourth quarter of 2007 to reflect additional costs of approximately $560,000 associated with the Acquisition.

The former shareholders of Conmed, Inc. made an election under Section 338 (h)(10) ("Section 338(h)(10)”) of the Internal Revenue Code (the “IRC”) to treat the sale as an asset purchase for income tax purposes. This election created additional tax basis in the goodwill and intangible assets.  Substantially all of the goodwill and intangible assets listed above will be deductible for income tax purposes in future periods.

Asset Purchase of EMDC
EMDC owned contracts to provide primarily physician services in six counties in Northwestern Oregon that were serviced by Dr. Robert Tilley. The contracts offered significant growth opportunities since they fit well with the Company’s geographic expansion strategy and overall business model to expand services with existing accounts and leverage the Company’s expertise in providing full on-site staffing, acute care, mental health, pharmacy and management of out-of-facility services.

The purchase of all of the assets of EMDC that occurred on February 29, 2008 (the “Asset Purchase”), was recorded using purchase accounting in accordance with SFAS 141. The cost of EMDC to our consolidated assets and liabilities is based on their fair value as of that date. The purchase price exceeded the fair value of EMDC’s net assets acquired with the excess amount recorded as goodwill. The results of EMDC’s operations are included in our consolidated financial statements since the date of acquisition.

The purchase price, including related acquisition costs, totaled $555,148.  The purchase price of EMDC was largely determined on the basis of management’s expectations of future earnings and cash flows, resulting in the recognition of goodwill.  Based on management’s estimate, the acquisition of EMDC resulted in $193,148 of goodwill, $242,000 of service contract intangibles having a 1.7 year weighted average amortization period and $120,000 of non-compete agreements having a 2.0 year weighted average amortization period.  This purchase was financed with funds provided by working capital.

The following table details the net assets of EMDC acquired:

Service contracts acquired	$242,000
Non-compete agreements acquired	120,000
Goodwill	193,148
Total	$555,148

The following table details the purchase price of EMDC:

EMDC purchase price
Cash purchase price	$228,472
Deal expenses	17,381
Net, cash purchase price	245,853
Promissory note	132,275
Performance adjustment on promissory note	(22,993)
Warrants issued	50,013
Common stock issued	150,000
Total purchase price	$555,148

Substantially all of the goodwill and intangible assets listed above will be deductible for income tax purposes in future periods.

Acquisition of CMHS
The purchase of all of the stock of CMHS that occurred on November 4, 2008 (the “Stock Purchase”) accelerated the expansion of the Company’s national behavioral healthcare strategy by creating a preeminent behavioral health platform in Maryland. As a result of the Stock Purchase, the Company obtained the needed additional clinical infrastructure required to provide behavioral health services to the Company’s current Maryland contracts at the standard of care the Company’s customers have come to expect.

The Stock Purchase was recorded using purchase accounting in accordance with SFAS 141. The cost of CMHS to our consolidated assets and liabilities is based on their fair value as of that date. The purchase price exceeded the fair value of CMHS's net assets acquired with the excess amount recorded as goodwill. The results of CMHS’s operations are included in our consolidated financial statements since the date of acquisition.

The purchase price, including related acquisition costs, totaled $2,150,062.  The purchase price of CMHS was largely determined on the basis of management’s expectations of future earnings and cash flows, resulting in the recognition of goodwill.  Based on management’s estimate, the acquisition of CMHS resulted in $1,209,058 of goodwill, $756,000 of service contract intangibles having a 2.3 year weighted average amortization period and $280,000 of non-compete agreements having a 5 year weighted average amortization period.  This purchase was financed with funds provided by working capital.

The following table details the opening fair value balance sheet for the CMHS acquisition:

CMHS net assets acquired
CURRENT ASSETS
Cash and cash equivalents	$3,477
Accounts receivable	129,700
Prepaid expenses	1,682
Total current assets	134,859
PROPERTY AND EQUIPMENT, NET	5,000
OTHER ASSETS
Service contracts acquired	756,000
Non-compete agreements acquired	280,000
Goodwill	1,209,058
Deposits	1,710
Total other assets	2,246,768
Total assets	2,386,627
CURRENT LIABILITIES ASSUMED
Accrued expenses	118,135
Notes payable	118,430
Total current liabilities	236,565
CMHS net assets acquired	2,150,062

The following table details the purchase price of CMHS:

CMHS purchase price
Cash purchase price	$1,800,000
Post closing adjustments	53,320
Deal expenses	96,742
Less: CMHS cash acquired	(3,477)
Less: hold back of payment	(178,730)
Net, cash purchase price at December 31, 2008	1,767,855
Add back: CMHS cash acquired	3,477
Add back: hold back of payment after December 31, 2008	178,730
Common stock issued	200,000
Total purchase price	$2,150,062

The former shareholder of CMHS is required to make an election under Section 338 (h)(10) to treat the sale as an asset purchase for income tax purposes. This election created additional tax basis in the goodwill and intangible assets.  Substantially all of the goodwill and intangible assets listed above will be deductible for income tax purposes in future periods.

The following selected pro forma information from the statements of operations is prepared assuming we had acquired Conmed, Inc., EMDC and CMHS at the beginning of 2007:

	2008	2007
Revenue	$41,751,667	$27,663,492
Net loss	(851,302)	(2,346,241)
Basic and diluted loss per share	$(0.07)	$(0.22)

The pro forma net loss reflects adjustments made for depreciation and amortization and income taxes. The pro forma basic and diluted net loss per share have been calculated assuming the common shares issued in connection with the Acquisition, Asset Purchase and Stock Purchase were issued at the beginning of 2007.

NOTE 4.	Private Placement

The following table details the net cash received from the Private Placement after the payment of fees and related expenses.

Acquisition financed by:
Cash received from sale of preferred stock	$15,000,000
Stock issuance costs	(2,237,943)
Net proceeds from sales of preferred stock	12,762,057
Add-back non-cash banker warrant expense	154,940
Net cash received from sale of securities	$12,916,997

NOTE 5.	Common Stock Warrants and Options

Common Stock Warrants

Pre-Acquisition Warrants @ $0.30 per share
On October 24, 2005, Pace issued 37,500 warrants to purchase common stock, as adjusted for the 1 for 20 reverse stock split. Of these warrants, 30,000 were issued to John Pappajohn, Pace's sole director and acting chairman, and the remaining 7,500 warrants were issued to his designees. The warrants were issued as compensation for past services rendered and all warrants were immediately vested. The warrants had an exercise price of $10.00, which exceeded the market price of Pace's common stock at the time of issuance. The value of the warrants was separately estimated at $0.20 per share or $10,000 based on the Black-Scholes valuation of the call option associated with a five-year warrant. As part of the Private Placement negotiations, Mr. Pappajohn relinquished the 30,000 warrants that were issued to him, and the remaining 7,500 warrants issued to his designees were adjusted to 250,000 warrants (post-Plan of Recapitalization) to purchase common stock exercisable at $0.30 per share, expiring October 23, 2010.

During the twelve months ended December 31, 2008 no warrants were exercised and during the 340-day period ended December 31, 2007, 25,000 warrants were exercised using the cashless exercise function and as a result, 23,115 shares of common stock were issued.  During the 25-day period ended January 25, 2007 no warrants were exercised.  As of December 31, 2008, 225,000 warrants remain outstanding.

Investor Warrants @ $0.30 per share
In connection with the Private Placement, each investor received a warrant to purchase up to a number of shares of common stock equal to 25% of such investor's subscription amount, divided by the conversion price of the Series B Preferred Stock, with an exercise price equal to $0.30. As a result, we issued to investors warrants to purchase an aggregate of 1,500,000 shares of common stock, exercisable at $0.30 per share, expiring March 13, 2012.

During the twelve months ended December 31, 2008, 400,000 warrants were exercised using the cashless exercise function and as a result, 352,000 shares of common stock were issued and during the 340-day period ended December 31, 2007, 120,000 warrants were exercised generating net proceeds of $36,000.  During the 25-day period ended January 25, 2007 no warrants were exercised.  As of December 31, 2008, 980,000 warrants remain outstanding.

Investor Warrants @ $2.50 per share
In connection with the Private Placement, each investor received a warrant to purchase up to a number of shares of common stock equal to 8.3% of such investor's subscription amount, divided by the conversion price of the Series B Preferred Stock, with an exercise price equal to $2.50 per share. As a result, we issued to investors warrants to purchase an aggregate of 500,000 shares of common stock, exercisable at $2.50 per share, expiring March 13, 2012.

As of December 31, 2008, no warrants have been exercised and 500,000 warrants remain outstanding.

Placement Agent Warrants @ $2.75 per share
In connection with the Private Placement, we issued to the Maxim Group LLC, a warrant to purchase 300,000 shares of common stock, or 5% of the common stock issuable upon conversion of the Series B Preferred Stock, at an exercise price equal to $2.75 per share and expiring January 26, 2012.

As of December 31, 2008, no warrants have been exercised and 300,000 warrants remain outstanding.

Consultant Warrants @ $1.65 per share
In connection with a consulting agreement dated January 28, 2008, we issued to a consultant a warrant to purchase 120,000 shares of common stock at an exercise price of $1.65 per share expiring February 24, 2013. The warrant vests over four (4) years and is contingent upon the continued service to the Company of the warrant holder. One-quarter of the warrant vested on February 24, 2009 and one thirty-sixth of the warrant will vest on the 24 th day of each calendar month thereafter for the following 36 months or until such time as the warrant holder is no longer providing service for the Company. The warrant was valued at $66,909 as of the date of grant using the fair value method which will be recorded as stock-based compensation over the vesting period.

As of December 31, 2008, the warrant holder is no longer providing service for the Company and the warrant to purchase 120,000 shares has been forfeited. Expense of $14,197 that was recorded in the first and second quarters of 2008 were reversed in the third quarter.

Consultant Warrants @ $1.85 per share
In connection with the Asset Purchase, we issued to two consultants warrants to purchase an aggregate of 80,000 shares of common stock at an exercise price of $1.85 per share. The warrants vested immediately and expire February 28, 2013. The warrants were valued at $50,013 as of the date of grant using the fair value method. This expense has been included in acquisition costs.

As of December 31, 2008, no warrants have been exercised and the warrants remain outstanding.

Summary
During the twelve months ended December 31, 2008, the 340-day period ended December 31, 2007 and the 25-day period ended January 25, 2007, we recorded stock-based compensation expense net of reversals for forfeited warrants totaling $0, $0 and $0, respectively.

As of December 31, 2008, we have outstanding warrants to purchase an aggregate of 2,085,000 shares of common stock at an average exercise price of $1.24 and have reserved shares of our common stock for issuance in connection with the potential exercise thereof. During the twelve months ended December 31, 2008, warrants to purchase 200,000 shares of our common stock were issued, 400,000 warrants were exercised resulting in the issuance of 352,000 shares of common stock and a warrant to purchase 120,000 shares of our common stock was forfeited.  During the 340-day period ended December 31, 2007, 145,000 warrants were exercised resulting in the issuance of 143,115 shares of common stock and generating net proceeds of $36,000.  During the 25-day period ended January 25, 2007 no warrants were exercised.

Common Stock Options
The Board of Directors has adopted, and our stockholders have approved, the 2007 Stock Option Plan (the “2007 Plan”). The 2007 Plan provides for the grant of up to 2,350,000 (post-Plan of Recapitalization) incentive stock options, nonqualified stock options, restricted stock, stock bonuses and stock appreciation rights. The 2007 Plan is administered by the Board of Directors, which has the authority and discretion to determine: the persons to whom the options will be granted; when the options will be granted; the number of shares subject to each option; the price at which the shares subject to each option may be purchased; and when each option will become exercisable. The options generally vest over three to four years and expire no later than ten years from the date of grant.

The table below reflects option activity for the period indicated:

	Number of Shares	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding, December 31, 2007	1,598,667	$2.16	—	—
Granted	478,000	2.40
Forfeited	(62,750)	2.82
Cancelled	(750)	3.30
Exercised	—	—
Outstanding, December 31, 2008	2,013,167	$2.20	8.39	$138,395

Exercisable at December 31, 2008	823,968	$2.16	8.08	$63,539

Remaining shares available for grant	336,833

During the twelve months ended December 31, 2008, the 340-day period ended December 31, 2007 and the 25-day period ended January 25, 2007 we recorded stock-based compensation expense net of reversals for forfeited options totaling approximately $574,000, $556,000 and $0, respectively.

As of December 31, 2008, stock-based compensation expense not yet recognized in income totaled $1,383,609, which is expected to be recognized over a weighted-average remaining period of 2.2 years. The total grant date fair value of stock options vested during the twelve months ended December 31, 2008, the 340-day period ended December 31, 2007 and the 25-day period ended January 25, 2007 was $935,836, $117,205 and $0 , respectively.

Management intends to issue new shares of common stock upon the exercise of options.

For purposes of estimating the fair value of each option on the date of grant, we utilize the Black-Scholes option-pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our employee stock options.

The following table presents the weighted-average assumptions, used to estimate the fair values of the stock options granted to employees, using the Black-Scholes option pricing formula: the risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The expected life is based on our estimate of option exercises since we don’t have historical data. Expected volatility is based on the average reported volatility of the vesting period of a representative sample of six comparable companies in healthcare services niches with market capitalizations between $45 million and $1.5 billion.

The fair value of our stock-based awards was estimated assuming no expected dividends and the following weighted-average assumptions:

	SUCCESSOR For the Twelve Months Ended December 31, 2008	SUCCESSOR For the 340-Day Period January 26, 2007 to December 31, 2007	PREDECESSOR For the 25-Day Period January 1, 2007 to January 25, 2007
Expected life (years)	6.0	6.0	—
Expected volatility	52.34%	57.15%	—
Risk-free interest rate	2.9%	4.7%	—
Expected dividend yield	0.0%	0.0%	—
Weighted-average fair value of options granted during the period	$1.19	$1.25	—

The following table summarizes additional information about stock options outstanding and exercisable as of December 31, 2008:

Options Outstanding				Options Exercisable
Exercise Price Range	Options Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Shares Exercisable	Weighted- Average Exercise Price
$1.50 - $1.99	43,500	9.15	$1.74	—	$0
$2.00 - $2.49	1,700,667	8.36	$2.07	705,986	$2.01
$2.50 - $2.99	102,500	8.49	$2.79	39,271	$2.71
$3.00 - $3.49	166,500	8.41	$3.21	78,711	$3.23

	2,013,167	8.39	$2.20	823,968	$2.16

NOTE 6.	Property and Equipment

A summary of property and equipment is as follows:

	December 31, 2008	December 31, 2007
Furniture	$214,299	$19,548
Equipment	106,078	30,693
Computers	342,879	141,178
Vehicles	36,087	36,802
Construction in progress	50,804	93,022
Tota l	750,147	321,243
Accumulated depreciation and amortization	(220,843)	(108,428)
Property and equipment, net	$529,304	$212,815

NOTE 7.	Notes Payable

The Company has a note payable for $5,443 and $13,216 at December 31, 2008 and December, 31, 2007, respectively. The note requires monthly payments of $695 including interest at 5.9%. The note is collateralized by a vehicle.

The Company has an adjustable note payable issued on February 28, 2008 in connection with the Asset Purchase in the principal amount of $140,000.  The balance as of December 31, 2008 was $44,785.  The note requires monthly payments of $5,833 including interest at 0%, as such, the note is recorded at its present value, using an imputed 6% interest rate, of $132,275.  At December 31, 2008, we decreased the note by $22,993 based on the performance of the Company’s Northwest Operating Territory.

The Company has a note payable issued on March 16, 2006 in connection with the Stock Purchase on November 4, 2008 in the principal amount of $100,000.  The balance as of December 31 was $55,000.  The note requires monthly payments of $1,667 including interest at 7.38%.  The bank has a continuing lien on and security interest in any and all deposits or other sums at any time credited by or due from the bank or its affiliates.

The Company has a $100,000 line of credit in connection with the Stock Purchase on November 4, 2008.  The balance as of December 31, 2008 was $100,000.

NOTE 8.	Accrued Expenses

A summary of accrued expenses is as follows:

	December 31, 2008	December 31, 2007
Accrued salaries and employee benefits	$2,002,230	$1,005,852
Accrued medical claims liability	927,718	542,975
CMHS acquisition holdback liability	178,730	—
Other	102,071	14,193
Total accrued expenses	$3,210,749	$1,563,020

NOTE 9.	Earnings Per Share

The following table sets forth the computation of basic and diluted (loss) per-share:

	For the Twelve Months Ended December 31, 2008	For the 340-Day Period January 26, 2007 to December 31, 2007
Numerator for basic and diluted earnings per share:
Net (loss)	$(919,267)	$(1,754,021)

Denominator:
Weighted-average basic shares outstanding	12,090,399	10,310,994

(Loss) per common share:
Basic and diluted	$(0.08)	$(0.17)

Common stock warrants and options outstanding totaling 4,098,167 and 4,003,667 shares, respectively, are not included in diluted earnings per common share for the twelve-month and 340 day periods ended December 31, 2008 and 2007, respectively, as they would have an antidilutive effect upon earnings per common share.

NOTE 10.	401(k) Plan

We offer a 401(k) plan for the benefit of substantially all of the employees of Conmed, Inc. and Conmed Oregon, Inc. The contributions to the plan include employee voluntary salary reductions, which can be no greater than the maximum deduction allowable for federal income tax reporting purposes. We offer a safe harbor matching contribution of each participant's contribution up to 4% of eligible compensation. We also can provide a profit sharing contribution at our discretion. Expenses related to this plan totaled approximately $121,000, $100,000 and $6,000 for the twelve months ended December 31, 2008, the 340-day period ended December 31, 2007 and the 25-day period ended January 25, 2007, respectively.

We offer a Simple IRA plan for the benefit of substantially all of the employees of CMHS.  The contributions to the plan include employee voluntary salary reductions, which can be no greater than the maximum deduction allowable for federal income tax reporting purposes. We offer a safe harbor matching contribution of each participant's contribution up to 3% of eligible compensation.  In lieu of a matching contribution, we can provide a nonelective contribution equal to 2% of calendar year compensation.  Expenses related to this plan totaled approximately $3,000, $0 and $0 for the twelve months ended December 31, 2008, the 340-day period ended December 31, 2007 and the 25-day period ended January 25, 2007, respectively.

NOTE 11.	Operating Leases

We lease office space and various equipment under certain noncancelable operating leases, which expire at various dates through 2013.

Future minimum annual lease payments at December 31, 2008 are as follows:

Twelve months ending December 31:
2009	$315,000
2010	233,000
2011	190,000
2012	172,000
2013	36,000
Total	$946,000

Operating lease expense was approximately $280,000, $83,000 and $3,000 for the twelve months ended December 31, 2008, the 340-day period ended December 31, 2007 and the 25-day period ended January 25, 2007, respectively.

NOTE 12.	Major Customers and Commitments

During the twelve months ended December 31, 2008, the 340-day period ended December 31, 2007 and the 25-day period ended January 25, 2007 we had approximate sales with major customers and related approximate receivables as follows:

	SUCCESSOR For the Twelve Months Ended December 31, 2008		SUCCESSOR For the 340-Day Period January 26, 2007 to December 31, 2007		PREDECESSOR For the 25- Day Period January 1, 2007 to January 25, 2007
	Revenue	Accounts Receivable	Revenue	Accounts Receivable	Revenue	Accounts Receivable
Company A	$6,084,000	$15,000	$5,386,000	$55,000	$374,000	$26,000
Company B	4,216,000	152,000	—	—	—	—
Company C	4,085,000	327,000	3,244,000	286,000	240,000	—

In connection with our normal contract activities, we are required to acquire performance and payment bonds for certain service contracts. The surety issuing the bonds has recourse against certain assets in the event the surety is required to honor the bonds. The lengths of our bond contracts vary. Most contracts are one year or less, but periodically contracts are obtained which exceed one year. At December 31, 2008, the Company had $10,630,606 in outstanding bonds.

NOTE 13.	Income Tax Matters

The components of income tax expense from continuing operations are as follows:

	As of December 31, 2008	As of December 31, 2007
Current tax expense	$555,000	$252,000
Deferred tax benefit	(555,000)	(90,000)
Income tax expense from continuing operations	$—	162,000

Approximate deferred taxes consist of the following components:

	As of December 31, 2008	As of December 31, 2007
Deferred tax asset
Net operating loss carryforwards	$6,057,000	$6,498,000
Research and development credit carryforwards	391,000	391,000
Intangible assets	1,300,000	640,000
Other timing differences	495,000	143,000
	8,243,000	7,672,000
Less: valuation allowance	7,157,000	7,466,000
Net deferred tax asset	1,086,000	206,000

Deferred tax liability
Goodwill	(322,000)	(116,000)
Depreciation	(119,000)	—

Deferred tax asset	$645,000	$90,000

We have recorded a valuation allowance of $7,157,000 and $7,466,000 against deferred tax assets at December 31, 2008 and December 31, 2007, respectively, to reduce the total to an amount that management believes will more likely than not be realized.  Management applied a valuation allowance against certain deferred tax assets because of a limited history of taxable income, the long-term nature of the deferred tax asset and certain limitations regarding the utilization of the net operating loss carryforwards. We recognized $645,000 of deferred tax assets for the amount we estimate will be realized in the short term. The net operating loss carryforwards will expire in years 2009 through 2026.  Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income.

The Company’s ability to utilize its net operating loss carryforwards and research and development credit is currently limited due to limitations on change of control under Section 382 (“Section 382”) of the IRC.  Accordingly, we have applied a valuation allowance of $6,057,000 and $391,000 against the net operating loss carryforwards and research and development credit, respectively, as we do not expect to derive any future benefit from them.

The Acquisition in January 2007 is being treated as an asset acquisition for federal income tax purposes under Section 338(h)(10), which allows the Company to capitalize and amortize intangible assets for federal income tax purposes over a 15-year period.

The Stock Purchase in November 2008 is being treated as an asset acquisition for federal income tax purposes under Section 338(h)(10), which allows the Company to capitalize and amortize intangible assets for federal income tax purposes over a 15-year period.

The provision for income taxes differs from the approximate amount of income tax benefit determined by applying the U.S. Federal income tax rate to pre-tax loss, due to the following:

	For the Twelve Months Ended December 31, 2008	For the 340-Day Period Ended December 31, 2007
Computed federal income tax benefit	$(313,000)	$(541,000)
State income taxes	45,000	38,000
Other, including permanent differences	57,000	(156,000)
Permanent difference related to stock options	142,000	194,000
Expiration of net operating losses	378,000	143,000
Change in valuation allowance	(309,000)	484,000

Current income tax expense as shown in the statement of operations	—	162,000
Tax benefit of warrant exercises separated in additional paid in capital	—	(162,000)
Total tax expense shown in financial statements	$—	$—

No amounts have been presented for the 25-day period ended January 25, 2007 as the Predecessor was an S-corporation and as such, not subject to corporate level income taxes.

The Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) effective January 1, 2007.  Major jurisdictions including Federal, Iowa, Kansas, Maryland, Oregon and Virginia remain open for examination for years subsequent to 2004.  The Company currently has not recorded a liability for uncertain tax positions under FIN 48.

NOTE 14.	Related Party Transactions

On February 29, 2008, in connection with the Asset Purchase, we issued warrants to purchase an aggregate of 80,000 shares of common stock at an exercise price of $1.85 per share to two employees of Equity Dynamics, Inc., an entity wholly owned by John Pappajohn, a director of the Company.

During the fourth quarter of 2008, we paid $75,000 to Equity Dynamics, Inc., an entity wholly owned by John Pappajohn, a director of the Company, for acquisition advisory services related to the Stock Purchase.

CONMED HEALTHCARE MANAGEMENT, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2009 (unaudited)	December 31, 2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,921,083	$7,472,140
Accounts receivable	1,857,387	2,375,583
Prepaid expenses	373,824	291,599
Total current assets	11,152,294	10,139,322
PROPERTY AND EQUIPMENT, NET	648,862	529,304
DEFERRED TAXES	645,000	645,000
OTHER ASSETS
Service contracts acquired, net	1,047,000	2,004,000
Non-compete agreements, net	628,667	821,667
Goodwill	6,263,705	6,254,544
Deposits	15,408	15,408
Total other assets	7,954,780	9,095,619
	$20,400,936	$20,409,245

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,640,426	$1,080,259
Accrued expenses	2,997,761	3,210,749
Taxes payable	72,240	432,380
Deferred revenue	215,506	561,734
Notes payable, current portion	34,042	170,228
Total current liabilities	4,959,975	5,455,350
NOTES PAYABLE, LONG-TERM	35,000	35,000
DERIVATIVE FINANCIAL INSTRUMENTS	4,817,102	—
SHAREHOLDERS’ EQUITY
Preferred stock, no par value; authorized 5,000,000 shares; issued and outstanding zero shares as of June 30, 2009 and December 31, 2008	—	—
Common stock, $0.0001 par value, authorized 40,000,000 shares; issued and outstanding 12,601,429 and 12,457,539 shares as of June 30, 2009 and December 31, 2008, respectively	1,260	1,246
Additional paid-in capital	35,205,648	36,875,610
Retained (deficit)	(24,618,049)	(21,957,961)
Total shareholders' equity	10,588,859	14,918,895
	$20,400,936	$20,409,245

See Notes to unaudited Financial Statements

CONMED HEALTHCARE MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Six Months Ended June 30, 2009	For the Six Months Ended June 30, 2008	For the Three Months Ended June 30, 2009	For the Three Months Ended June 30, 2008

Service contract revenue	$25,131,993	$16,831,113	$12,712,751	$8,994,863

HEALTHCARE EXPENSES:
Salaries, wages and employee benefits	14,238,095	8,719,760	7,250,241	4,605,733
Medical expenses	4,763,396	4,659,923	2,381,463	2,643,335
Other operating expenses	863,830	487,704	479,625	254,269
Total healthcare expenses	19,865,321	13,867,387	10,111,329	7,503,337

Gross profit	5,266,672	2,963,726	2,601,422	1,491,526

Selling and administrative expenses	3,759,723	3,084,421	1,944,196	1,495,409
Depreciation and amortization	1,240,559	1,029,575	605,738	530,126
Total operating expenses	5,000,282	4,113,996	2,549,934	2,025,535

Operating income (loss)	266,390	(1,150,270)	51,488	(534,009)

OTHER INCOME (EXPENSE)
Interest income	44,580	107,150	15,952	41,253
Interest (expense)	(7,173)	(3,194)	(1,967)	(1,504)
Change in fair value of derivatives	(2,444,273)	—	(2,445,139)	—
Total other income (expense)	(2,406,866)	103,956	(2,431,154)	39,749

(Loss) before income taxes	(2,140,476)	(1,046,314)	(2,379,666)	(494,260)
Income tax (expense)	(153,000)	—	(32,000)	—
Net (loss)	$(2,293,476)	$(1,046,314)	$(2,411,666)	$(494,260)

(LOSS) PER COMMON SHARE
Basic and diluted	$(0.18)	$(0.09)	$(0.19)	$(0.04)

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic and diluted	12,516,285	12,006,848	12,560,155	12,024,222

See Notes to unaudited Financial Statements

CONMED HEALTHCARE MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Six Months Ended June 30, 2009	For the Six Months Ended June 30, 2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(2,293,476)	$(1,046,314)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	90,559	39,575
Amortization	1,150,000	990,000
Stock-based compensation	324,269	263,246
Loss on disposal of property	—	2,257
Change in fair value of derivatives	2,444,273	—
Changes in working capital components
Decrease (increase) in accounts receivable	518,196	(158,182)
(Increase) in prepaid expenses	(82,225)	(327,955)
Decrease in deposits	—	45,000
Increase in accounts payable	560,167	159,956
Increase (decrease) in accrued expenses	(212,988)	1,027,433
(Decrease) in income taxes payable	(360,140)	—
(Decrease) in deferred revenue	(346,228)	(326,828)
Net cash provided by operating activities	1,792,407	668,188

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(210,117)	(271,397)
Asset Purchase from EMDC, P.C.	—	(245,762)
Stock Purchase of CMHS, LLC	(9,161)	—
Net cash used in investing activities	(219,278)	(517,159)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on line of credit	(100,000)	—
Payments on loans	(36,186)	(35,930)
Proceeds from exercise of warrants	12,000	—
Net cash used in financing activities	(124,186)	(35,930)

Net increase in cash and cash equivalents	1,448,943	115,099

CASH AND CASH EQUIVALENTS
Beginning	7,472,140	7,136,720
Ending	$8,921,083	$7,251,819

NON-CASH INVESTING AND FINANCING ACTIVITIES WERE AS FOLLOWS:
Stock (81,081 Shares) for Asset Purchase from EMDC, P.C.	—	150,000
Promissory Note payable to EMDC, P.C. for Asset Purchase	—	132,275
Warrants (80,000 Shares) for Asset Purchase from EMDC, P.C.	—	50,013
	$—	$332,288

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments for interest	$7,173	$3,194
Income taxes paid	513,140	—

See Notes to unaudited Financial Statements

CONMED HEALTHCARE MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (UNAUDITED)

	Preferred Stock	Common Stock	Additional Paid- in Capital	Accumulated Deficit	Total
Balance at December 31, 2008	$—	$1,246	$36,875,610	$(21,957,961)	$14,918,895
Cumulative effect of change in accounting principle
January 1, 2009 reclassification of embedded feature of equity-linked financial instrument to derivative liability	—	—	(2,399,538)	(366,612)	(2,766,150)
Net Income	—	—	—	(2,293,476)	(2,293,476)
Stock option expense	—	—	324,269	—	324,269
Exercise of warrants	—	14	405,307	—	405,321
Balance at June 30, 2009	$—	$1,260	$35,205,648	$(24,618,049)	$10,588,859
See Notes to unaudited Financial Statements

CONMED HEALTHCARE MANAGEMENT, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  Nature of Business

Nature of Business
Prior to January 26, 2007, Conmed Healthcare Management, Inc. (together with its consolidated subsidiaries, “we”, “us”, “our” or the Company, unless otherwise specified or the context otherwise requires) was classified as a public shell, had no ongoing operations, minimal operating expenses, no employees and operated under the name Pace Health Management Systems, Inc. (“Pace”).

On January 26, 2007, the Company acquired Conmed, Inc. (“Conmed, Inc.”) a provider of correctional healthcare services (the “Acquisition”). Conmed, Inc. was formed as a corporation on June 10, 1987 in the State of Maryland for the purpose of providing healthcare services exclusively to county detention centers located in Maryland. As Conmed, Inc. developed, it accepted more contracts for additional services including mental health, pharmacy and out-of-facility healthcare expenses. In 2000, Conmed, Inc. served more than 50% of the county detention healthcare services market in Maryland. In 2003, Conmed, Inc. elected to seek contracts outside of Maryland.

As a result of the Acquisition, Conmed, Inc. is a wholly-owned subsidiary of the Company and the business of Conmed, Inc. is now our primary business. On March 13, 2007, the Company changed its name to Conmed Healthcare Management, Inc. As of June 30, 2009, we were in contract with, and currently providing medical services in thirty-three counties in six states including:  Arizona, Kansas, Maryland, Oregon, Virginia and Washington.

NOTE 2.  Significant Accounting Policies

The accompanying unaudited consolidated financial statements contained herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim reporting requirements of Form 10-Q and Rule 8-03 of Regulation S-X. Accordingly, the financial information and disclosures normally included in the financial statements prepared annually in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted. Readers of this report should, therefore, refer to the consolidated financial statements and notes included in Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2008, filed with the Securities and Exchange Commission on July 14, 2009.

In the opinion of management, all adjustments (consisting of normal and recurring adjustments) which are considered necessary to fairly present our financial position and our results of operations as of and for these periods have been made.

Our interim results of operations for the three and six months ended June 30, 2009 are not necessarily indicative of the results of operations to be expected for a full year.

A summary of the Company's significant accounting policies is as follows:

Acquisitions
Acquisitions are recorded based on Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 141(Revised), Business Combinations (“SFAS 141R”), using the purchase method. Under purchase accounting, assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree should be stated on the financial statements at “fair value” (see definition in Fair Value of Financial Instruments section below), with limited exceptions, as of the acquisition date.  SFAS 141R requires that intangible assets be recognized as assets apart from goodwill if they meet one of two criteria, (1) the contractual-legal criterion, or (2) the separability criterion.  SFAS 141R also requires disclosure of the primary reasons for business combination and the allocation of the purchase price paid to the assets acquired and the liabilities assumed by major balance sheet caption. Goodwill is to be recognized as a residual. If the acquisition-date fair value exceeds the consideration transferred, a gain is to be recognized. The statement generally requires that acquisition costs be expensed as incurred. SFAS 141R is effective for business combinations for which the acquisition date is on or after January 1, 2009.

Service Contracts Acquired
There are material costs in obtaining a customer list, especially customers with recurring revenue streams. The value of service contracts acquired is represented by the future revenue streams, therefore, the income approach is the most applicable fair value measurement approach to value these assets. The operating income streams of service contracts acquired are calculated based on the net present value of estimated earnings. Operating income streams are estimated on a contract by contract basis and an overall cost factor is used to estimate management expenses.  Service contracts acquired are amortized over the life of each individual contract.

Non-Compete Agreements
Non-compete agreements are generally acquired as part of our acquisition agreements.  Key considerations in estimating the value of non-compete agreements include consideration of the potential losses resulting from such competition, the enforceability of the terms of the agreement, and the likelihood of competition in the absence of the agreement. Non-compete agreements are amortized over the lives of the agreements.

Goodwill
We record as goodwill the excess of purchase price over the fair value of the identifiable net assets acquired.  SFAS No. 142, Goodwill and Other Intangible Assets, prescribes a two-step process for impairment testing of goodwill, which is performed annually, as well as when an event triggering impairment may have occurred. The first step tests for impairment, while the second step, if necessary, measures the impairment. There have been no indicators of impairment for any of the goodwill. We have elected to perform our annual analysis during the fourth quarter of each fiscal year.

Fair Value of Financial Instruments
Financial instruments include cash, receivables, accounts payable, accrued expenses, deferred revenue and long-term debt. We believe the fair value of each of these instruments approximates their carrying value in the balance sheet as of the balance sheet date. The fair value of current assets and current liabilities is estimated to approximate carrying value due to the short-term nature of these instruments. The fair value of the long-term debt is estimated based on anticipated interest rates which we believe would currently be available to us for similar issues of debt, taking into account our current credit risk and the other market factors.  The same assumptions are used to record financial instruments acquired through acquisition at fair value.

Effective January 1, 2008, we adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”). In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157, which provides a one year deferral of the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. Therefore, we have adopted the provisions of SFAS 157 with respect to its financial assets and liabilities only. SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under SFAS 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under SFAS 157 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are the following:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities.

•
Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The adoption of SFAS 157 did not have a material impact on our financial statements.  Details related to our adoption of this standard are discussed in Note 6, “Fair Value Measurements”.

Revenue Recognition
Our principal source of revenue is contracts to provide medical assistance to county and municipal correctional facilities. Deferred revenue represents amounts that may be paid in advance of delivery under these contracts.

Most of our contracts call for a fixed monthly fee. In addition, most contracts have incremental charges based on the average daily population (“ADP”) of the correctional facility or a contractual fee adjustment based on the ADP. Revenues from contracts are recognized ratably for fixed fees, or monthly for contracts with variable charges based on ADP. We have one contract that partially operates on a cost plus basis. The timing of each payment varies per contract. Credit terms are not more than 30 days from the date of invoice.

Certain contracts provide for monthly fee adjustments to reflect any missed hours of work required under terms of the contract. In addition, we may incur liquidated damages related to specific performance measurements required under the contract that we have failed to meet. Reductions in monthly fees resulting from staffing adjustments and liquidated damages are recorded by us as reductions to revenue.

Certain contracts include “stop/loss” limits, which create a ceiling to our financial responsibility for an individual inmate's care or a maximum amount in the aggregate for certain categories of medical expenses, whereby we are protected from catastrophic medical losses. In circumstances where a stop/loss is reached, we are reimbursed for any costs incurred over the predetermined stop/loss amount. Any reimbursement received by us is recorded as revenue.

Accrued Medical Claims Liability
Medical expenses include the costs associated with medical services provided by off-site medical providers; pharmacy, laboratory and radiology fees; professional and general liability insurance as well as other generally related medical expenses. The cost of medical services provided, administered or contracted for are recognized in the period in which they are provided based in part on estimates for unbilled medical services rendered through the balance sheet date. The Company estimates an accrual for unbilled medical services using available utilization data including hospitalization, one-day surgeries, physician visits and emergency room and ambulance visits and other related costs, which are estimated. Additionally, Company personnel review certain inpatient hospital stays and other high cost medical procedures and expenses in order to attempt to identify costs in excess of the historical average rates. Once identified, reserves are determined which take into consideration the specific facts available at that time.

Actual payments and future reserve requirements will differ from the Company’s current estimates. The differences could be material if significant adverse fluctuations occur in the healthcare cost structure or the Company’s future claims experience. Changes in estimates of claims resulting from such fluctuations and differences between estimates and actual claims payments are recognized in the period in which the estimates are changed or the payments are made.

Stock Compensation
Effective January 1, 2006, we adopted SFAS No. 123 (Revised), Shared-Based Payments (“SFAS 123R”), using the modified prospective transition method. Prior to that date, we accounted for stock option awards under Accounting Principles Board Opinion No. 25. In accordance with SFAS 123R, compensation expense for stock-based awards is recorded over the vesting period at the fair value of the award at the time of grant. The recording of such compensation began on January 1, 2006 for shares not yet vested as of that date and for all new grants subsequent to that date. The exercise price of options granted under our incentive plans is equal to the fair market value of the underlying stock at the grant date. We assume no projected forfeitures on stock-based compensation, since actual historical forfeiture rates on our stock-based incentive awards have been negligible.

Fair Value of Derivative Financial Instruments
Effective January 1, 2009, we adopted Emerging Issues Task Force (“EITF”) Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock (“EITF 07-5”). Details related to our adoption of this standard and its impact on our financial position and results of operations are discussed in Note 5, “Fair Value of Warrants”. EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application was not permitted. Paragraph 11(a) of SFAS No. 133, Accounting for Derivatives and Hedging Activities (“SFAS 133”) specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. EITF 07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the SFAS 133 paragraph 11(a) scope exception.  The first step evaluates the instrument’s contingent exercise provisions, if any and the second step evaluates the instrument’s settlement provisions.

Income Taxes
Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Recently Adopted Accounting Standards
Effective January 1, 2009, we adopted SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS 160”) and it did not have a material impact on our financial position or results of operations. SFAS 160 requires companies to report ownership interest in subsidiaries held by other parties (minority interest) to be clearly identified, labeled and presented in the consolidated statement of financial condition separately within the equity section. The amount of consolidated net income attributable to the parent company and to the noncontrolling interest is to be clearly identified and presented on the face of the consolidated statement of income. SFAS 160 became effective beginning January 1, 2009.

Effective with the quarter ended June 30, 2009, we adopted FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP FAS 107-1 and APB 28-1”) and it did not have a material impact on our financial position or results of operations.  FSP FAS 107-1 and APB 28-1 require disclosures about fair value of financial instruments in interim and annual financial statements.  FSP FAS 107-1 and APB 28-1 became effective for periods ending after June 15, 2009.

Effective with the quarter ended June 30, 2009, we adopted SFAS No. 165, Subsequent Events (“SFAS 165”) and it did not have a material impact on our financial position or results of operations.  SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued.

New Accounting Pronouncements
In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of SFAS No. 162 (“SFAS 168”).  Under SFAS 168, the FASB Accounting Standards Codification (“Codification”) will become the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities.  Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.  On the effective date of SFAS 168, the Codification will supersede all then-existing non-SEC accounting and reporting standards.  All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative.  SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009.  In the FASB’s view, the issuance of SFAS 168 and the Codification will not change GAAP, except for those nonpublic nongovernmental entities that must now apply the American Institute of Certified Public Accountants Technical Inquiry Service Section 5100, “Revenue Recognition”, paragraphs 38-76.  The Company does not expect that the adoption of SFAS 168 will have a material impact on our financial position or results of operations.

NOTE 3.  Common Stock Options

The Board of Directors has adopted, and our stockholders have approved, the 2007 Stock Option Plan, as amended (the “2007 Plan”). The 2007 Plan provides for the grant of up to 2,350,000 incentive stock options, nonqualified stock options, restricted stock, stock bonuses and stock appreciation rights. The 2007 Plan is administered by the Board of Directors, which has the authority and discretion to determine: the persons to whom the options will be granted; when the options will be granted; the number of shares subject to each option; the price at which the shares subject to each option may be purchased; and when each option will become exercisable. The options generally vest over three to four years and expire no later than ten years from the date of grant.

During the six months ended June 30, 2009 and 2008, we recorded stock-based compensation expense net of reversals for forfeited options totaling $324,269 and $263,246, respectively and during the three months ended June 30, 2009 and 2008 we recorded stock-based compensation expense net of reversals for forfeited options totaling $165,000 and 143,192, respectively.

During the six months ended June 30, 2009, the Board of Directors authorized options to purchase 41,000 shares of common stock at an average exercise price of $2.54 per share.  Additionally, during the six months ended June 30, 2009, options to purchase 8,000 shares of common stock were forfeited and as of June 30, 2009, 303,833 shares remain available for grant.

NOTE 4.  Earnings Per Share

The following table sets forth the computation of basic and diluted (loss) per-share:

	For the Six Months Ended June 30, 2009	For the Six Months Ended June 30, 2008	For the Three Months Ended June 30, 2009	For the Three Months Ended June 30, 2008
Numerator for basic and diluted earnings per share:
Net (loss)	$(2,293,476)	$(1,046,314)	$(2,411,666)	$(494,260)

Denominator:
Weighted-average basic shares outstanding	12,516,285	12,006,848	12,560,155	12,024,222

(Loss) per common share:
Basic and diluted	$(0.18)	$(0.09)	$(0.19)	$(0.04)

Common stock warrants and options outstanding totaling 3,974,167 and 4,337,417 shares, respectively, are not included in diluted earnings per common share for the three and six months ended June 30, 2009 and 2008, respectively, as they would have an antidilutive effect upon earnings per common share.

NOTE 5.  Fair Value of Warrants

As a result of adopting EITF 07-5, effective January 1, 2009, 1,705,000 of our issued and outstanding common stock purchase warrants previously treated as equity pursuant to the derivative treatment exemption were no longer afforded equity treatment as follows.  These common stock purchase warrants do not trade in an active securities market, and as such, we estimate the fair value of these warrants using the Black-Scholes option pricing model and all changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expire.

Pre-Acquisition Warrants @ $0.30 per share
On October 24, 2005, Pace issued 37,500 warrants to purchase common stock, as adjusted for the 1 for 20 reverse stock split. Of these warrants, 30,000 were issued to John Pappajohn, Pace's sole director and acting chairman, and the remaining 7,500 warrants were issued to his designees. The warrants were issued as compensation for past services rendered and all warrants were immediately vested. The warrants had an exercise price of $10.00, which exceeded the market price of Pace's common stock at the time of issuance. The value of the warrants was separately estimated at $0.20 per share or $10,000 based on the Black-Scholes valuation of the call option associated with a five-year warrant. As part of the negotiations for the private placement of $15,000,000 of units of Series B Convertible Preferred Stock and warrants completed on January 26, 2007 (the “Private Placement), Mr. Pappajohn relinquished the 30,000 warrants that were issued to him, and the remaining 7,500 warrants issued to his designees were adjusted to 250,000 warrants to purchase common stock exercisable at $0.30 per share, expiring October 23, 2010.

Black-Scholes assumptions	June 30, 2009	January 1, 2009
Expected life (years)	0.7	0.9
Expected volatility	85.74%	82.51%
Risk-free interest rate	1.2%	0.8%
Expected dividend yield	0.0%	0.0%

As of January 1, 2009, we had outstanding warrants to purchase an aggregate of 225,000 shares of common stock.  During the six months ended June 30, 2009, no warrants were exercised and as of June 30, 2009, we had outstanding warrants to purchase an aggregate of 225,000 shares of common stock.

Investor Warrants @ $0.30 per share
In connection with the Private Placement, each investor received a warrant to purchase up to a number of shares of common stock equal to 25% of such investor's subscription amount, divided by the conversion price of the Series B Convertible Preferred Stock, with an exercise price equal to $0.30. As a result, we issued to investors warrants to purchase an aggregate of 1,500,000 shares of common stock, exercisable at $0.30 per share, expiring March 13, 2012.

Black-Scholes assumptions	June 30, 2009	January 1, 2009
Expected life (years)	1.8	2.0
Expected volatility	85.74%	82.51%
Risk-free interest rate	1.8%	1.1%
Expected dividend yield	0.0%	0.0%

As of January 1, 2009, we had outstanding warrants to purchase an aggregate of 980,000 shares of common stock.  During the six months ended June 30, 2009, warrants to purchase 40,000 shares of common stock were exercised for cash and warrants to purchase 117,000 shares of common stock were exercised by cashless exercise and as a result, a total of 143,890 shares of common stock were issued.  As of June 30, 2009, we had outstanding warrants to purchase an aggregate of 823,000 shares of common stock.

Investor Warrants @ $2.50 per share
In connection with the Private Placement, each investor received a warrant to purchase up to a number of shares of common stock equal to 8.3% of such investor's subscription amount, divided by the conversion price of the Series B Convertible Preferred Stock, with an exercise price equal to $2.50 per share. As a result, we issued to investors warrants to purchase an aggregate of 500,000 shares of common stock, exercisable at $2.50 per share, expiring March 13, 2012.

Black-Scholes assumptions	June 30, 2009	January 1, 2009
Expected life (years)	1.8	2.0
Expected volatility	85.74%	82.51%
Risk-free interest rate	1.8%	1.1%
Expected dividend yield	0.0%	0.0%

As of January 1, 2009, we had outstanding warrants to purchase an aggregate of 500,000 shares of common stock.  During the six months ended June 30, 2009, no warrants were exercised and as of June 30, 2009, we had outstanding warrants to purchase an aggregate of 500,000 shares of common stock.

Summary
On January 1, 2009, in connection with our adoption of EITF 07-5, we reclassified from additional paid-in capital, as a cumulative effect adjustment, $366,612 to beginning retained earnings and $2,399,538 to a long-term warrant liability to recognize the fair value of such warrants on such date.

The following table summarizes the warrant activity for the six months ended June 30, 2009:

	Pre- Acquisition Warrants	Investor Warrants @ $0.30 per share	Investor Warrants @ $2.50 per share	Total
Shares outstanding as of January 1, 2009	225,000	980,000	500,000	1,705,000

Shares exercised	-	157,000	-	157,000
Fair value of shares exercised	$-	$393,321	$-	$393,321
Realized loss on shares exercised	$-	$91,648	$-	$91,648

Shares outstanding as of June 30, 2009	225,000	823,000	500,000	1,548,000

Unrealized loss on shares outstanding as of June 30, 2009	$371,056	$1,351,927	$629,642	$2,352,625
Fair value of shares outstanding as of June 30, 2009	$799,277	$2,932,954	$1,084,871	$4,817,102

The following table summarizes the warrant activity for the three months ended June 30, 2009:

	Pre- Acquisition Warrants	Investor Warrants @ $0.30 per share	Investor Warrants @ $2.50 per share	Total
Shares outstanding as of March 31, 2009	225,000	960,000	500,000	1,685,000

Shares exercised	-	137,000	-	137,000
Fair value of shares exercised	$-	$354,397	$-	$354,397
Realized loss on shares exercised	$-	$91,146	$-	$91,146

Shares outstanding as of June 30, 2009	225,000	823,000	500,000	1,548,000

Unrealized loss on shares outstanding as of June 30, 2009	$371,144	$1,351,531	$631,318	$2,353,993
Fair value of shares outstanding as of June 30, 2009	$799,277	$2,932,954	$1,084,871	$4,817,102

As of June 30, 2009, we have outstanding warrants to purchase an aggregate of 1,928,000 shares of common stock at an average exercise price of $1.32 and have reserved shares of our common stock for issuance in connection with the potential exercise thereof.

NOTE 6.  Fair Value Measurements

As a result of the adoption of EITF 07-5, the Company is also required to disclose the fair value measurements required by SFAS 157.  The derivative financial instruments recorded at fair value in the balance sheet as of June 30, 2009 are categorized based upon the level of judgment associated with the inputs used to measure their fair value.

The following table summarizes the financial liabilities measured at fair value on a recurring basis as of June 30, 2009, segregated by the level of valuation inputs within the fair value hierarchy utilized to measure fair value:

	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Derivative financial instruments	$4,817,102	$—	$—	$4,817,102

Equity-linked financial instruments consist of stock warrants issued by the Company that contain a strike price adjustment feature.  In accordance with EITF 07-5, we calculated the fair value of warrants using the Black-Scholes option pricing model and the assumptions used are described in Note 5, “Fair Value of Warrants”.  During the six months ended June 30, 2009, we recognized a $2,352,625 unrealized loss and a $91,648 realized loss related to the change in fair value of the financial instruments which is included in Other Income on the Statement of Operations.

The following table reflects the activity for liabilities measured at fair value using Level 3 inputs for the six months ended June 30, 2009:

Initial recognition of equity-linked financial instruments as of January 1, 2009	$2,766,150
Transfers into level 3	—
Transfers out of level 3	—
Sales of equity-linked financial instruments	(393,321)
Realized loss related to the change in fair value	91,648
Unrealized loss related to the change in fair value	2,352,625
Balance as of June 30, 2009	$4,817,102

NOTE 7.  Income Tax Matters

Our effective tax rate differs from the expected tax rate primarily due to permanent differences related to stock-based compensation and derivatives related to warrants.  The change in our effective tax rate from prior periods is primarily due to the relation of our taxable income relative to pre-tax income and the ability to effectively determine our annualized effective tax rate.  For the six months ended June 30, 2009, we recorded income tax expense of $153,000 and for the three months ended June 30, 2009, we recorded income tax expense of $32,000.  Management continues to apply a valuation allowance against certain deferred tax assets because of a limited history of taxable income, the long-term nature of the deferred tax asset and certain limitations regarding the utilization of the net operating loss carryforwards. The Company’s ability to utilize its net operating loss carryforwards and research and development credit is currently limited due to limitations on change of control under Section 382 of the Internal Revenue Code. Accordingly, we have fully reserved for the net operating loss carryforwards and research and development credit as we do not expect to derive any future benefit from them.

NOTE 8.  Subsequent Events

The Company initially performed an evaluation of subsequent events through August 12, 2009, which is the date the financial statements were originally issued and updated the evaluation for disclosure purposes through August 26, 2009 the date that the statements were reissued in conjunction with the S-1 registration statement.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

CONMED HEALTHCARE MANAGEMENT, INC.

8,300,000
shares of
common stock

PROSPECTUS

September 8, 2009